Exhibit 1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Brasil Telecom S.A.

We have audited the accompanying consolidated balance sheets of Brasil Telecom S.A. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in shareholders’ equity, cash flows and value added for the three years in the period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2008 and 2007, and the consolidated results of its operations, the changes in shareholders’ equity, its cash flows and the value added in its operations for the three years in the period ended December 31, 2008, in conformity with Brazilian accounting practices.

Brazilian accounting practices vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 36 to the consolidated financial statements.

As discussed in Note 2, in view of the changes in Brazilian accounting practices adopted in 2008, the consolidated balance sheet as of December 31, 2007, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows, for the two years period then ended, have been recast for comparative purposes, as required by NPC 12—Accounting Policies, Changes in Accounting Estimates and Errors.

As discussed in Note 35 c.III, the Company will conduct a corporate restructuring. In this regard, there are plans for the merger of Brasil Telecom Participações S.A. into the Company.

As discussed in Note 36n., the Company has restated its presentation of the reconciliations of differences between Brazilian accounting practices and accounting principles generally accepted in the United States of America of its shareholders’ equity as of December 31, 2007 and net income for the two years period then ended.

As discussed in Note 36.o to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.” effective as of January 1, 2009 and applied retrospectively certain of the provisions by recasting the enclosed financial statements.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008 based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated July 9, 2009, expressed an adverse opinion on the Company’s internal control over financial reporting because of a material weakness.

/s/ Deloitte Touche Tohmatsu

Auditores Independentes

July 9, 2009, except for the change in accounting principle discussed in Note 36.o, as to which the date is October 9, 2009.

Brasília, Brazil.

BRASIL TELECOM S.A.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2008 and 2007

(In thousands of Brazilian reais)

		2007	2008
		(as restated)
Current assets:
Cash and Cash Equivalents	Note 11	583,992	1,478,558
Cash investments	Note 12	1,846,595	561,867
Trade accounts receivable, net	Note 13	2,189,701	2,210,090
Inventories, net	Note 14	32,711	54,048
Derivatives	Note 26	—	29,179
Recoverable taxes	Note 15	454,283	546,243
Deferred taxes	Note 9	366,624	421,150
Escrow Deposits	Note 16	329,357	678,972
Other assets	Note 17	173,404	159,058

Total current assets		5,976,667	6,139,165
Non-current assets:
Long-term assets
Derivatives	Note 26	6,218	—
Recoverable taxes	Note 15	202,777	294,819
Deferred taxes	Note 9	1,250,519	1,327,500
Escrow Deposits	Note 16	1,063,512	2,224,993
Other assets	Note 17	83,852	145,625

Total long-term assets		2,606,878	3,992,937
Investments	Note 18	24,218	3,744
Property, plant and equipment, net	Note 19	5,690,434	5,902,124
Intangible assets	Note 20	1,236,677	1,632,218

Total permanent assets		6,951,329	7,538,086

Total non-current assets		9,558,207	11,531,023

Total assets		15,534,874	17,670,188

Current liabilities:
Payroll and related accruals	Note 21	103,550	110,158
Accounts payable and accrued expenses	Note 22	1,614,432	2,060,414
Taxes other than income taxes	Note 23	746,216	669,436
Dividends and employees’ profit sharing	Note 24	846,169	424,022
Income taxes payable	Note 9	74,707	66,720
Loans and financing	Note 25	399,231	670,707
Derivatives	Note 26	118,752	89,920
Licenses to offer services	Note 27	78,844	160,074
Provisions for contingencies	Note 28	197,457	218,297
Provision for pensions and other benefits	Note 29	101,467	148,391
Other liabilities		131,110	173,508

Total current liabilities		4,411,935	4,791,647
Non-Current liabilities:
Income taxes payable	Note 9	62,651	102,093
Taxes other than income taxes	Note 23	97,683	257,127
Loans and financing	Note 25	3,602,633	3,993,198
Swap contracts	Note 26	287,762	132,153
Licenses to offer services	Note 27	174,632	623,585
Provisions for contingencies	Note 28	695,228	710,380
Provision for pensions and other benefits	Note 29	586,278	607,400
Other liabilities		102,100	217,309

Total non-current liabilities		5,608,967	6,643,245
Minority interest		8,510	(5,656)
Shareholders’ equity:
Share capital		3,470,758	3,470,758
Capital reserves		1,328,799	1,338,246
Income reserves		705,905	1,431,948

-Total shareholders’ equity	Note 30	5,505,462	6,240,952

Total liabilities and shareholders’ equity		15,534,874	17,670,188

The accompanying notes are an integral part of the financial statements.

BRASIL TELECOM S.A.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2006, 2007 and 2008

(In thousands of Brazilian reais, except income per share)

		2006	2007	2008
		(as restated)	(as restated)
Net operating revenue	Note 5	10,296,659	11,058,546	11,296,835
Cost of services and sales	Note 6	(6,465,221)	(6,383,083)	(6,209,418)

Gross profit		3,831,438	4,675,463	5,087,417
Operating expenses:		(2,976,019)	(3,307,767)	(3,234,425)
Selling expenses		(1,470,632)	(1,485,352)	(1,364,223)
General and administrative expenses		(1,274,118)	(1,318,501)	(1,401,349)
Other operating expenses, net	Note 7	(231,269)	(503,914)	(468,853)

Operating income before net financial expenses		855,419	1,367,696	1,852,992
Financial expenses, net	Note 8	(312.456)	(274,748)	(273,559)

Operating income		542,963	1,092,948	1,579,433

Income before taxes and minority interests		542,963	1,092,948	1,579,433
Income and social contribution taxes benefit (expenses)	Note 9	(101,430)	(294,727)	(551,468)

Income before minority interest		441,533	798,221	1,027,965
Minority interest		2,922	1,830	1,851

Net income		444,455	800,051	1,029,816

Shares outstanding at the balance sheet date[1]		547,272,191	547,272,189	547,498,889

Income per share outstanding at the balance sheet date – R$[2]		0.81	1.46	1.88

(1)	In thousands of shares for 2006 and in share for 2007 and 2008.

(2)	Per thousand shares for 2006 and per share for 2007 and 2008.

The accompanying notes are an integral part of the financial statements.

BRASIL TELECOM S.A.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2006, 2007 and 2008

(In thousands of Brazilian reais)

		Capital Reserves		Profit Reserves
	Share Capital	Capital Reserves	Treasury Shares	Legal Reserve	Investments Reserve	Retained Earnings	Total
Balances as of January 1, 2006	3,435,788	1,517,582	(154,722)	287,672	—	410,287	5,496,607
Adjustments due to adoption of Law 11638/07		482				(86,129)	(85,647)
Balances as of January 1, 2006 (as restated)	3,435,788	1,518,064	(154,722)	287,672	—	324,158	5,410,960

Fiscal benefits on amortization of goodwill	34,970	(34,970)
Donations and subsidies for investments		7					7
Forfeiture of dividends						10,068	10,068
Net income
Originally presented		—				432,391	432,391
Adjustments due to adoption of Law 11638/07		350				12,064	12,414

Net Income (as restated)		350				444,455	444,805
Acquisition of treasury shares			30			(30)
Legal Reserve				21,619		(21,619)
Dividends and interest on shareholders’ equity						(410,772)	(410,772)

Balances as of December 31, 2006 (as restated)	3,470,758	1,483,451	(154,692)	309,291	—	346,260	5,455,068
Forfeiture of dividends						7,726	7,726
Net income
Originally presented						797,287	797,287
Adjustments due to adoption of Law 11638/07						2,764	2,764

Net Income (as restated)						800,051	800,051
Legal Reserve				39,864		(39,864)	—
Dividends and interest on shareholders’ equity						(757,423)	(757,423)
Stock Options		40					40

Balances as of December 31, 2007 (as restated)	3,470,758	1,483,491	(154,692)	349,155	—	356,750	5,505,462
Forfeiture of dividends						20,484	20,484
Net income						1,029,816	1,029,816
Legal Reserve				51,491		(51,491)	—
Dividends and interest on shareholders’ equity						(324,300)	(324,300)
Investments reserve
Attributed to prior year					377,277	(377,277)	—
Allocation in 2008					654,025	(654,025)	—
Treasury Shares		1,953	2,563				4,516
Stock Options		4,931				43	4,974

Balances as of December 31, 2008	3,470,758	1,490,375	(152,129)	400,646	1,031,302	—	6,240,952

The accompanying notes are an integral part of the financial statements.

BRASIL TELECOM S.A.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2006, 2007 and 2008

(In thousands of Brazilian reais)

	2006	2007	2008
	(as restated)	(as restated)
OPERATING ACTIVITIES
Income before income tax and social (Considers reversal of interest on capital)	542,963	1,092,948	1,579,433
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and Amortization	2,689,913	2,435,860	2,066,046
Allowance for Doubtful Accounts	384,320	348,001	370,242
Provision for Contingencies	487,157	649,683	711,486
Provision for Pension Plans	28,709	89,675	81,324
Recovery of expenses on Pension Plans Surplus	—	(81,209)	(61,104)
Loss (gain) on write-off of property, plant and equipment and intangible assets	(49,810)	3,473	56,774
Accrued financial charges	579,458	420,930	622,995
Other	12,737	17,148	(14,843)
Changes in assets and liabilities
Increase in Trade Accounts Receivable	(359,161)	(410,050)	(390,631)
Decrease (increase) in Inventories	18,871	31,453	(21,338)
Increase in Payroll and Related accruals	697	25,029	18,091
Decrease in Accounts Payable and Accrued Increase	(326,112)	(39,296)	(367,808)
Increase (decrease) in Taxes	(264,988)	85,255	(175,617)
Increase (decrease) in Licenses to offer Services	47,591	(101,905)	90,773
Decrease in Provisions for Contingencies	(483,497)	(469,174)	(451,050)
Decrease in Provisions for Pension Plans	(107,585)	(51,143)	(13,278)
Increase (decrease) in Other assets and liabilities	(59,774)	32,402	99,052
Financial charges paid	(566,720)	(585,267)	(525,468)
Income tax and social contribution paid	(49,072)	(359,016)	(619,923)

CASH PROVIDED BY OPERATING ACTIVITIES	2,525,697	3,134,797	3,055,156
INVESTING ACTIVITIES
Cash Investments	(855,065)	382,800	1,283,442
Proceeds from Sale of Fixed Assets	15,257	47,708	24,223
Escrow Deposits	(287,801)	(871,438)	(1,723,203)
Investments in Intangible and Fixed Assets	(1,504,832)	(1,317,712)	(1,438,442)

CASH FLOW FROM INVESTING ACTIVITIES	(2,632,441)	(1,758,642)	(1,853,980)
FINANCING ACTIVITIES
Dividends/interest on capital paid in the Year	(324,481)	(352,019)	(684,610)
Loans and Financing	1,915,937	601,028	739,338
Repayment of Loans	(1,439,037)	(1,417,006)	(336,428)
Payment of leasing obligations	—	(25,709)	(24,910)

CASH FLOW FROM FINANCING ACTIVITIES	152,419	(1,193,706)	(306,610)

INCREASE IN CASH AND CASH EQUIVALENTS	45,675	182,449	894,566

CASH AND CASH EQUIVALENTS
AT THE BEGINNING OF THE YEAR	355,868	401,543	583,992
AT THE END OF THE YEAR	401,543	583,992	1,478,558

The accompanying notes are an integral part of the financial statements.

BRASIL TELECOM S.A.

CONSOLIDATED STATEMENTS OF VALUE ADDED

Years ended December 31, 2006, 2007 end 2008

(In thousands of Brazilian reais)

	2006	2007	2008
	(as restated)	(as restated)
Revenues	14,524,356	15,430,883	15,779,713

Sales of goods and services	15,111,318	15,997,388	17,007,142
Voluntary discounts and cancellations	(528,706)	(585,034)	(1,320,766)
Losses on receivables	(384,320)	(348,001)	(370,242)
Other revenues	326,064	366,530	463,579
Inputs purchased from third parties	(5,186,295)	(5,447,590)	(5,219,705)

Materials	(412,016)	(380,219)	(395,232)
Costs of goods and services sold	(4,675,102)	(4,945,680)	(4,730,837)
Other outside assignments	(99,177)	(121,691)	(93,636)
Retentions	(3,177,070)	(3,085,543)	(2,777,532)

Depreciation and amortization	(2,689,913)	(2,435,860)	(2,066,046)
Provisions for contingencies	(487,157)	(649,683)	(711,486)

Wealth created	6,160,991	6,897,750	7,782,476
Value added received in transfer	661,933	523,770	787,181

Dividends (investments at cost)	262	383	3,016
Financial income	582,875	435,948	697,190
Lease income	78,796	87,439	86,975

Wealth for distribution	6,822,924	7,421,520	8,569,657

Distribution of wealth
Employees	610,167	666,253	878,598

Fees, salaries and premiums	306,946	305,982	409,784
Payroll taxes, benefits and profit sharing	274,512	270,596	387,490
Pension plan reserves	28,709	89,675	81,324
Government - Taxes	4,620,875	4,965,290	5,287,749
Donations and sponsoring	9,892	11,499	23,006
Lessors	1,140,456	980,257	1,352,339

Rentals, leases and insurance	315,115	341,008	401,356
Financial expenses	825,341	639,249	950,983
Shareholders	432,391	797,287	375,791

Interest on capital	348,900	350,400	324,300
Dividends	61,872	407,023	—
Allocation to legal reserve	21,619	39,864	51,491
Minority interest	(2,922)	(1,830)	(1,851)
Retained earnings (accumulated losses)	12,065	2,764	654,025

Wealth distributed	6,822,924	7,421,520	8,569,657

The accompanying notes are an integral part of the financial statements

.BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

1.	Operations

A BRASIL TELECOM S.A. (the “Company”) is a concessionaire of the Switched Fixed Telephony Service (“STFC”) and has been operating since July 1998 in Region II of the General Concession Plan (“PGO”), covering the Brazilian states of Acre, Rondônia, Mato Grosso, Mato Grosso do Sul, Tocantins, Goiás, Paraná, Santa Catarina and Rio Grande do Sul, in addition to the Federal District, providing STFC services in the form of local and intra-regional long-distance calls. Since January 2004, the Company has also been providing services in the form of national and international long-distance calls in all Regions and, from January 2005, local calls also started to be provided outside Region II.

The Company’s businesses, as well as the services provided and the tariffs charged, are regulated by the National Telecommunications Agency (ANATEL).

The concession agreements in effect, regarding local and long-distance calls, came into effect on January 1, 2006 and are effective until December 31, 2025. Additional information on these agreements is provided in note 34.m.

Information regarding the quality and universal service targets of the Switched Fixed Telephony Service are available to interested parties on ANATEL’s website www.anatel.gov.br.

The Company is controlled by Brasil Telecom Participações S.A. (“BrT Part”), a company established on May 22, 1998, as a result of the privatization of Telebrás.

The Company is registered at the Brazilian Securities and Exchange Commission (“CVM”) and at the U.S Securities and Exchange Commission (“SEC”). Its shares are traded on the São Paulo Stock Exchange (“Bovespa”), where it also integrates level 1 of Corporate Governance, and its American Depositary Receipts (ADRs) are traded on the New York Stock Exchange (“NYSE”).

On January 8, 2009, Telemar Norte Leste S.A. (“TMAR”) acquired, through its indirect subsidiary Copart 1 Participações S.A. (“Copart 1”), the shareholding control of the Company and of Brasil Telecom Participações S.A. Such acquisition granted TMAR an interest corresponding to 61.2% of the Company’s voting capital. The acquisition was disclosed through a Material Event Notice issued by the companies on the same date of the transaction (see note 35).

Subsidiaries

During 2006, the Company’s Board of Directors approved the subsidiaries’ corporate restructuring. This restructuring aimed at optimizing the control structure through downsizing of companies, concentration of similar activities and simplification of intercompany shareholdings. The corporate changes performed, carried out at book values, did not have material impacts on the cost structure. The changes that took place in 2008 are mentioned in the comments on the companies presented below, when attributed to them.

a)	14 Brasil Telecom Celular S.A. (“BrT Celular”)

Wholly-owned subsidiary which has been operating since the fourth quarter of 2004 in the provision of Personal Mobile Services (SMP), with an authorization to serve Region II of the PGO.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

b)	BrT Serviços de Internet S.A. (“BrTI”):

Wholly-owned subsidiary whose main purpose was to provide broadband Internet access services up to July 31, 2008. On August 1, 2008, the Internet activities were transferred to its subsidiary Internet Group do Brasil S.A., and corresponded to spun-off assets of R$26.423, calculated at book value. BrTI reduced, by the same amount, the amount of the Company’s shareholding, and the Company received in return the increase in the capital of Internet Group do Brasil S.A.

BrTI continues to provide value-added services, serving clients whose contracts provide for specific terms and conditions.

BrTI holds the control of the following companies:

iG Companies

The iG companies comprise Internet Group (Cayman) Limited (“iG Cayman”), iG Participações S.A. (“iG Part”) and Internet Group do Brasil S.A. (“iG Brasil”).

iG Brasil operates as a dialup and broadband Internet access provider. It also provides value-added services targeted for the home and corporate markets, including the Internet connection accelerator. In addition, iG Brasil also sells advertising space on its portal.

BrTI’s control over the iG Companies up to April 25, 2008 was represented by its 88,81% interest in the capital of iG Cayman, established in the Cayman Islands. On said date, iG Cayman reported dividends to the holders of A Series Convertible Preferred Shares, in the amount of R$76.494, of which R$51.215 to the shareholder BrTI and R$25.279 million to minority shareholders outside Brasil Telecom companies. Subsequently, iG Cayman repurchased the shares held by the minority shareholders outside Brasil Telecom companies, in the amount of R$19.552 (par value). After the share buyback, BrTI started to hold a 90,42% interest in iG Cayman. The said share buyback was mentioned in the Company’s Market Release issued on April 29, 2008.

iG Cayman is a holding company that controls iG Participações S.A. (“iG Part”), which holds a 32,53% interest in the capital of iG Brasil. iG Part and iG Brasil are companies organized and constituted in Brazil.

On June 2, 2008, iG Brasil incorporated Freelance S.A. (“Freelance”), a company which held iBest’s operations, targeted for the Internet sector, and, accordingly, compatible to iG’s operations. The merger report prepared based on the closing down financial statements of Freelance, dated May 31, 2008, calculated spun-off net assets in the amount of R$102.917. BrTI, which was the holder of 100% of Freelance’s capital, currently holds 53,82% of the total shares of iG Brasil.

As regards the former ownership structure of the companies that comprised iBest’s operations, iBest Holding Corporation, which was incorporated in the Cayman Islands, discontinued operations and was dissolved. The company’s dissolution certificate, issued in the Cayman Islands on May 23, 2008, resulted in the write-off of the investment of R$34 recorded in BrTI, its sole shareholder.

On June 2, 2008, iG Brasil also incorporated Central de Serviços Internet Ltda. (“CSI”), a company in which it held a 99,99% interest. CSI provided services for iG Brasil on an exclusive basis and the total net assets merged, included in the report dated May 31, 2008, amounted to R$1.367.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Agência O Jornal da Internet Ltda. (“Jornal Internet”)

BrTI holds a 30% interest in the capital of Jornal Internet, a company engaged in the on-line sale of goods and services, issue of daily newspapers or magazines, and gathering, generation and disclosure of news on selected events. Seventy percent of the capital of Jornal Internet is held by Caio Túlio Vieira Costa, executive vice president of the Internet companies controlled by the Company.

c)	Brasil Telecom Cabos Submarinos Ltda. (“BrT CS”):

Brasil Telecom Cabos Submarinos Ltda. (“BrT CS”), together with its subsidiaries, operates through a system of underwater optical fiber cables, with connection points in the United States, Bermuda, Venezuela and Brazil, allowing data traffic through integrated service packages, offered to local and foreign corporate customers.

BrT CS holds the total capital of Brasil Telecom Subsea Cable Systems (Bermuda) Ltd. (“BrT SCS Bermuda”), which, in turn, holds the total shares of Brasil Telecom of America Inc. (“BrT of America”) and Brasil Telecom de Venezuela, S.A. (“BrT Venezuela”). On December 24, 2008, the registration of Brasil Telecom de Colombia, Empresa Unipersonal (“BrT Colombia”) was obtained, a company which is controlled by BrT SCS Bermuda. The new company is awaiting payment of its capital and does not have business operations at the balance sheet date.

d)	Brasil Telecom Comunicação Multimídia Ltda. (“BrT Multimídia”):

Up to April 10, 2007, Brasil Telecom S.A. held 100% of the capital of MTH Ventures do Brasil Ltda. (“MTH”), a holding company which had the control of Brasil Telecom Comunicação Multimídia Ltda., whereas the Company and BrTI held the remaining ownership interest. An Extraordinary General Meeting held on this date decided for the merger of MTH into the Company. Currently, the Company holds an 89,83% interest in the capital of BrT Multimídia, whereas the remaining 10,17% is held by BrTI.

BrT Multimídia provides private telecommunications network services through local optical fiber digital networks in São Paulo, Rio de Janeiro and Belo Horizonte, and a long-distance network connecting these metropolitan business centers. It operates nationwide through commercial agreements with other telecommunications companies to offer services to the other Brazilian regions. It also has Web solution centers in São Paulo, Brasília, Curitiba, Porto Alegre, Rio de Janeiro e Fortaleza, which offer co-location, hosting and other value-added services.

e)	Vant Telecomunicações S.A. (“VANT”):.

A company whose capital is almost entirely held by the Company. BrTI holds only one share in VANT’s capital, which represents an interest of less than 0,01%.

VANT is engaged in the provision of multimedia communication services, purchase and onerous assignment of capabilities and other means, and operates in the capitals of the major Brazilian states.

f)	Brasil Telecom Call Center S.A. (“BrT Call Center”)

Previously named Santa Bárbara dos Pinhais S.A, BrT Call Center changed, as decided at a Shareholders’ Meeting held on August 21, 2007, its business purpose, which started to be the provision of call center services for third parties, including customer service, outbound and

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

inbound telemarketing, training, support, consulting services and related activities, among other services. This company became operational at the beginning of November 2007 by providing call center services for Brasil Telecom S.A. and its subsidiaries which require this type of service. Previously, the call center services were outsourced.

g)	BrT Card Serviços Financeiros Ltda. (“BrT Card”)

Company established to provide management, control and support services for the development and sale of financial products and services, whose articles of organization were registered on July 17, 2008. Its capital was paid up on September 17, 2008, and the Company holds 99,99% of the shares, whereas the remaining capital is held by BrTI. At the balance sheet date, BrT Card had only highly liquid cash investments resulting from the payment of capital, and had not yet started its operations.

Litigation	Release and Settlement Instrument

Transaction Agreement

On April 25, 2008, was signed the Stock Purchase Agreement (the “Agreement”) by its direct and indirect shareholders, which refers to the Acquisition of Brasil Telecom´s Control by Telemar Norte Leste S.A. (see note 35).

When the Shareholding Control Purchase Agreement was signed, long-outstanding litigation that resulted in several lawsuits derived from the change in Brasil Telecom’s Management, which took place in the third quarter of 2005, were resolved. In a material event notice dated April 25, 2008, the Company and Brasil Telecom Participações S.A., together with 14 Brasil Telecom Celular S.A., collectively referred to as Brasil Telecom Parties, announced the terms and conditions which resulted in the transaction document, as mentioned below:

1 – On April 25, 2008, Brasil Telecom Parties (on their behalf and on behalf of their Associates Companies), Opportunity Fund and other Opportunity Parties/Banco Opportunity (on their behalf and on behalf of their Associates Companies) entered into, in conjunction with Telemar Norte Leste S.A. (“Telemar”), a “Waiver, Transaction and Release Public Document” (“Transaction Agreement”), by means of which Brasil Telecom Parties and Opportunity Parties/Banco Opportunity established the terms and conditions for resolving the current claims among the Parties and preventing new ones from being filed.

2 – On April 25, 2008, Brasil Telecom Parties (on their behalf and on behalf of their Associates), Opportunity Fund and other Opportunity Parties/Banco Opportunity (on their behalf and on behalf of their Associates Companies) entered into, in conjunction with Telemar Norte Leste S.A. (“Telemar”), a “Waiver, Transaction and Release Public Document” (“Transaction Agreement”), by means of which Brasil Telecom Parties and Opportunity Parties/Banco Opportunity established the terms and conditions for resolving the current claims among the Parties and preventing new ones from being filed.

3 – It is publicly known that Brasil Telecom Parties and Opportunity Parties/Banco Opportunity (and their respective Associates Companies) are involved in disputes and litigation in Brazil and abroad. Said Parties, without acknowledging the history or undertaking any responsibility related to the mutual litigations they have, decided to serve their mutual interests, avoiding further expenditures of time, efforts and resources in current and future litigation.

4 – Under the Transaction Agreement and to dismiss the lawsuits between Brasil Telecom Parties and Opportunity Parties/Banco Opportunity, so as to make the objective in item 2 above feasible, Telemar undertook the obligation to pay Brazil Telecom Parties a total amount of R$175.730.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

5 – This amount should be paid in two installments. The first one, in the amount of R$80.814, for prompt payment in favor of Brasil Telecom S.A., therefore dismissing the lawsuits between Brasil Telecom S.A. and Opportunity Parties/Banco Opportunity which are pending abroad. The remaining one, in the amount of R$94.916, was divided as follows: (i) R$89.071 in favor of Brasil Telecom S.A. and (ii) R$5.845 in favor of Brasil Telecom Participações S.A., to be settled after the transactions in outstanding lawsuits in Brazil are approved by the Extraordinary Shareholders’ Meetings of Brasil Telecom Participações S.A. and Brasil Telecom S.A.

6 – Under the Transaction Agreement, the agreement among Brasil Telecom Parties and Opportunity Parties/Banco Opportunity (and related Associates Companies) to definitively solve any existing claims and prevent others from being filed, as well as the payments under Telemar’s responsibility, is not contingent on completion of the acquisition of the shareholding control of Brasil Telecom Parties by Telemar.

7 – The Transaction Agreement was signed regardless of any other legal businesses or agreements entered into by and between Opportunity Parties/Banco Opportunity and Telemar and/or their related associates, companies parent companies and companies under joint control, and the validity and effectiveness of the Transaction Agreement are not contingent on or linked to the validity, effectiveness, fulfillment, satisfaction of any conditions or any other events or circumstances related to any other legal businesses or agreements entered into by and between such Parties and/or their related associates companies, parent companies and companies under common control.

Transaction Agreement Approval

The Company and Brasil Telecom S.A., at their related Extraordinary Shareholders´ Meetings held on May 29, 2008, unanimously approved the releases and transactions under the Transaction Document entered into by Telemar Norte Leste S.A., Opportunity Fund and Other Parties, which depended on approval at Shareholders’ Meetings. As a result of the approval, the amounts provided for in the Transaction Agreement have been fully settled by Telemar and received by BrT and BrT Part.

2.	Presentation of the consolidated financial statements

a.	Preparation Criteria

The financial statements have been prepared in conformity with accounting practices adopted in Brazil, the provisions of Corporate Law and the standards of the Brazilian Securities Commission (CVM). The set of practices and standards that governs accounting records and financial statement preparation changed from the fiscal year ended December 31, 2007. Such changes are described below.

Law 11638/07 and Provisional Act 449/08

On December 28, 2007, Law 11638/07 was enacted, altering and introducing new provisions to the Brazilian Corporate Law (Law 6404/76). Said law establishes several changes regarding fiscal years and the preparation of financial statements, to conform these financial statements to the international accounting standards (“IFRS”), and, accordingly, has empowered the CVM to issue accounting standards and procedures for publicly-held companies. The main changes introduced by this Law are effective from the fiscal year ended 2008.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

On December 3, 2008, Provisional Act 449 (“MP 449/08”) was enacted as a law, introducing the Transition Tax Regime (“RTT”) for determination of taxable income, which addresses the tax adjustments arising from the new accounting methods and criteria introduced by Law 11638/07, and introduces some changes to Law 6404/76.

The principal changes introduced by Law 11638/07 and Provisional Act 449/08, effective from 2008, are as follows:

•	Replacement of the Statement of Changes in Financial Position (DOAR) by the Statement of Cash Flows (DFC);

•	A new requirement for the presentation of a Statement of Value Added (DVA);

•	Creation of a new account group, Valuation Adjustments to Shareholders’ Equity, in shareholders’ equity, and Intangible Assets, in permanent assets;

•	Standardization of the assessment and classification criteria for financial instruments, including derivatives;

•	Requirement that certain long-term assets and liabilities be recorded at present value, and, if material, for certain other short-term assets and liabilities.

•	Requirement to record under the caption property, plant and equipment the assets arising from financial lease transactions;

•	Requirement that an analysis of the recoverability of noncurrent assets be performed.

•	Changes in the parameters for accounting for associates companies under the equity method;

•	Possibility to create a Tax Incentive Reserve;

•	Elimination of the revaluation reserve.

Standards Issued by the CVM

The new accounting practices introduced by Law 11638/07, effective on the date on which these financial statements were approved for completion, and whose regulations were issued by the CVM, are listed below. These regulations mainly arise from approvals of the technical pronouncements issued by the Accounting Pronouncements Committee (“CPC”).

•	CVM Resolution 527/07 – (CPC 01) – Impairment of Assets.

•	CVM Resolution 534/08 – (CPC 02) – Effects of Exchange Rates Variations and Translation of Financial Statements.

•	CVM Resolution 539/08 – (CPC – Basic Conceptual Pronouncement) – Conceptual Structure for Preparation and Presentation of Financial Statements.

•	CVM Resolution 547/08 – (CPC 03) – Statement of Cash Flows.

•	CVM Resolution 553/08 – (CPC 04) – Intangible Assets.

•	CVM Resolution 560/08 – (CPC 05) – Related Party Disclosures.

•	CVM Resolution 554/08 – (CPC 06) – Leases.

•	CVM Resolution 555/08 – (CPC 07) – Government Grant and Support.

•	CVM Resolution 556/08 – (CPC 08)—Transaction Costs and Premiums on the Issue of Securities.

•	CVM Resolution 557/08 – (CPC 09) – Statement of Value Added.

•	CVM Resolution 562/08 – (CPC 10) – Share-Based Payments.

•	CVM Resolution 563/08 – (CPC 11) – Insurance Agreements.

•	CVM Resolution 564/08 – (CPC 12) – Adjustment to Present Value.

•	CVM Resolution 565/08 – (CPC 13) – First-time Adoption of Law 11638/07.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

•	CVM Resolution 566/08 – (CPC 14) – Financial Instruments: Recognition, Measurement and Disclosure.

•	CVM Resolution 475/08 – Addresses the presentation of information on financial instruments.

b.	Principles of consolidation

These consolidated financial statements include the Company and its subsidiaries listed in Note 1 to these financial statements. All intercompany transactions and balances have been eliminated.

c.	Accounting principles generally accepted in United States (“US GAAP”)

The accompanying consolidated financial statements have been translated and adapted from those originally issued in accordance with accounting practices adopted in Brazil, which are based on the Brazilian Corporate Law. Certain reclassifications and changes in terminology have been made and these notes have been expanded, in order to conform more closely to reporting practices prevailing pursuant to US GAAP.

Brazilian Corporate Law differs in certain significant respects from US GAAP. For more information about the differences between Brazilian Corporate Law and US GAAP and a reconciliation of the Company’s net income and shareholders’ equity from Brazilian Corporate Law to US GAAP, see Note 36.

The Company restated the presentation of the reconciliations of differences between Brazilian accounting practices and US GAAP of shareholders’ equity as of December 31, 2007 and net income for the two years period then ended (see Note 36.n.).

d.	Segment reporting

The Company is presenting the report by business segment. A segment is an identifiable component of a company, engaged in providing services (business segment) or supplying products and providing services which are subject to different risks and consideration.

The Company operates in three segments: fixed telephony, data transmission and call center, mobile telephony and internet. See Note 37.c for the presentation of information on its reporting segments.

e.	First-Time Adoption of Law 11638/07

As a result of the new standards previously mentioned, the Company declares its first-time adoption in order to fully comply with Law 11638/07, the CVM standards and Provisional Act 449/08, establishing January 1, 2007 as the date of transition (“transition date”), using as a starting point the financial statements for the year ended December 31, 2006. In accordance with paragraph 1 of article 186 of Law 6404/76, the initial adjustments arising from the first-time adoption of Law 11638/07 and Provisional Act 449/08, referring to the transition date, are recorded under the retained earnings caption.

Although the transition date for the financial statements published in Brazil was January 1, 2007, the Company is presenting its comparative financial statements for the year ended December 31, 2006 according to the new standards (transition date January 1, 2006).

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Relevant Options made by the Company Regarding the First-time Adoption of Law 11638/07 and Provisional Act 449/08

Financial Instruments

The classification of financial instruments under a certain category should be made at the time of their original recording. In the first-time adoption of the Law, companies are allowed to classify the financial instruments on the transition date. The Company applied the classification and measurement standards provided for in CPC 14 (“Financial Instruments – Recognition, Measurement and Disclosure”) on the transition date.

Financial leases.

On the transition date, leased assets were included in property, plant and equipment at the lower of the fair value of the assets and the present value of minimum lease payments, as of the starting date of the agreement, adjusted by the depreciation accumulated through the transition date. The difference calculated, net of tax effects, was recorded against “Retained earnings” on the transition date.

Deferred Charges – Pre-operating Expenses and Restructuring Costs

Law 11638/07 limited the recording of expenses in Deferred Charges and Provisional Act 449/08 eliminated this account group. Accordingly, the Company elected to write off the pre-operating expenses and other deferred charges which were not reclassified to another group of assets (Intangible assets) on the transition date, by recording their amounts against retained earnings, net of tax effects.

Stock Option

The Company makes share-based payments (stock options), settled with equity securities or cash. On the transition date, the effects of the first–time adoption on all the stock options granted by the Company were recognized against retained earnings, as established by CPC 10 – “Share-based Payments”.

Tax Effects of the First-Time Adoption of Law 11638/07 and Provisional Act 449/08

The tax effects arising from the first-time adoption of said law and provisional act were recorded pursuant to the prevailing standards, particularly in Income Tax and Social Contribution accounting. The adjustments related to the first-time adoption of mentioned Law consider the effects of deferred income tax and social contribution, when applicable.

Retained Earnings

The balance of the retained earnings attributed to prior years was transferred to profit reserves. It should be pointed out that such balance had been allocated to the investment reserve, in accordance with decisions taken at the Shareholders’ Meetings held in each prior year.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Effects of the First-Time Adoption of Law 11638/07 and Provisional Act 449/08

Reconciliation of Shareholders’ Equity on the Transition Date January 1, 2006

	Notes	01/01/2006
Shareholders’ equity reported as per Law 6404/76		5,496,607
Finance leases	d	(660)
Fair value of financial instruments	g	20,518
Write-off of deferred charges	e	(149,626)
Income tax and social contribution on adjustments, net	b	44,121
Shareholders’ equity adjusted to Law 11638/07		5,410,960

Reconciliation of Shareholders’ Equity on January 1, 2007

	Notes	01/01/2007
Shareholders’ equity reported as per Law 6404/76		5,528,301
Finance leases	d	(4,859)
Fair value of financial instruments	g	3,796
Write-off of deferred charges	e	(109,898)
Income tax and social contribution on adjustments, net	b	37,728
Shareholders’ equity adjusted to Law 11638/07		5,455,068

Presented below are the reconciliations of the balance sheets previously presented as of December 31, 2007, adjusted to Law 11638/07 and the reconciliations of the statements of income previously presented for the years ended December 31, 2007 and 2006, which are necessary for making them comparable to the fiscal year ended December 31, 2008.

Balance Sheet

ASSETS	Notes	2007
		Reported as per Law 6404/76	Adjustments as per Law 11638/07	Adjusted to Law 11638/07
Current assets		5,950,473	26,194	5,976,667
Cash and banks	a	314,330	(314,330)	—
Cash and cash equivalents	a	—	583,992	583,992
Short-term investments	a	2,062,701	(2,062,701)	—
Cash investments	a	—	1,846,595	1,846,595
Government securities	a	53,556	(53,556)	—
Trade accounts receivable		2,189,701	—	2,189,701
Inventories		32,711	—	32,711
Loans and financing		1,797	—	1,797
Deferred and recoverable taxes	b	790,791	30,116	820,907
Escrow deposits		329,357	—	329,357
Other assets	g	175,529	(3,922)	171,607
Noncurrent assets		9,625,263	(67,056)	9,558,207
Loans and financing		6,176	—	6,176
Derivatives	g	—	6,218	6,218
Deferred and recoverable taxes	b	1,452,027	1,269	1,453,296
Income securities	g	3,709	(3,709)	—
Escrow deposits		1,063,512	—	1,063,512
Other assets	g	94,856	(17,180)	77,676
Investments	c	181,053	(156,835)	24,218
Property, plant and equipment	d	5,663,418	27,016	5,690,434
Intangible assets	c,e	1,049,560	187,117	1,236,677
Deferred charges	e	110,952	(110,952)	—
Total assets		15,575,736	(40,862)	15,534,874

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

LIABILITIES	Notes	2007
		Reported as per Law 6404/76	Adjustments as per Law 11638/07	Adjusted to Law 11638/07
Current liabilities		4,377,469	34,466	4,411,935
Payroll, social charges and benefits	f	90,371	13,179	103,550
Accounts payable and accrued expenses		1,614,432	—	1,614,432
Indirect taxes		746,216	—	746,216
Taxes on income	b	74,628	79	74,707
Dividends/ interest on shareholders’ equity and profit sharing		846,169	—	846,169
Loans and financing	d,g	496,775	(97,544)	399,231
Derivatives	g	—	118,752	118,752
Service exploitation permits		78,844	—	78,844
Provisions for contingencies		197,457	—	197,457
Provision for pension plan		101,467	—	101,467
Advances from customers		62,957	—	62,957
Other liabilities		68,153	—	68,153
Noncurrent (Long-term liabilities)		5,605,892	3,075	5,608,967
Accounts payable and accrued expenses		13,456	—	13,456
Indirect taxes		97,683	—	97,683
Taxes on income	b	62,634	17	62,651
Loans and financing	d,g	3,886,628	(283,995)	3,602,633
Derivatives	g	—	287,762	287,762
Service exploitation permits		174,632	—	174,632
Provisions for contingencies		695,228	—	695,228
Provision for pension plan		586,278	—	586,278
Advances from customers		72,133	—	72,133
Other liabilities	g	17,220	(709)	16,511
Minority interest		8,510	—	8,510
Shareholders’ equity		5,575,891	(70,429)	5,505,462
Capital		3,470,758	—	3,470,758
Capital reserves	f,i	1,482,619	(153,820)	1,328,799
Profit reserve	b,d,e,f,g,i	777,206	(71,301)	705,905
Treasury shares	i	(154,692)	154,692	—
Capitalizable resources		7,974	(7,974)	—
Total		15,575,736	(40,862)	15,534,874

Reconciliation of Shareholders’ Equity

	Notes	2007
Shareholders’ equity reported as per Law 6404/76		5,575,891
Finance leases	d	(8,149)
Share-based payments	f	(13,179)
Fair value of financial instruments	g	280
Write-off of deferred charges	e	(80,670)
Income tax and social contribution on adjustments, net	b	31,289
Shareholders’ equity adjusted to Law 11638/07		5,505,462

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Statement of Income for the Year

	Notes	2006
		Reported as per Law 6404/76	Adjustments as per Law 11638/07	Adjusted to Law 11638/07
Gross revenue from sales and/ or services		15,111,318	—	15,111,318
Deductions from gross revenue		(4,814,659)	—	(4,814,659)
Net revenue from sales and/ or services		10,296,659	—	10,296,659
Cost of goods and services sold		(6,465,221)	—	(6,465,221)
Gross profit		3,831,438	—	3,831,438
Operating revenue (expenses)		(3,048,137)	72,118	(2,976,019)
Selling expenses		(1,470,632)	—	(1,470,632)
General and administrative expenses	d,e,f	(1,315,371)	41,253	(1,274,118)
Other operating expenses, net	d,h	(262,134)	30,865	(231,269)
Operating income (expenses) before financial expenses and equity in subsidiaries		783,301	72,118	855,419
Financial expenses, net	d,g	(638,562)	326,106	(312,456)
Equity in subsidiaries		—	—	—
Operating income		144,739	398,224	542,963
Other nonoperating expenses, net	h	30,865	(30,865)	—
Income before taxes and profit sharing		175,604	367,359	542,963
Income tax and social contribution on net profit	b	(95,035)	(6,395)	(101,430)
Income after taxes and before minority interest		80,569	360,964	441,533
Minority interest		2,922	—	2,922
Income before reversal of interest on capital		83,491	360,964	444,455
Reversal of interest on capital		348,900	(348,900)	—
Net income for the year		432,391	12,064	444,455
Outstanding shares at the balance sheet date(1)		547,272,191		547,272,191
Earnings per share (R$)(2)		0.79		0.81

(1)	In thousand of shares

(2)	Per thousand of shares

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

	Notes	2007
		Reported as per Law 6404/76	Adjustments as per Law 11638/07	Adjusted to Law 11638/07
Gross revenue from sales and/ or services		15,997,388	—	15,997,388
Deductions from gross revenue		(4,938,842)	—	(4,938,842)
Net revenue from sales and/ or services		11,058,546	—	11,058,546
Cost of goods and services sold		(6,383,083)	—	(6,383,083)
Gross profit		4,675,463	—	4,675,463
Operating revenue (expenses)		(3,326,174)	18,407	(3,307,767)
Selling expenses		(1,485,352)	—	(1,485,352)
General and administrative expenses	d,e,f	(1,341,019)	22,518	(1,318,501)
Other operating expenses, net	d,h	(499,803)	(4,111)	(503,914)
Operating income (expenses) before financial expenses and equity in subsidiaries		1,349,289	18,407	1,367,696
Financial expenses, net	d,g	(613,487)	338,739	(274,748)
Equity in subsidiaries		—	—	—
Operating income		735,802	357,146	1,092,948
Other nonoperating expenses, net	h	(2,454)	2,454	—
Income before taxes and profit sharing		733,348	359,600	1,092,948
Income tax and social contribution on net profit	b	(288,291)	(6,436)	(294,727)
Income after taxes and before minority interest		445,057	353,164	798,221
Minority interest		1,830	—	1,830
Income before reversal of interest on capital		446,887	353,164	800,051
Reversal of interest on capital		350,400	(350,400)	—
Net income for the year		797,287	2,764	800,051
Outstanding shares at the balance sheet date		547,272,189		547,272,189
Earnings per share (R$)		1,46		1,46

Reconciliation of Net Income

	Notes	2006
Net income reported Law 6404/76		432,391
Finance leases	d	(4,199)
Share-based payments	f	(350)
Fair value of financial instruments	g	(16,722)
Write-off of deferred charges (reversal of amortization)	e	39,730
Income tax and social contribution on adjustments, net	b	(6,395)
Net income adjusted to Law 11638/07		444,455

	Notes	2007
Net income reported Law 6404/76		797,287
Finance leases	d	(3,291)
Share-based payments	f	(13,219)
Fair value of financial instruments	g	(3,516)
Write-off of deferred charges (reversal of amortization)	e	29,226
Income tax and social contribution on adjustments, net	b	(6,436)
Net income adjusted to Law 11638/07		800,051

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Description of the Adjustments Related to the First–time Adoption of Law 11638/07 and Provisional Act 449/08

a)	Cash Equivalents and Cash investments

In accordance with CPC 03 – “Statement of Cash Flows”, the Company classified as Cash Equivalents the short-term, highly liquid investments which are promptly convertible into a known cash amount and are subject to an insignificant risk of change in value. Cash investments are temporary short-term investments represented by highly liquid securities.

The reconciliation reflects the difference in classification, which recorded under the caption “Cash equivalents” all highly liquid investments.

b)	Deferred Taxes and Taxes on Income

Deferred income tax and social contribution were recorded by taking into consideration the effects of the adjustments related to the first-time adoption of Law 11638/07.

c)	Investments

The reconciliation takes into consideration the equity effects relating to the first-time adoption of Law 11638/07 in the financial statements of the parent company.

Goodwill classified as investments based on future earnings was reclassified to “Intangible assets”.

d)	Financial Leases

In conformity with CPC 06 – “Leases”, the assets related to lease agreements, whose controls, risk and benefits are achieved by the Company were recorded. Accordingly, the financial lease agreements were recorded as assets and liabilities at the transition date, originating a depreciation expense on depreciable assets and a financial expense on leases payable.

e)	Deferred Charges

In accordance with CPC 13 – “First-time Adoption of Law 11638/07 and Provisional Act 449/08”, the pre-operating expenses recorded as assets in the subsidiaries BrT Celular and BrT Call Center were written off on the transition date by recording their amount against retained earnings (accumulated deficit). Additionally, the amortization recorded as an expense in the statement of income was reversed in the year ended December 31, 2007.

The rights related to the maintenance of the Company’s activities were transferred to “Intangible assets”.

f)	Stock Options

Pursuant to CPC 10 – “Share-based Payments”, the Company recorded the share-based payment transactions (stock options) granted to management and employees. The options granted which are settled with equity securities are recorded in shareholders’ equity and those which are settled in cash are recorded in liabilities. The expense calculated based on the vesting period of the options is recorded as the services are provided.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

g)	Financial Instruments

In accordance with CPC 14 – “Financial Instruments: Recognition, Measurement and Disclosure”, the Company recorded in its financial statements the fair value of swap contracts, determined based on information on future interest derived from future cash flows associated to each instrument contracted, discounted to the market rates. Additionally, the derivatives were reclassified to specific groups. Asset derivatives were originally classified as “Other assets” (US dollar options) and liability derivatives were presented as “Loans and financing” (swap) and “Other liabilities” (US dollar options).

The financial charges incurred on loans and financing are added to the value of each debt instrument. Such charges were recorded in “Other assets” and were reclassified to “Loans and financing” in liabilities.

The group also considers the reclassification of income securities to “Other assets” and the reclassification of capitalizable resources to “Other liabilities”.

h)	Nonoperating Income (Expenses)

Provisional Act 449/08 eliminated the segregation of the group “Nonoperating Income (Expenses)” in the statement of income for the year. As established by Instruction 2 of the Accounting Pronouncements Committee (“OCPC 02”), endorsed by CVM/SNC/SEP Official Letter 01/09, the income and expenses previously recorded as “Nonoperating income (expenses)” started to be recorded in the group “Operating income (expenses)”.

i)	Treasury Shares

Additionally, OCPC 2 determines that the amount of treasury shares be stated by correcting the amount of their related original reserves.

Other Information on the Financial Statements

Since it is registered at the SEC, the Company is subject to its regulations and should prepare financial statements and other information by adopting criteria that meet the requirements of this agency. In order to comply with such requirements and to meet the information needs of the market, the Company adopts the principle of disclosing information in both markets and in their respective languages.

The notes to the financial statements are presented in thousands of Brazilian reais, unless stated otherwise.

The amounts of the escrow deposits linked to the provisions for contingencies are presented as a reduction of the liabilities recorded.

Accounting estimates were based on objective as well as subjective factors, and judgment by management was required to determine the adequate amount to be recorded in the financial statements. Significant items subject to these estimates and assumptions include the residual value of property, plant and equipment, the allowance for doubtful accounts, inventories, deferred income tax and social contribution, provisions for contingencies, valuation of financial instruments and assets and liabilities related to employee benefits. Actual results could differ from those estimates. The Company’s management reviews these estimates and assumptions at least on a quarterly basis.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

3.	Summary of principal accounting practices

The criteria mentioned below refer to practices adopted by the Company.

a.	Cash, bank and Cash Equivalents

Cash includes cash and available bank accounts. Cash equivalents are short-term investments, with original maturity of up to ninety days, consisting of highly liquid securities, readily convertible into cash and with immaterial risk of change in amount, stated at cost plus income earned through the balance sheet date, not exceeding fair value.

b.	Cash Investments

The Company classifies its cash investments in securities as follows: (i) securities held for trading; (ii) securities held to maturity; and (iii) securities available for sale, linked to the purpose of said investments.

The securities held for trading are stated at fair value and their effects are recorded in the statement of income. The securities held to maturity are measured at acquisition cost plus accrued income, net of a provision for adjustment to recoverable value, when applicable. The securities available for sale are stated at fair value and their effects are recorded under the caption “Valuation Adjustments to Shareholders’ Equity”, when applicable.

c.	Trade accounts receivable

Accounts receivable from users of telecommunications services are recorded at the amount of the tariff or service on the date the service is provided and do not differ from their fair values. Service accounts receivable include receivables from services provided and not invoiced up to the balance sheet date. Accounts receivable from sales of cell phones and accessories are recorded at the amount of the sales made when the goods are delivered and accepted by customers.

d.	Allowance for doubtful accounts

An allowance for write-down to recoverable value is recorded when there is objective evidence that the Company will not be able to collect all the amounts due within the original terms of its accounts receivable. Financial difficulties faced by the debtor, probability of insolvency and other indicators of credit impairment are taken into consideration in individual analyses and in analyses of groups of assets with similar risk. The criterion adopted for recording the allowance for doubtful accounts takes into consideration the calculation of the actual loss percentages incurred on each maturity of accounts receivable. Future losses on the current receivables balance are estimated based on these loss percentages. The allowances for doubtful accounts, losses on accounts receivable and recovery of losses previously written off are recorded in the statement of income for the year under “Selling expenses”.

e.	Foreign currency transactions

Transactions in foreign currency are recorded at the exchange rate at the time of the related transactions. Foreign currency denominated assets and liabilities are translated using the exchange rate at the balance sheet date. Exchange rate variations are recognized in the statements of operations as they occur.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

f.	Inventories

Material inventories are stated at average acquisition cost, not exceeding replacement cost. Inventories are divided into plant expansion and plant maintenance, and inventories of goods for resale, consisting mainly of cell phones, accessories and electronic cards. The plant expansion inventories are recorded in property, plant and equipment (works in progress), and maintenance inventories in current and long-term assets, in accordance with the period in which they will be used, and the inventories for resale are recorded in “Current assets”. For inventories regarded as obsolete, allowances for losses are recorded. For cell phones and accessories, adjustments are recorded in cases in which the purchases are made at amounts exceeding the sales amount, adjusting them to net realizable value.

g.	Investments

Investments are stated at acquisition cost, less an allowance for losses, when applicable. Investments resulting from income tax incentives are recognized on the date of investment, and result in shares of companies with tax incentives or investment funds. During the period from the investment date to receipt of shares or fund shares, they are recognized in long-term assets. These investments are periodically evaluated and the result of the comparison between their original and market costs, when lower, is recognized in provisions for probable losses.

h.	Property, plant and equipment

Stated at acquisition or construction cost, less accumulated depreciation. Historic costs include expenses which are directly attributable to the purchase of the assets. Financial charges arising from obligations which finance assets and works in progress are capitalized.

Subsequent costs are added to the carrying value of the asset or recognized as assets separately, as appropriate, only when these assets generate future economic benefits and can be measured in a reliable manner. The residual balance of the replaced asset is written off. Maintenance and repair expenses are recorded in the statement of income in the year in which they are incurred.

Depreciation is calculated under the straight-line method, in accordance with the estimated economic useful lives of the assets, which are periodically reviewed by the Company. The costs of land are not depreciated.

The Company monitors and evaluates whether there is any indication that the assets may be impaired. No allowances were recorded for impairment of property, plant and equipment.

i.	Intangible assets

Mainly refer to regulatory permits, software use rights and goodwill related to purchase of investments. Intangible assets are stated at acquisition cost, less accumulated amortization and impairment losses, when applicable. The goodwill recorded was calculated based on expected future earnings and its amortization is related to the realization volume and time projected, not exceeding a ten-year period. Regulatory permits are amortized according to the terms determined by the regulatory agency. The amortization of software licenses is calculated under the straight-line method, based on projections of future economic benefits, not exceeding a five-year period. When it is identified that a permit or license linked to the asset no longer produces benefits, the asset is written off against income (loss).

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

j.	Impairment of Long-lived Assets

An assessment is performed annually or whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be recoverable. Long-lived assets may be identified as those which have an undefined useful life and those subject to depreciation and amortization (property, plant and equipment and intangible assets). An impairment loss is recognized for the amount at which the asset’s carrying amount exceeds the recoverable value. Recoverable value is the higher of fair value less cost to sell and value in use. In order to be tested for impairment, the assets are grouped into the smallest identifiable group for which there are cash generating units, and projections are made based on discounted cash flows, supported by expectations on the Company’s operations in its several business segments. Said projections support the recovery of the Company’s assets.

k.	Leases

Leases are classified as finance lease when they substantially transfer all the risks and benefits inherent to their ownership

Finance leases are recognized in the financial statements as assets and liabilities of the same amount, based on the fair value of the asset or the present value of minimum payments, established at the beginning of the leases. Initial costs directly attributable to leases are added to the amount recognized as an asset.

l.	Financial Assets and Liabilities at Fair Value

The financial assets recorded at fair value against income or losses are initially recognized at fair value and the transaction costs are recorded in the statement of income. The financial assets recorded are reversed when the rights to receive cash flows from the investments have expired or all the risks and benefits related to their ownership have been transferred.

The fair values of finance assets are based on the prices currently offered. If there is no active market for a financial asset is not available, the Company establishes the fair value by using evaluation techniques. This includes the use of arm’s length transactions, reference to other instruments which are substantially similar, discounted cash flow analysis and option pricing models, making a maximum use of market inflows and a minimum use of Company-specific inflows.

m.	Impairment of Financial Assets

The Company evaluates, at the balance sheet date, whether there is objective evidence that financial assets or a group of financial assets is impaired. A financial asset or group of financial assets is considered impaired when there is objective evidence, as a result of one or more events that occurred after the initial recognition of the asset, that the estimated future cash flows have been impacted.

n.	Derivatives at Fair Value Against Income

Derivatives are initially recognized at cost on the date a derivative contract is entered into and are subsequently measured at fair value. Changes in the fair value of any of these derivatives are recorded directly in the statement of income.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

o.	Income Tax and Social Contribution on Income and Deferred Charges

Income tax and social contribution on income are recorded under the accrual basis. Said taxes resulting from temporary differences and tax loss carry forwards are recorded in assets or liabilities, according to each case, only under the assumption of future realization or payment. The Company evaluates and reduces deferred tax assets as it identifies that it is unlikely that there will be sufficient future taxable income to enable the full or partial utilization of the deferred taxes.

Deferred income tax and social contribution are fully recognized on temporary differences between assets and liabilities recognized for tax purposes and the related amounts recognized in the consolidated financial statements. However, deferred income tax and social contribution are not recognized when generated upon the initial recognition of assets and liabilities which do not affect the tax basis, except for business combinations.

Deferred income tax and social contribution are determined by using the tax rates in effect at the balance sheet date, which are applied when the assets related to deferred income tax and social contribution are realized, or when deferred income tax and social contribution obligations are settled.

p.	Loans and financing

Adjusted by the inflation or exchange changes and interest incurred through the balance sheet date. The transaction costs incurred are recorded, measured at amortized cost and recognized in the statement of income by using the effective interest rate method.

q.	Provisions for contingencies

The provisions for contingencies are recognized based on evaluations of their risks and quantified based on economic grounds and legal opinions on the lawsuits and other contingencies known at the balance sheet date. Such provisions are recognized when there is a current legal or constructive obligation arising from past events, and it is probable that a disbursement of funds will be required to settle this obligation and the amount of the reserve can be reliably measured. The reserves are calculated at the fair value of the expenses expected on the settlement of the obligation. The basis and nature of these provisions are described in note 28.

r.	Revenue recognition

Revenues mainly refer to the amount of the payments received or receivable for sales of services in the regular course of the Company’s activities. Revenue is stated at the gross amount, less approximate taxes, returns and discounts.

Revenue is recognized when it can reliably measured, it is probable that future economic benefits will be transferred to the Company, the transaction costs can be measured, the risks and benefits have been substantially transferred to the buyer and certain specific criteria have been met for each of the Company’s activities.

Service revenues are recognized when the services are provided. Local and long distance calls are charged based on time measurement according to the legislation in effect. The services charged based on monthly fixed amounts are calculated and recorded under the straight-line basis. Prepaid services are recognized as advances from customers and recognized in revenue as they are used by the customers.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Revenue from sales of payphone cards (Public Use Telephony (TUP)), cell phones and accessories is recognized when these items are delivered and accepted by the customers. Discounts on services provided and sales of cell phones and accessories are taken into consideration in the recognition of the revenues to which they are linked. Revenues involving transactions with multiple elements are identified in relation to each of their components and the recognition criteria are applied on an individual basis. Revenues are not recognized when there is significant uncertainty as to their realization.

s.	Expense recognition

Expenses are recognized under the accrual basis, considering their relation with revenue realization. Prepaid expenses relating to future years are deferred.

t.	Financial expenses, net

Financial income is recognized under the accrual basis and comprises interest on receivables settled after due date, gains on cash investments and gains on derivatives. Financial expenses consist of interest and other charges on loans, financing, derivative contracts, reversal of adjustments to present value and other financial transactions. They also include the recognition of interest on assets and liabilities recorded at present value.

Interest on capital, when credited, is added to the balance of financial expenses and, for reporting purposes, the amounts recorded are reversed against income (loss) for the year and reclassified as a deduction from retained earnings, in shareholders’ equity.

u.	Employee Benefits

The employee benefits offered by the Company are as follows:

(i)	Supplementary Pension Plan: The private pension plans and other postretirement benefits sponsored by the Company are managed by three foundations. The contributions are determined based on actuarial calculations, when applicable, and recorded against income (loss) under the accrual basis.

The Company has defined benefit and defined contribution plans. A defined contribution plan is a pension plan under which the Company makes fixed contributions to a fund, which is managed by a separate institution. The sponsor is not under the legal or constructive obligation of making additional contributions, in the event the fund lacks sufficient assets to pay all employees the benefits related to the services provided in the current year and in prior years. The contributions are recognized as employee benefit expenses as incurred.

The obligation recognized in the balance sheet, as regards the defined benefit pension plans presenting a deficit, corresponds to the present value of the benefits defined at the balance sheet date, less the fair value of the plan’s assets. The defined benefit is annually calculated by independent actuaries, who use the projected unit credit method. The present value of the defined benefit is determined by discounting the estimated future cash outflows, using the projected inflation rate plus long-term interest estimated at 6% per year. Supplemental information on private pension plans is provided in note 29.

(ii)	Stock Options: The Company grants a stock option plan to its management and employees, and the options are settled in shares. The fair value of the services received from employees in exchange for these options is determined based on the fair value of the options, established at the grant date.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

This Company also has stock options of its Parent Company, which are granted to management and employees. These options are considered options settled in cash. The Company revaluates the fair value of the options granted at the balance sheet date and recognized changes in fair value in the statement of income.

The fair value of the services received from employees and management in exchange for the options is recognized as an expense during the vesting period. The Company reviews the estimate of the number of options expected to be exercised and recognizes the impacts of this review in the statement of income. The options settled in shares are recorded as an expense as a contra entry to an increase in shareholders’ equity. The options settled in cash are recorded against a liability.

(iii)	Profit Sharing: Accrued employee and management profit sharing is recognized under the accrual basis and recorded as an expense. The determination of the amount, which is paid in the year subsequent to that in which the profit sharing was accrued, considers the target program established with the employees’ union, through a collective bargaining agreement, pursuant to Law 10101/00 and the By-laws.

v.	Earnings per share

Earnings per share are calculated based on the amount of outstanding shares at the balance sheet date. Outstanding shares are represented by the total shares issued, less the shares held in treasury.

4.	Critical accounting estimates and assumptions

The preparation of financial statements requires the use of certain estimates and assumptions. Accounting estimates were based on objective as well as subjective factors, and judgment by management was required to determine the adequate amount to be recorded in the financial statements. The estimates and judgments are continuously evaluated and are based on historic experience, as well as on other factors, including expected future events regarded as reasonable according to the circumstances.

These estimates are used for the following purposes, but are not limited to them: to record allowances for doubtful accounts, useful lives of property, plant and equipment and intangible assets, impairment of goodwill and long-lived assets, taxable income projections, provisions for contingencies, to determine the value of assets and liabilities related to employee benefits and the fair value of derivatives and other financial instruments. Actual results could differ from those estimates.

Accounting estimates, by definition, will rarely equal the actual results. The estimates and assumptions which represent a significant risk of causing material adjustments to the book balances of assets and liabilities in the coming years are listed below:

a.	Allowance for Doubtful Accounts

The Company records allowances for accounts receivable whose collection is regarded as doubtful. The estimates are based on the Company’s historic collection experience and a review of the current status of all accounts receivable. This estimate takes into consideration the loss percentages on each maturity of accounts receivable, applicable to the different risk categories. Additional allowances may be necessary should the amount of the allowance estimated for the receivables differ from the amounts which were not collected as a result of a deteriorating financial condition of customers or other factors.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

b.	Depreciation of Property, Plant and Equipment

Depreciation of property, plant and equipment is calculated under the straight-line method based on the estimated useful lives of assets. The principal depreciation rates are shown in note 19. Due to the complexity of the Company’s property, plant and equipment, the estimates of useful lives require substantial judgment and are uncertain by nature, since the technologies and market practices constantly change, which may accelerate the obsolescence of the assets. If the Company changes substantially the estimates of the useful lives of the assets and if the market conditions indicated possible obsolescence of property, plant and equipment, the depreciation expenses and obsolescence write-offs, and, as a result, the net book balance of property, plant and equipment could be materially different.

c.	Goodwill Impairment

The Company performs annual tests to check whether goodwill has been impaired, in conformity with the accounting policy described in note 3.g. The recoverable values of the cash generating units are determined based on the calculations of value in use. These calculations require the use of estimates.

The determination of the fair value and future discounted operating cash flows requires that certain assumptions and estimates be made referring to the projected cash inflows and outflows related to revenues, costs and future expenses. These estimates and assumptions may be influenced by different internal and external factors, such as economic trends and interest rates, changes in business strategies and in the types of services and products the Company offers to the market. The use of different assumptions and estimates could significantly change the Financial Statements. Considering all the assets and liabilities of the transaction as a single cash generating unit, an evaluation of this disclosure unit was performed, including assumptions and estimates regarded as appropriate, and did not result in the obligation to record any impairment losses on the goodwill.

d.	Tax Evaluation

The Company recognizes and pays taxes on income based on the results of operations calculated pursuant to Brazilian Corporate Law, in compliance with the tax bases determined for calculating the taxes. The Company recognizes the deferred tax assets and liabilities based on differences between the book balances recorded in the financial statements and the tax bases calculated pursuant to prevailing tax legislation.

The Company periodically reviews deferred tax assets as regards their recoverability and a provision for impairment is recorded when it is probable that these assets will not be realized, based on historic taxable income, projected future taxable income and the time estimated for reversal of the existing temporary differences. In order to determine future taxable income, the future taxable revenues and deductible expenses are estimated, which are subject to different external and internal factors, such as economic trends, industry trends, interest rates, changes in tax legislation, changes in business strategies and in the types of services offered to the market.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

e.	Contingencies

Contingencies are recognized for the amounts of probable losses based on the assessment of management and internal and external legal counsel regarding the lawsuits and other events known at the balance sheet date. The Company continuously evaluates the provisions for contingencies. Significant changes in the facts, circumstances and events, such as court decisions, may affect the estimates and have a material impact on the financial statements.

5.	Operating revenue from services and sales

	Year ended December 31,
	2006	2007	2008
Local services:
Subscription	3,517,369	3,535,708	3,675,529
Fixed and Fixed x Mobile	3,337,509	2,983,272	2,845,861
Public telephones	540,610	546,007	474,656
Other	74,091	47,276	28,351

Total	7,469,579	7,112,263	7,024,397
Long distance services:
Intraregional	2,464,387	2,662,498	2,577,690
Interregional and International	305,702	284,956	274,921

Total	2,770,089	2,947,454	2,852,611
Mobile telephone services:
Telephone	1,037,072	1,648,816	1,739,963
Sales of goods	286,198	270,515	225,670

	1,323,270	1,919,331	1,965,633
Data transmission	2,000,525	2,415,374	3,404,372
Network services	770,579	715,567	823,219
Other	777,276	887,399	936,910

Gross operating revenues	15,111,318	15,997,388	17,007,142
Value added and other taxes on revenues	(4,285,952)	(4,353,809)	(4,389,541)
Discounts	(528,707)	(585,033)	(1,320,766)

Net operating revenue	10,296,659	11,058,546	11,296,835

There are no customers who individually account for more than 5% of gross operating revenues.

6.	Cost of services and sales

The costs incurred on goods and services are as follows:

	Year ended December 31,
	2006	2007	2008
Depreciation and amortization	(2,306,553)	(2,033,845)	(1,683,112)
Personnel	(191,779)	(183,453)	(367,614)
Mobile handsets and accessories	(294,727)	(255,429)	(236,603)
Materials	(72,394)	(69,951)	(64,073)
Third party services	(3,025,924)	(3,252,907)	(3,173,305)
Rental, leases and insurance	(348,238)	(313,925)	(395,008)
Other	(225,606)	(273,573)	(289,703)

	(6,465,221)	(6,383,083)	(6,209,418)

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

7.	Other operating expenses, net

Other revenues and expenses attributed to operating activities are shown as follows:

	Year ended December 31,
	2006	2007	2008
Receivables from settlement of litigation (a)	—	—	169,885
Taxes other than income taxes and VAT taxes	(105,906)	(86,855)	(145,632)
Recovery of expenses on pension plans – surplus	—	81,209	61,104
Provision for actuarial liabilities of pension plan	(28,709)	(89,675)	(81,324)
Technical and administrative services	58,306	57,286	60,639
Provision for contingencies, net of reversal (b)	(487,157)	(649,683)	(711,486)
Subventions and Donations received	13,856	16,889	15,284
Fines and expenses recovered (c)	264,740	173,743	248,479
Settlement of dispute with Telecommunication Companies	53,838	16,610	21,403
Infrastructure rentals	78,796	87,439	86,975
Donations and sponsoring	(9,892)	(11,499)	(23,006)
Court fees	(32,870)	(51,060)	(59,430)
Reversal of other provisions	15,540	32,390	10,920
Amortization of goodwill on acquisition of investment	(73,814)	(84,911)	(82,291)
Gain (loss) on write-off of property, plant and equipment and intangible assets	49,810	(3,473)	(56,774)
Amortization of goodwill on merger	(7,811)	(126)	—
Provision for tax incentive losses	(14,473)	—	—
Other	(5,523)	7,802	16,401

	(231,269)	(503,914)	(468,853)

(a)	Refer to the amount received as a result of the Litigation Release and Settlement Instrument entered into by the Company, its subsidiary 14 Brasil Telecom Celular S.A. and its Parent Company, Opportunity Fund/ Banco Opportunity and their associates, and Telemar Norte Leste S.A., which are detailed in note 1, under a specific item.

(b)	The increase in provisions for contingencies is mainly related to new civil and tax lawsuits and reassessments due to changes in circumstances, legal facts and jurisprudences occurred in 2008. The assessments related to new tax lawsuits refer to discrepancy between the Local and State Government interpretation and the Company (see Note 28).

(c)	Fines and expenses recovered primarily represent penalties collected on past due accounts receivable and recovery of sales taxes of prior periods. The amount of penalties collected on past due accounts receivable amounted to R$90,758 R$94,749 and R$92,430 in 2006, 2007 and 2008, respectively.

8.	Financial expenses, net

	Year ended December 31,
	2006	2007	2008
Financial income:
Interest income	582,875	435,948	697,190
Financial expenses:
Losses on foreign currency financing and monetary variations	(168,098)	(86,267)	(278,617)
Interest expense	(727,233)	(624,429)	(692,132)

	(312,456)	(274,748)	(273,559)

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

9.	Income and social contribution taxes expenses

Brazilian income taxes comprise federal income and social contribution taxes. In 2006, 2007 and 2008, the rate for income tax was 25% and the rate for social contribution tax was 9%, producing a combined statutory rate of 34%.

Income and social contribution taxes are booked on an accrual basis, with the temporary differences being deferred. The provisions for income and social contribution taxes recognized in the statements of operations, all of which are Brazilian taxes, are as follows:

	Year ended December 31,
	2006	2007	2008
Social contribution tax	(51,226)	(126,952)	(153,967)
Income tax	(110,328)	(366,319)	(483,941)
Deferred taxes	60,124	198,544	86,440

	(101,430)	(294,727)	(551,468)

The following is a reconciliation of the amounts calculated by applying the combined statutory tax rates to the reported income before taxes and the reported income tax expense:

	Year ended December 31,
	2006	2007	2008
Pre-tax Brazilian income	600,043	1,109,722	1,588,848
Pre-tax foreign	(57,080)	(16,774)	(9,415)
Income/ before taxes as reported in the accompanying consolidated financial statements	542,963	1,092,948	1,579,433
Combined statutory rate	34%	34%	34%
Tax expense at the combined statutory rate	(184,607)	(371,602)	(537,007)
Permanent additions:
Goodwill amortization	(13,569)	(28,852)	(27,979)
Exchange variation on equity investments	(7,041)	(4,100)	(1,760)
Loss on investments	—	—	(14,211)
Non-deductible expenses (fines and souvenirs)	(6,021)	(6,143)	(69,975)
Non-deductible provisions (contingences, Finor losses)	(13,020)	(16,635)	(3,668)
Other losses	(5,935)	(3,015)	(12,018)
Donations and sponsorships	(2,396)	(2,799)	(5,579)
Other non-deductible expenses	(2,753)	(12,567)	(28,457)
Permanent exclusions:
Non-taxable income	33,479	21,224	43,670
Other items:	—
Interest on shareholders’ equity	118,626	119,136	110,262
Unrecognized tax loss	(7,313)	337	12,469
Difference in foreign tax rates	(13,920)	(4,378)	(3,471)
Recognition of deferred Income Tax on Accumulated Tax Losses	—	7,911	—
Other, net	3,040	6,756	(13,744)

Income and social contribution tax benefit as reported in the accompanying consolidated financial statements	(101,430)	(294,727)	(551,468)

In 2006, 2007 and 2008, part of the dividends that the Company proposed for payment at the end of the year were characterized as interest on shareholders’ equity. As a result, under Brazilian tax law, such dividends were treated as a deduction for income tax purposes.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The composition of deferred tax assets and liabilities, based on temporary differences, is as follows:

	December 31,
	2007	2008
Deferred tax assets:
Provision for contingencies	404,672	435,941
Provision for actuarial deficiency – FbrTPrev	233,833	256,969
Allowance for doubtful accounts	127,225	132,450
Tax loss carry forwards	680,185	739,296
ICMS – 69/88 Agreement	41,330	25,481
Provisions for COFINS/CPMF/INSS and FUST Suspended Collection	39,182	82,323
Provision for losses – inventories and construction in progress	14,520	9,408
Write-off of deferred charges – adjustment to Law 11638/07	27,428	13,589
Leases – adjustment to Law 11638/07	2,771	1,561
Other	45,997	51,632

Total	1,617,143	1,748,650

Current	366,624	421,150
Non-current	1,250,519	1,327,500

	December 31,
	2007	2008
Deferred tax liabilities:
Inflation adjustment of escrow deposits	73,480	130,249
Additional indexation expense from pre-1990	7,468	6,870

Total	80,948	137,119

Current	18,749	35,429
Non-current	62,199	101,690

The composition of tax liabilities is as follows:

	December 31,
	2007	2008
Federal income tax payable	56,410	31,694

Total	56,410	31,694

Current	55,958	31,291
Non -Current	452	403

The Company has not provided a valuation allowance against the net deferred tax asset as of December 31, 2008 arising out of temporary differences based upon management’s belief that it is more likely than not that such deferred tax asset will be realized in the future through reversal of the differences and its generation of taxable income. The taxable income basis for the registration of the deferred tax assets is calculated under Brazilian Corporate Law.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

10.	Supplemental cash flow information

	Year ended December 31,
	2006	2007	2008
Income and social contribution tax paid	49,072	359,016	619,923
Interest paid	566,720	585,267	525,468
Cash paid against provisions for contingencies	483,497	469,174	451,050
Non-cash transactions:
Forfeiture dividends	10,068	7,726	20,484
Asset retirement obligations	4,898	7,168	4,491
Acquisition of permanent assets by incurring liabilities	33,098	82,082	1,239,463

11.	Cash and Cash Equivalents

	December 31,
	2007	2008
Cash and banks	314,330	167,838
Cash Equivalents	269,662	1,310,720

	583,992	1,478,558

The cash equivalents portfolio is broken down as follows:

	December 31,
	2007	2008
Exclusive investment funds
Government securities	108,693	—
Private securities	95,848	19,587
Cash and repurchase commitments Overnight	37,035	543,200
Derivatives	402	—

Subtotal	241,978	562,787
Private securities - Deposits certificates	—	639,160
Investments abroad - Deposits certificates	377	109,023
Open investments Funds	27,579	—

Subtotal of cash equivalent	269,934	1,310,970
Portion restrict by court order, considered in escrow deposits	(272)	(250)

Total cash equivalent	269,662	1,310,720

The exclusive funds, managed by financial institutions, hold portfolios of government bonds and time deposits (CDB’s) issued by major Brazilian financial institutions, and have average return close to the interbank rate (CDI) which are subject to repurchase agreement.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

12.	Cash investments

The investment portfolio is broken down as follows:

	December 31,
	2007	2008
Exclusive investment funds
Government securities	1,436,884	371,036
Private securities	258,876	190,831
Cash and repurchase commitments Overnight	93,696	—

Subtotal	1,789,456	561,867
Government securities	53,556	—
Private securities	3,583	—

Total Cash Investments	1,846,595	561,867

The securities held for trading at fair value represent investments in exclusive funds managed by prime financial institutions, and own-portfolio investments, mainly represented by federal government securities and private securities issued by prime financial institutions. Changes in the fair value of these financial assets are recorded under “Financial income (expenses)” in the statement of income.

13.	Trade accounts receivable, net

Trade accounts receivable are broken down as follows:

	December 31,
	2007	2008
Unbilled services	892,448	954,353
Billed services	1,597,040	1,589,911
Sale of goods	75,603	60,249

Subtotal	2,565,091	2,604,513
Allowance for doubtful accounts:
Services	(370,799)	(389,377)
Sale of goods	(4,591)	(5,046)

Subtotal	(375,390)	(394,423)

	2,189,701	2,210,090

The changes in the allowance for doubtful accounts were as follows:

	Year ended December 31,
	2006	2007	2008
Beginning balance	(361,446)	(357,635)	(375,390)
Provision charged to selling expense	(384,320)	(348,001)	(370,242)
Write-offs	388,131	330,246	351,209

Ending balance	(357,635)	(375,390)	(394,423)

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

14.	Inventories, net

Maintenance and resale inventories, for which allowances for losses or adjustment to estimated realizable value are recorded, are as follows:

	December 31,
	2007	2008
Maintenance inventories	7,158	5,514
Mobile phones and accessories	53,532	65,420
Allowance for losses – realization value	(27,554)	(16,745)
Allowance for losses – obsolete items	(425)	(141)

	32,711	54,048

15.	Recoverable taxes

	December 31,
	2007	2008
Recoverable social contribution tax	4,413	7,151
Recoverable income tax	56,468	86,306
Sales and other taxes	596,179	747,605

Total	657,060	841,062

Current	454,283	546,243
Non-current	202,777	294,819

Most of the sales and other taxes are related to the ICMS (Imposto sobre Circulação de Mercadorias e Serviços - value added tax) recoverable which arose mostly from credits recorded upon the purchase of fixed assets, whose offset against ICMS payable may occur within 48 months.

16.	Escrow Deposits

	December 31,
	2007	2008
Labor	250,564	299,155
Tax	98,153	87,771
Civil	1,044,152	2,517,039

Total	1,392,869	2,903,965

Current	329,357	678,972
Non-current	1,063,512	2,224,993

The increase in the amount of escrow deposits is related to corporate civil lawsuits, for which the Company’s management, supported by the opinion of its legal counsel, considers an unfavorable outcome as possible or remote.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

In compliance with the Resolution 489/05, of CVM, as from 2006 the amounts of escrow deposits linked to specific provisions for contingencies (Note 28) are presented net of the provisions.

	December 31,
	2007	2008
Escrow deposits before compliance with Resolution CVM 489/05	1,878,854	3,571,547
Less escrow deposits linked to contingencies and taxes other than income taxes:
Labor	(220,679)	(213,028)
Tax	(212,188)	(169,048)
Civil	(53,118)	(285,506)

Escrow deposits	1,392,869	2,903,965

The majority of the escrow deposits relate to the labor, civil lawsuits and tax cases, with the most significant individual item being the ICMS (State VAT), as described in Note 23 and the amount increased of escrow deposits in 2008 is related, principally, to the rules introduced by the new Code of Civil Procedure in Brazil which started to require prior guarantee of process under discussion.

17.	Other assets

	December 31,
	2007	2008
Pension Plan – future recoverable contributions(a)	74,476	123,938
Prepaid expenses	38,812	61,740
Accounts receivable from telecommunications companies	8,807	—
Advances to suppliers and employees	55,129	58,313
Tax credits earned(b)	46,543	312
Contractual guarantees and retentions	—	3,777
Assets available for sale	1,280	606
Loans and financing assets	7,973	6,868
Other	24,236	49,129

	257,256	304,683

Current	173,404	159,058
Non-current	83,852	145,625

(a)	Asset recognized to be used on the offset of future employer contributions to the supplementary pension TCSPREV plan, as described in Note 29.

(b)	State letters of credit acquired to pay ICMS tax notices issued against the Company.

18.	Investments

Investments stated at cost (less reserves when applicable) are represented by interests obtained by converting shares or capital quotas of tax incentives in regional FINOR/FINAN funds, Laws for Incentives for Information Technology Companies and Audivisual Law. The amount of R$ 3,744 (R$ 24,218 in 2007) is predominantly composed of shares of other telecommunications companies located in the regions covered by these regional incentives.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

19.	Property, plant and equipment, net

a.	Composition

The changes in property, plant and equipment are as follows:

	Works in progress	Automatic switching equipment	Transmission equipment and other (1)	Infrastructure	Buildings	Other assets	Total
Cost of PP&E (gross amount)
Balance as of 01/01/07	322,712	5,149,971	14,132,526	3,777,487	943,058	1,740,269	26,066,023
Additions	1,079,500	947	212,272	17,953	1,251	71,555	1,383,478
Write-offs	(10,575)	(2,302)	(122,651)	(22,974)	(500)	(34,941)	(193,943)
Transfers	(931,284)	7,836	468,718	121,356	13,522	56,693	(263,159)
Balance as of 12/31/07	460,353	5,156,452	14,690,865	3,893,822	957,331	1,833,576	26,992,399
Additions	1,586,465	2,412	286,234	9,028	10,444	65,631	1,960,214
Write-offs	(41,951)	(4,614)	(110,684)	(21,176)	(1,758)	(29,641)	(209,824)
Transfers	(994,910)	148,854	593,369	113,961	4,420	57,086	(77,220)
Balance as of 12/31/08	1,009,957	5,303,104	15,459,784	3,995,635	970,437	1,926,652	28,665,569
Accumulated depreciation
Balance as of 01/01/07	—	(4,778,262)	(10,651,929)	(2,327,178)	(530,422)	(1,199,302)	(19,487,093)
Depreciation expenses	—	(153,823)	(1,371,833)	(263,316)	(33,549)	(155,861)	(1,978,382)
Write-offs	—	2,102	120,718	17,908	73	26,531	167,332
Transfers	—	715	22,930	(10,299)	(1,393)	(15,775)	(3,822)
Balance as of 12/31/07	—	(4,929,268)	(11,880,114)	(2,582,885)	(565,291)	(1,344,407)	(21,301,965)
Depreciation expenses	—	(103,591)	(1,081,424)	(251,793)	(34,178)	(147,526)	(1,618,512)
Write-offs	—	4,951	109,023	19,407	703	22,986	157,070
Transfers	—	—	369	—	(25)	(382)	(38)
Balance as of 12/31/08	—	(5,027,908)	(12,852,146)	(2,815,271)	(598,791)	(1,469,329)	(22,763,445)
Net PP&E
Balance as of 01/01/07	322,712	371,709	3,480,597	1,450,309	412,636	540,967	6,578,930
Balance as of 12/31/07	460,353	227,184	2,810,751	1,310,937	392,040	489,169	5,690,434
Balance as of 12/31/08	1,009,957	275,196	2,607,638	1,180,364	371,646	457,323	5,902,124
Annual average depreciation rate	—	20.0%	17.0%	8.5%	4.2%	—

(1)	Transmission equipment and other include: data transmission and communication equipment

According to the STFC concession agreements, the Company’s assets that are indispensable for providing the service and qualified as “returnable assets” will be automatically returned to ANATEL when the concession ends, and the Company will be entitled to the indemnities established in the legislation and the related agreements. The balance of gross cost of returnable assets on December 31, was R$22,173,331 (R$21,636,432 in 2007) and the residual value on the same date was R$3,001,610 (R$3,288,196 in 2007).

b.	Capitalized interest

As required in the telecommunication industry up to December 31, 1998, the Company capitalized interest attributable to construction-in-progress until that time at the rate of 12% per annum of the balance of construction-in-progress. Starting in 1999, the Company capitalizes interest on loans related to financing of construction in progress, and interest on internal financing is no longer capitalized. The amounts of R$237, R$21,736 and R$39,354 were capitalized in 2006, 2007 and 2008, respectively. Capitalized interest is depreciated over the same period as the associated assets.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

c.	Rentals

The Company rents equipments, premises, dedicated lines and electrical energy public posts through a number of agreements that expire at different dates. Total annual rent expense under these agreements was as follows:

	Year ended December 31,
	2006	2007	2008
Rent expense	471,493	512,190	599,888

There are not rental commitments relating to these contracts with future minimum rental payments.

d.	Impairment analysis

Property, plant, and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Projections at balance sheet date support the recoverability of these assets based on the expansion of the Company’s operations, and on the maintenance of profitable margins in its various business segments. However, if the Company is not successful in meeting its operational and business targets, it is possible that part or all of the assets of its segments will be impaired in the future.

20.	Intangible assets

The changes in intangible assets are as follows

	Goodwill	Intangible assets in progress	Data processing systems	Trademarks and patents	Regulatory permits	Other	Total
Cost of intangible assets (gross amount)
Balance as of 01/01/07	498,813	11,891	1,870,714	1,850	352,900	202,577	2,938,745
Additions	—	17,877	2,058	—	4,847	—	24,782
Write-offs	—	—	(40,301)	—		—	(40,301)
Transfers	—	(20,203)	341,762	(1,199)	30,124	(96,832)	253,652
Balance as of 12/31/07	498,813	9,565	2,174,233	651	387,871	105,745	3,176,878
Additions	16,254	264,861	6,654	—	489,985	—	777,754
Write-offs	(19,078)	—	(6,182)	—	—	(76,288)	(101,548)
Transfers	—	(260,656)	349,893	—	6,148	(11,007)	84,378
Saldo em 31/12/08	495,989	13,770	2,524,598	651	884,004	18,450	3,937,462
Amortização Acumulada
Balance as of 01/01/07	(244,722)	—	(1,017,091)	(749)	(55,061)	(181,416)	(1,499,039)
Amortization expenses	(90,336)	—	(338,387)	(14)	(33,346)	(8,745)	(470,828)
Write-offs	—	—	26,355	—	—	—	26,355
Transfers	—	—	(98,927)	713	—	101,525	3,311
Saldo em 31/12/07	(335,058)	—	(1,428,050)	(50)	(88,407)	(88,636)	(1,940,201)
Amortization expenses	(101,016)	—	(308,985)	(4)	(50,506)	(5,876)	(466,387)
Write-offs	18,941	—	6,080	—	—	76,287	101,308
Transfers	—	—	(12,050)	—	—	12,086	36
Balance as of 12/31/08	(417,133)	—	(1,743,005)	(54)	(138,913)	(6,139)	(2,305,244)
Net intangible assets
Balance as of 01/01/07	254,091	11,891	853,623	1,101	297,839	15,113	1,433,658
Balance as of 12/31/07	163,755	9,565	746,183	601	299,464	17,109	1,236,677
Balance as of 12/31/08	78,856	13,770	781,593	597	745,091	12,311	1,632,218
Annual average amortization rate	19.2%	—	20%	—	6.6%	6.8%	—

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Composition of Goodwill

	December 31,
	2007	2008
Goodwill on acquisition of iG	95,011	48,159
Goodwill on acquisition of iBest	31,452	19,026
Goodwill on acquisition of Brt Multimídia	29,431	7,358
Goodwill on acquisition of Globenet	941	—
Other	6,920	4,313

	163,755	78,856

For the year ended on December 31, 2006, 2007 and 2008 the aggregated amortizations expenses were:

2006	350,246
2007	364,725
2008	360,450

The expected amortization amount for the above intangible assets as of December 31, 2008 is as follows:

2009	377,729
2010	300,711
2011	218,472
2012	171,432

21.	Payroll and related accruals

	December 31,
	2007	2008
Salaries and wages	6,010	167
Accrued social security charges	80,524	81,744
Accrued benefits	3,837	4,354
Stock option plans	13,179	23,893

	103,550	110,158

22.	Accounts payable and accrued expenses

	December 31,
	2007	2008
Suppliers	1,482,582	1,889,543
Third-Party Consignments	131,850	170,871

	1,614,432	2,060,414

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

23.	Taxes other than income taxes

	December 31,
	2007	2008
ICMS (Value-added tax) (a)	811,743	702,645
Escrow deposits referring to agreement ICMS 69/98	(190,142)	(147,295)
Other taxes on operating revenues	222,298	371,213

	843,899	926,563

Current	746,216	669,436
Non-current	97,683	257,127

(a)	The ICMS balance comprises amounts arising from Agreement 69/98, which have been challenged in court and are deposited in escrow on a monthly basis. It also includes the ICMS deferral incentive granted by the State Government of Paraná.

24.	Dividends/interest on shareholders’ equity and profit sharing

	December 31,
	2007	2008
Dividends payable to:
Controlling shareholder	474,246	185,427
Minority shareholders (a)	290,595	155,358
Employees’ profit sharing	81,328	83,237

	846,169	424,022

(a)	Includes R$65,130 in 2008 and R$59,978 in 2007 of unclaimed dividends from prior years, which will be transferred as to retained earnings if not claimed within three years.

25.	Loans and financing

	December 31,
	2007	2008
Financial institutions (a)	2,806,431	3,479,037
Public debentures (b)	1,080,000	1,080,000
Accrued interest	98,860	105,591
Leases	27,017	12,698
Accrued interest and other charges on leases	8,149	1,731

Subtotal	4,020,457	4,679,057

Cost incurred	(18,593)	(15,152)
Total	4,001,864	4,663,905
Current	399,231	670,707
Non-current	3,602,633	3,993,198

a.	Financial institutions

Financing from financial institutions denominated in local currency was as follows:

(i)	At December 31, 2008, local currency financing bore fixed interest of 2.4% to 10.0% per annum and variable interest based on one of the following reference rates: TJLP (Brazilian long-term interest rates, which was 6.25% per annum at December 31, 2008) plus 2.3% to 5.5% per annum, UMBNDES (National Bank for Economic and Social Development currency basket, which was valued 33.8% against the Brazilian real in 2007) plus 5.5% per annum, 100% and 104% of CDI (Interbank Deposit Certificate rate, which was 11.73% per annum at December 31, 2008). In 2008 the average CDI rate was 13.61% per annum.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

(ii)	At December 31, 2007, local currency financing bore fixed interest of 2.4% to 11.5% per annum and variable interest based on one of the following reference rates: TJLP (Brazilian long-term interest rates, which was 6.25% per annum at December 31, 2007) plus 2.3% to 5.5% per annum, UMBNDES (National Bank for Economic and Social Development currency basket, which was devalued 16.8% against the Brazilian real in 2007) plus 5.5% per annum, 104% of CDI (Interbank Deposit Certificate rate, which was 11.12% per annum at December 31, 2007). In 2007 the average CDI rate was 11.82% per annum.

Financing denominated in foreign currency was as follows:

(i)	At December 31, 2008, foreign currency financing bore fixed interest rate of 1.75% to 9.38% per annum, a variable interest based on LIBOR and 1.92% above the YEN LIBOR, resulting in a weighted average rate of 2.96% per annum. The LIBOR and YEN LIBOR rates for semi-annual payments were 3.13% and 0.99% per annum on December 31, 2008, respectively.

(ii)	At December 31, 2007, foreign currency financing bore fixed interest rate of 1.75% to 9.38% per annum, a variable interest based on LIBOR and 1.92% above the YEN LIBOR, resulting in a weighted average rate of 3.28% per annum. The LIBOR and YEN LIBOR rates for semi-annual payments were 5.4% and 1.0825% per annum on December 31, 2007, respectively.

b.	Financing Agreements

On July 18, 2008, the Company and BrT Celular entered into financing agreements with Banco do Brasil, in the amounts of R$42.000 and R$33.000, respectively. Such funds arise from the Mid-West Financing Constitutional Fund (FCO) and are invested in the expansion of the infrastructure network (voice, data and image) in the States of Goiás, Mato Grosso, Mato Grosso do Sul and the Federal District. The funds were released on August 8, 2008 and repayment terms include a one-year grace period, after which the financing will be repaid in sixty monthly installments, the last of which in August 2014. This financing bears interest of 10,0% p.a., payable by each company, and there are bonuses for timely payment of 15% discount on such charge. At the balance sheet date, the accumulated liability balance totaled R$43.010 for the Company and R$33.794 for BrT Celular

c.	Public debentures

Fourth public issue: 108.000 non-convertible debentures with no renegotiation clause and a face value of R$10 each, totaling R$1.080.000, issued on June 1, 2006. The payment term is seven years, maturing on June 1, 2013. The yield corresponds to an interest rate of 104,0% of the CDI, payable on a half-yearly basis. Repayment, which shall indistinctly consider all debentures, will occur annually as from June 1, 2011, in three installments of 33,3%, 33,3% and 33,4% of the unit face value, respectively. At the balance sheet date, no debentures from this issue were held in treasury.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

On December 17, 2008, a General debenture holders’ Meeting was held, at which the holders of 97,58% of the outstanding debentures approved an amendment to the indenture. Such amendment changes the Issuer’s mandatory purchase terms and conditions and the debentures’ yield, transferring to the Company the right to elect and disclose in a Notice to debenture holders, within 20 days from completion of the sale of the Company’s shareholding control to Telemar Norte Leste S.A. or any of its subsidiaries, whether or not it accepts the yield established at the General debenture holders’ Meeting, as well as purchase the debentures held by debenture holders at their request.

The Company decided to change the debentures’ yield from 104% of the Interbank Deposit Rate (DI Rate) to the DI Rate plus a spread of 3.5% per year, and to purchase the debentures held by the debenture holders who disagreed with such decision.

The debenture holders had a five-business day term, ending February 4, 2009, to express their wish to redeem the debentures, but no such requests were made (see note 35).

d.	Repayment schedule

Non-current debt is scheduled to be paid as follows:

2008
2010	770,400
2011	880,670
2012	771,715
2013	772,650
2014	664,969
2015 and after	132,794

3,993,198

e.	Interest Rate and Currency analysis

Total debt is denominated in the following currencies:

	Exchange rate at December 31, 2007 and 2008 (Units of one Brazilian real)	December 31,
		2007	2008
Floating Rate Debt:
Brazilian reais		3,327,505	3,757,924
U.S. dollars	1,7713 and 2,3370, respectively	25,843	22,636
Yen	0,015839 and 0,025800, respectively	235,721	277,769

		3,589,069	4,058,329
Fixed Rate Debt:
Brazilian reais		52,244	126,049
U.S. dollars	1,7713 and 2,3370, respectively	360,027	479,242
Yen	0,015839 and 0,025800, respectively	524	285

		412,795	605,576

Total		4,001,864	4,663,905

Guarantees

Certain loans and financing obtained are collateralized by receivables from the provision of fixed telephony services and Parent Company’s sureties.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The Company has hedging transactions for 60,5% of these US dollar-and yen-denominated loans and financing entered into with third parties in order to hedge against significant fluctuations in the quotations of these debt adjustment indexes. At the balance sheet date, taking into consideration the hedging transactions and foreign currency investments, the actual exposure was 8,6% (3,6% as of December 31, 2007).

The public debentures have unsecured guarantees, through a surety granted by Brasil Telecom Participações S.A. Under the indenture, as guarantor and jointly liable party, the Parent Company commits to guarantee and pay all the obligations assumed by the Company with the debentureholders.

BrT Celular’s Financing Agreement with the BNDES

BrT Celular entered into a financing agreement with the National Bank for Economic and Social Development (BNDES) on February 19, 2008, in the amount of R$259.100 to be invested in the expansion and modernization of the mobile phone network (personal mobile service) by 2009. The financing has a total term of 9 years and 6 months, with a thirty-month grace period, after which repayment will be made in 84 monthly installments. Charges on this financing are associated to the TJLP (Long-Term Interest Rate) variation plus 3,52% per year. The total amount of the financing was released in 2008, R$100.000 of which on March 17, 2008 and R$159.376 on October 22, 2008. This obligation is collateralized by assignment and restriction of receivables linked to the Company’s revenues, and a surety provided by the latter

f.	Covenants

The agreements that govern the Company’s debt contain a number of restrictive covenants, and the failure to comply with them could adversely impact the Company’s business. In particular, the terms of these agreements restrict the Company’s ability, and the ability of its subsidiaries, to incur additional debt, grant liens, pledge assets, sell or dispose of assets and make certain acquisitions, mergers and consolidations. Furthermore, a number of the Company’s debt agreements include financial covenants that require the maintenance of certain specified financial ratios. As a general rule, the occurrence of an event of default under one of the debt agreements may trigger defaults under other debt agreements.

Compliance with these covenants in future periods will depend upon the Company’s financial and operating performance, which may be affected by adverse business, market and economic conditions. If the Company is unable to comply with these covenants, or to obtain waivers from its lenders, the debt obligations may be accelerated and the terms of its debt agreements may be otherwise amended adversely. If the Company is unable to meet its debt service obligations or comply with its debt covenants, the Company could be forced to restructure or refinance its indebtedness, seek additional equity capital or sell assets.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

26.	Derivatives

	2007	2008
Assets
US dollar options	6,218	29,179
Total	6,218	29,179
Current	—	29,179
Long-term	6,218	—
Liabilities
US dollar options	8,684	419
Cross-currency swaps – Yen to CDI	397,830	221,654
Total	406,514	222,073
Current	118,752	89,920
Long-term	287,762	132,153

The Company has yen-denominated debts and entered into swap contracts to hedge against fluctuations in the yen. The exposure arising from swap contracts is pegged to the CDI rates disclosed by the Clearinghouse for the Custody and Financial Settlement of Securities. Additionally, the Company has US dollar options to hedge its US dollar-denominated debt. These derivatives are described in note 34.e

The Company accounts for the swap transactions by calculating the unrealized gain or loss at each balance sheet date based on what would have been the result of settlement of the outstanding contracts at that date. The gain or loss for a period is recorded in financial income or expense of such period.

The swap operations resulted in losses of R$146,536, R$112,099 and R$54,408 during the years ended December 31, 2006, 2007 and 2008, respectively, which were recorded in financial expenses.

No derivatives were designated as hedge accounting until December 31, 2008.

Payment schedule

Long-term derivatives are scheduled to mature as follows:

	2007	2008
2009	123,262	—
2010	110,606	88,380
2011	53,894	43,773

Total	287,762	132,153

27.	Licenses to offer services

	December 31,
	2007	2008
Personal Mobile Service	242,162	707,999
Concession of STFC	—	65,578
Other Licenses	11,314	10,082

Total	253,476	783,659

Current	78,844	160,074
Non-current	174,632	623,585

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The permits of the Personal Mobile Service are represented by agreements entered into by BrT Celular with ANATEL in 2002 and 2004, totaling R$220,119, to exploit SMP services during a fifteen-year period in the same area where the Company has a concession for fixed telephony. Of the amount contracted, 10% was paid on the execution date and the remaining balance was fully recognized in the subsidiary’s liabilities, to be paid in equal, consecutive annual installments, with maturities scheduled from 2009 to 2010 (two installments) and from 2009 to 2012 (four installments), depending on the fiscal years the agreements were executed. The debit balance is adjusted by the variation of IGP-DI, plus 1% per month.

On April 29, 2008, BrT Celular obtained new permits for exploitation of the 3G network, in the amount of R$488,235, paying on the execution date 10% of the total amount, and the remaining debit balance payable from 2010 to 2015 (in six installments). The debit balance is adjusted by the Telecommunications Services Index (IST), plus 1% per month.

The STFC concession refers to the provision recognized by Brasil Telecom S.A. on the accrual basis, by applying a 1% rate on net income Pursuant to the concession agreement in effect, the payment in favor of ANATEL matures every two years, in April of odd years, and is equivalent to 2% of the net income accrued in the prior year. The next payment is scheduled for 2009.

The amount of other permits belongs to BrT Multimídia and relates to the permit granted for use of radiofrequency blocks associated to the exploitation of multimedia communication services. The contracted amount was R$9,110, adjusted by the IGP-DI plus 1% per month. This balance will be paid in tree equal, consecutive annual installments, all of which mature in May.

28.	Provisions for contingencies

a.	Contingent liabilities

The Company and its subsidiaries periodically assess their contingent risks, and also review their lawsuits taking into consideration legal, economic, tax and accounting aspects. The assessment of these risks aims at classifying them according to the chances of an unfavorable outcome as probable, possible or remote, taking into account the opinion of legal counsel.

Contingencies whose risks are regarded as probable are accrued. The contingencies for which an unfavorable outcome is regarded as possible are presented in this note. These lawsuits are under discussion at administrative and/or judicial level, at all court levels.

In certain situations, due to a legal requirement or as a caution measure, escrow deposits are made to ensure the continuity of the lawsuits under discussion. The escrow deposits related to contingencies with possible and remote likelihood of loss are shown in note 16.

Note that in some cases similar matters may be ranked in different risk degree ratings, which is justified by the facts and particular status of each lawsuit.

Labor lawsuits

The provisions for labor contingencies include an estimate made by the management, supported by the opinion of its legal counsel, of the losses related to lawsuits filed by employees and former employees, as well as by employees of service providers, regarding labor matters.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Tax lawsuits

The provisions for tax contingencies mainly refer to tax collection issues arising from disagreements between management’s understanding, supported by the opinion of the Company’s legal advisors, and the Tax Authorities concerning the interpretation, enforcement, legality and constitutionality of tax legislation.

Civil lawsuits

The provisions for civil contingencies refer to an estimate of the lawsuits related to contractual adjustments arising from economic plans enacted by the Federal Government, and other cases related to shared telephony plans, suits for damages and consumer lawsuits.

Classification by risk level

Probable risk contingencies

The contingencies classified as probable loss risk, for which reserves have been recorded in liabilities, present the following balances:

	Year ended December 31,
	2007	2008
Labor	421,759	426,700
Tax	367,923	269,866
Civil	398,846	752,398

Provisions	1,188,528	1,448,964
Escrow deposits related to the above provisions	(295,843)	(520,287)

Total provisions, net of escrow deposits	892,685	928,677

Current	197,457	218,297
Non-current	695,228	710,380

Labor

Changes in 2008:

Provisions as of December 31, 2007	421,759
Changes allocated to income	148,238
Monetary adjustment	48,728
Reassessment of contingent risks	65,572
Provisions of new lawsuits	33,938
Payments	(143,297)
Subtotal I (provisions)	426,700
Related escrow deposits as of December 31, 2007	(220,679)
Changes in escrow deposits	7,651
Subtotal II (escrow deposits)	(213,028)
Balance as of December 31, 2008, net of escrow deposits	213,672

The provision for labor contingencies mainly refers to:

(i)	Sundry premiums - refer to claims for hazardous duty premium, based on Law 7369/85, regulated by Decree 93412/86, due to the alleged risk related to employees’ contact with the electric power system, health hazard premium, stand-by hours and transfer premium;

(ii)	Salary differences and related effects - refer mainly to claims for salary increases due to alleged noncompliance with trade union agreements. The effects relate to the impact of the salary increase allegedly due on the other amounts calculated based on the employee’s salary;

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

(iii)	Job plan and profit sharing – refers to the claim for enforcement of a job and salaries plan for employees, with promotions for seniority and merit, allegedly not granted, and claims for enforcement of the regulations that provided for the payment of profit sharing on the Company’s net income;

(iv)	Joint liability – refers to the claim to assign liability to the Company, filed by outsourced personnel, due to alleged noncompliance with these personnel’s labor rights by their direct employers;

(v)	Overtime – refers to the claim for payment of salary and premiums increased by alleged overtime hours;

(vi)	Job reinstatement – claim due to alleged noncompliance with an employee’s special condition which prohibited termination of the employment agreement without cause;

(vii)	Supplement to FGTS (severance pay fund) fine arising from understated inflation – refers to claims to increase the FGTS indemnity fine as a result of the adjustment of accounts of this fund due to inflation effects.

Brasil Telecom S.A. filed a lawsuit against Caixa Econômica Federal to assure the reimbursement of all the amounts paid for this purpose;

(viii)	Termination pay – claims regarding termination amounts which were allegedly not paid or underpaid.

(ix)	Salary equalization – refers to amounts allegedly arising from salary equalization, job classification, incorrect duties and accumulation of duties;

(x)	Indemnities – refer to amounts allegedly due for occupational accidents, leased vehicles, occupational diseases, pain and suffering and tenure; and

(xi)	Supplementary pension plan – alleged differences in the benefit salary referring to payroll amounts.

Tax

Changes in 2008:

Provisions as of December 31, 2007	367,923
Changes allocated to income	71,930
Monetary adjustment	24,710
Reassessment of contingent risks	(36,787)
Provisions of new lawsuits	84,007
Payments	(169,987)
Subtotal I (provisions)	269,866
Related escrow deposits as of December 31, 2007	(22,046)
Changes in escrow deposits	293
Subtotal II (escrow deposits)	(21,753)
Balance as of December 31, 2008, net of escrow deposits	248,113

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The provision for tax contingencies mainly relates to the following matters:

(i)	Federal Taxes – several tax notices that require the payment of federal taxes on events which were allegedly inadequately classified by the Company, or on differences in the calculation of these taxes; and

(ii)	State Taxes – claim for payment of ICMS (State VAT) on transactions which, in the Company’s view, are not subject to this tax, and discussions regarding ICMS credits taken by the Company, the validity or legality of which is being questioned by the State Tax Authorities.

Civil

Changes in 2008:

Provisions as of December 31, 2007	398,846
Changes allocated to income	491,319
Monetary adjustment	64,768
Reassessment of contingent risks	363,724
Provisions of new lawsuits	62,827
Payments	(137,767)
Subtotal I (provisions)	752,398
Related escrow deposits as of December 31, 2007	(53,118)
Changes in escrow deposits	(232,388)
Subtotal II (escrow deposits)	(285,506)
Balance as of December 31, 2008, net of escrow deposits	466,892

The provision for civil contingencies mainly refer to:

(i)	Revision of contractual terms and conditions – lawsuit filed by an equipment supplier against the Company, claiming revision of contractual terms and conditions due to changes introduced by a plan to stabilize the economy;

(ii)	Financial Interest Agreements – the Court of Appeals of Rio Grande do Sul State (TJ/RS) has issued decisions against the procedure previously adopted by former CRT in the proceedings related to the application of a rule issued by the Ministry of Communications. Such lawsuits are at various levels: lower courts, Court of Appeals and Superior Court of Justice;

(iii)	Administrative proceedings – ANATEL – proceedings arising from inspections referring to PGMQ, PGMU and noncompliance with regulations. Includes claims against the Company filed with ANATEL by other telecommunications companies;

(iv)	Customer service centers – public civil lawsuits referring to the shutdown of customer service centers;

(v)	Free Mandatory Telephone Directories – lawsuits arising from non-delivery of printed residential telephone directories;

(vi)	Consumer claims – refer to civil lawsuits arising from activation of telephone terminals, registering customers with registry credit reporting agencies, collection, co-billing, blockings, ADSL, cancellations, supplementary services, defects, alternative plans, unblockings;

(vii)	Indemnities – lawsuits seeking indemnity for termination of or noncompliance with agreements; and

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

(viii)	Damages – refer to lawsuits arising from property damage, pain and suffering, occupational accidents and traffic accidents.

Reassessments of contingent risks are linked to changes in circumstances or the occurrence of new facts and decisions which called for a new assessment of the ongoing lawsuits, which are dispersed among several lawsuits.

Possible risk contingencies

Contingencies classified as possible loss risks and, therefore, not recorded in books, are as follows:

	Year ended December 31,
	2007	2008
Labor	540,690	632,838
Tax	2,062,095	1,672,260
Civil	1,129,175	1,220,372

Total	3,731,960	3,525,470

Labor

Changes in 2008:

Amount estimated as of December 31, 2007	540,690
Monetary adjustment	78,332
Reassessment of contingent risks	(178,048)
New lawsuits	191,864
Amount estimated as of December 31, 2008	632,838

The labor contingencies classified as possible loss risks are as follows:

(i)	Sundry premiums – refer to claims for hazardous duty premium, based on Law 7369/85, regulated by Decree 93412/86, due to the alleged risk related to employees’ contact with the electric power system, health hazard premium, stand-by hours and transfer premium;

(ii)	Salary differences and related effects – refer mainly to claims for salary increases due to alleged noncompliance with trade union agreements. The effects relate to the impact of the salary increase allegedly due on the other amounts calculated based on the employee’s salary;

(iii)	Joint liability – refers to the claim to assign liability to the Company, filed by outsourced personnel, due to alleged noncompliance with these personnel’s labor rights by their direct employers;

(iv)	Overtime – refers to the claim for payment of salary and allowances increased by alleged overtime hours.

(v)	Job reinstatement – claim due to alleged noncompliance with an employee’s special condition which prohibited termination of the employment agreement without cause;

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

(vi)	Supplement to FGTS (severance pay fund) fine arising from understated inflation – refers to claims to increase the FGTS indemnity fine as a result of the adjustment of accounts of this fund due to inflation effects.

(vii)	Termination pay – claims regarding termination amounts which were allegedly not paid or underpaid.

(viii)	Indemnities – refer to amounts allegedly due for occupational accidents, leased vehicles, occupational diseases, pain and suffering and tenure; and

Tax

Changes in 2008:

Amount estimated as of December 31, 2007	2,062,095
Monetary adjustment	165,172
Reassessment of contingent risks	(897,881)
New lawsuits	342,874
Amount estimated as of December 31, 2008	1,672,260

The main tax contingencies refer to the following matters:

(i)	Social Security (INSS) tax notices addressing the addition of captions to the contribution salary allegedly due by the Company;

(ii)	Tax notices issued by the Federal Revenue Service due to differences in amounts reported in the DCTF (Declaration of Federal Tax Debits and Credits) and the DIPJ (Corporate Income Tax Return);

(iii)	Public civil lawsuits questioning the alleged pass-through of PIS and COFINS (taxes on revenue) to end consumers;

(iv)	ICMS (State VAT) levied on international calls, whose tax liability for the collection of said tax is assigned to another operator;

(v)	ICMS – credit and related tax rate difference on interstate purchases made by the Company;

(vi)	ICMS – tax credit on cancelled invoices;

(vii)	Withholding Income Tax – on transactions to hedge debts;

(viii)	FUST (Telecommunications Universal Service Fund) – effects generated by the change in the interpretation of its calculation basis by ANATEL; and

(ix)	ISS (Service Tax) – alleged levy of this tax on subsidiary telecommunications services and discussion regarding the classification of the services taxed by the cities listed in Supplementary Law 116/2003.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Civil

Changes in 2008:

Amount estimated as of December 31, 2007	1,129,175
Monetary adjustment	169,362
Reassessment of contingent risks	(304,947)
New lawsuits	226,782
Amount estimated as of December 31, 2008	1,220,372

The main civil contingencies refer to the following matters:

(i)	Payments made in lawsuits related to the PCT (Shared Telephony Program) – the plaintiffs claim payment in lawsuits related to the agreements under the Shared Telephony Program. Such lawsuits are at various levels: lower courts, Court of Appeals and Superior Court of Justice;

(ii)	Administrative proceedings – ANATEL – proceedings arising from inspections referring to PGMQ, PGMU, users’ rights, payphone cards, LTOG etc.;

(ii)	Consumer claims – refer to civil lawsuits arising from activation of telephone terminals, registering customers with registry credit reporting agencies, collection, co-billing, blockings, ADSL, cancellations, supplementary services, defects, alternative plans, unblockings;

(iv)	Damages – refer to lawsuits arising from property damage, pain and suffering, occupational accidents and traffic accidents.

(v)	Indemnities – lawsuits seeking indemnity for termination of or noncompliance with agreements; and

(vi)	Public civil lawsuits related to customer service centers; and

(vii)	Contractual – lawsuits related to the claim for a percentage resulting from the Real Plan, to be applied on a service agreement, review of conversion of installments into URV (units of account) and subsequently into reais, related to equipment supply and the provision of services.

Letters of guarantee

As regards contingent liabilities, the Company has letters of guarantee granted by financial institutions, as supplementary collateral for lawsuits in provisional execution to ensure the performance of concession commitments related to permits granted by ANATEL. The total amount of the letters of guarantee in effect at the balance sheet date is R$2.351.546 (R$1.336.279 as of December 31, 2007) and R$2.569.471 (R$1.360.006 as of December 31, 2007) in the consolidated. The commission charges on these contracts are based on market rates.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

b.	Contingent assets

Below are the tax lawsuits filed by the Company to claim refund of taxes paid.

PIS/COFINS (Taxes on revenue): tax lawsuit challenging the enforcement of Law 9718/98, which increased the PIS and COFINS tax basis. The Law covered the period from February 1999 to November 2002 for PIS and from February 1999 to January 2004 for COFINS. In November 2005, the STF (Federal Supreme Court) concluded the judgment of certain lawsuits on the same matter and considered the increase in the tax basis introduced by said Law unconstitutional. Part of the lawsuits filed by the Company and the STFC concessionaires from Region II of the Concession Plan, merged into the Company in February 2000, became final and unappealable in 2006 as regards the increase in PIS and COFINS tax basis. The Company is awaiting the judgments of the lawsuits filed by the other merged companies, whose likelihood of a favorable outcome in future filing of appeals is regarded as probable by the Company’s legal counsel. The amount attributed to these lawsuits, representing unrecognized contingent assets, was R$18.367 (R$17.445 as of December 31, 2007) and R$18.843 (R$17.445 as of December 31, 2007) in the consolidated.

29.	Provision for pensions and other benefits

The benefits described herein are offered to employees of the Company and its direct or indirect subsidiaries, except for BrT Call Center, as regards supplementary pension plans. For purposes of the supplementary pension plans (“Pension Funds”) mentioned in this note, the Company may be referred to as the “Sponsor”

a.	Supplementary pension plan

Supplementary pension plans are sponsored for employees and assisted participants, and the latter are also offered health care in certain cases. These plans are managed by the following foundations: (i) Fundação 14 de Previdência Privada (“Fundação 14”); (ii) Fundação BrTPREV (“FBrTPREV”), former CRT, a company merged into the Company on 12/28/00; and (iii) Fundação SISTEL de Seguridade Social (“SISTEL”), originated from certain companies of the former Telebrás System.

The Bylaws provide for approval of the supplementary pension plan policy, and the joint liability attributed to the defined benefit plans is ruled by the agreements entered into with the foundations, with the agreement of the SPC (Secretariat for Pension Plans), as regards specific plans.

The sponsored plans are appraised by independent actuaries at the balance sheet date. For fiscal years 2008 and 2007, the actuarial valuations were performed by Mercer Human Resource Consulting Ltda.

As regards the defined benefit plans described in this note, immediate recognition of the actuarial gains and losses is adopted, and therefore the full liabilities are recognized for the plans presenting a deficit, pursuant to CVM Resolution 371/00. For the plans that show a positive actuarial situation, assets are recorded when there is an express authorization for offsetting them against future employer contributions.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Provisions for Pension Fund

Refer to the recognition of the actuarial deficit of the defined benefit plans, as shown below:

	December 31,
	2007	2008
Provision for pension plans
FBrTPREV – BrTPREV, Alternativo and Fundador plans	685,668	753,287
PAMEC plan	2,077	2,504

Total	687,745	755,791

Current	101,467	148,391
Non-current	586,278	607,400

Assets Recognized to be Offset Against Future Employer Contributions

Brasil Telecom recognized assets referring to contribution surpluses of the sponsor and the surplus portion attributed to it as regards the TCSPREV plan, managed by Fundação 14. The assets recognized are used to offset future employer contributions.

The balance of these assets, recorded under “Other assets”, is as follows:

	December 31,
	2007	2008
Other assets:
TCSPREV	74,476	123,938

Total (See Note 16)	74,476	123,938

Current	18,743	15,874
Non-current	55,733	108,064

Characteristics of the supplementary pension plans sponsored:

FUNDAÇÃO 14

Fundação 14 de Previdência Privada was created in 2004 and since 03/10/05 has been in charge of managing and operating the TCSPREV pension plan. On that date, it entered into a management agreement with SISTEL in order for the latter to provide management and operating services for the TCSPREV and PAMEC-BrT plans until 09/30/06. As from that date, Fundação 14 took on the management and operation of these plans. As of October 31, 2007, Fundação 14 stopped managing the assistance plan PAMEC-BrT because it is an entity engaged in the management of private pension plans. In November, 2007, the assets and liabilities of PAMEC-BrT were transferred to the Company which, in addition to sponsoring the plan, also started to manage it.

Plans

TCSPREV (Defined Contribution, Settled Benefit and Defined Benefit)

This defined contribution and settled benefit plan was introduced on 02/28/00. On 12/31/01, all pension plans sponsored by the Company at the time were merged into SISTEL, and the SPC exceptionally and provisionally approved the document submitted to that Agency, in view of the need for adjustments to the regulations. Thus, TCSPREV consists of defined

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

contribution groups with settled and defined benefits. The plans added to the TCSPREV were PBS-TCS, PBT-BrT, BrT Management Agreement, and the Unusual Contractual Relationship Document, and the terms and conditions set forth in the original plans were maintained.

On September 18, 2008, SPC/MPS Ordinance 2521, of September 17, 2008, which approved the new regulation of the plan, was published in the Federal Official Gazette (D.O.U.), fully recognizing what had been exceptionally and provisionally approved on December 31, 2001. The new regulation also includes the adjustments necessary to meet the current requirements of supplementary pension plan legislation.

In March 2003, the TCSPREV Plan was no longer offered to the sponsors’ new hires. However, this plan started to be offered again in March 2005 to the defined contribution group. TCSPREV currently serves nearly 66,7% of the staff.Contributions to this plan, by group of participants, are established based on actuarial studies prepared by independent actuaries according to the regulations in force in Brazil, using the capitalization system to determine the costs. Currently, contributions are made by the participants and the sponsor only for the internal groups PBS-TCS (defined benefit) and TCSPREV (defined contribution). In the TCSPREV group, the contributions are credited to individual accounts of each participant, equally by employee and sponsor, and the basic contribution percentages range from 3% to 8% of the participant’s salary, according to participant’s age and limited to R$21.104,40 for 2008. Participants have the option to make additional contributions to the plan but without parity of the sponsor. In the PBS-TCS group, the sponsor’s contribution corresponds to 12% of the participants’ payroll, whereas the employee’s contribution varies according to his/her age, time of service and salary, and an entry fee may also be paid depending on the age at which he/she joins the plan. The sponsors are responsible for defraying all the administrative costs and risk benefits.

FUNDAÇÃO SISTEL DE SEGURIDADE SOCIAL

The supplementary pension plan – PBS-A, which remains under SISTEL’s management, dates back to the period prior to Telebrás’ spin-off and includes participants who qualified as beneficiaries in January 2000. SISTEL also manages the PAMA/PAMA-PCE pension plan, formed by participants assisted by the PBS-A Plan, the PBS’s plans segregated by sponsor in January 2000 and PBS-TCS’ Internal Group, merged into the TCSPREV plan in December 2001.

Plans

PBS-A (Defined Benefit)

Jointly maintained with other sponsors engaged in the provision of telecommunications services and intended for participants who qualified as beneficiaries on January 31, 2000.

Contributions to the PBS-A are contingent on the determination of an accumulated deficit. As of December 31, 2008, date of the last actuarial valuation, the plan presented a surplus.

PAMA – Retirees’ Health Care Plan/PCE – Special Coverage Plan (Defined Contribution).

Jointly maintained with other sponsors engaged in the provision of telecommunications services and intended for participants who qualified as beneficiaries on January 31, 2000, the beneficiaries of the PBS-TCS Group, merged on December 31, 2001 into TCSPREV (currently managed by Fundação 14) and for the beneficiaries of PBS’s defined benefit plans sponsored by other companies, with SISTEL and other foundations. According to a legal and actuarial evaluation, the Sponsor’s responsibility is only limited to future contributions. From March to July 2004, December 2005 to April 2006 and June to September 2008, an incentive optional migration of PAMA retirees and pensioners to new coverage conditions (PCE) was carried out. The option of participants to migrate results in contribution to PAMA/PCE.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The contributions to this plan correspond to 1,5% of the payroll of active participants subject to PBS plans, segregated and sponsored by the several sponsoring companies. In the case of Brasil Telecom, PBS-TCS was merged into the TCSPREV plan on December 31, 2001, and started to constitute an internal group of this plan. To be able to use to PAMA’s resources, the participants share a portion of this plan’s individual costs. Contributions are also made by the retirees and pensioners who migrated to PAMA/PCE. For sponsors, the option of participants to migrate to PAMA/PCE does not change the aforementioned employer contribution of 1,5%.

FUNDAÇÃO BrTPREV

It is the manager originated from the plans sponsored by former CRT, a company which was merged into the Company at the end of 2000. By sponsoring FBrTPREV, the Company’s main purpose is to maintain plans that supplement the pension plans and other benefits offered to participants by the official social security system.

Plans

BrTPREV

Defined contribution and settled benefit plan, launched in October 2002, intended to grant pension plan benefits supplementary to those provided by the official social security system and which initially served only employees of the Rio Grande do Sul Branch. This pension plan was offered to new employees of the Company and its subsidiaries from March 2003 to February 2005, when its offering was suspended. This plan cannot be joined by new participants. BrTPREV currently serves nearly 20,5% of the staff.

Contributions to this plan, by group of participants, are established based on actuarial studies prepared by independent actuaries according to the regulations in force in Brazil, using the capitalization system to determine the costs. The contributions are credited to individual accounts of each participant, equally by employee and sponsor, and the basic contribution percentages vary from 3% to 8% of the participant’s salary, according to the participant’s age, limited to R$21.831,00 for 2008. Participants have the option to make additional contributions to the plan but without parity of the sponsor. The sponsor is responsible for defraying all the administrative costs and risk benefits.

Fundador – Brasil Telecom and Alternativo – Brasil Telecom

Defined benefit plans intended to provide pension benefits supplementary to the benefits of the official social security system, which cannot be joined by new participants. These plans currently serve nearly 0,15% of the staff.

The regular contribution made by the sponsor is equal to the regular contribution made by the participant, the rates of which vary according to his/her age, time of service and salary. Under the Alternativo Plan – Brasil Telecom, the contributions are limited to three times the ceiling benefit of the National Social Security Institute (INSS) and the participant also pays an entry fee depending on the age at which he/she joins the plan.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Actuarial Deficit of the Plans

The unamortized mathematical reserve, referring to the current value of the Company’s supplementary contribution, in view of the actuarial deficit of the plans managed by FBrTPREV, has a maximum settlement term of twenty years, starting January 2002, according to Circular 66/SPC/GAB/COA of the Secretariat for Pension Plans dated January 25, 2002. Of this maximum term determined, there remains thirteen years for full payment.

ASSISTANCE PLAN ADMINISTERED BY THE COMPANY

PAMEC-BrT – Health Care Plan for Supplementary Pension Beneficiaries (Defined Benefit).

Intended to provide health care for retirees and pensioners linked to the PBT-BrT Group, a pension plan managed by Fundação 14.

The contributions to PAMEC-BrT were fully paid in July 1998, through a single payment. However, as this plan is now managed by the Company, after the transfer of management by Fundação 14 in November 2007, there are no assets recognized to cover current expenses, and the actuarial obligation is fully recognized in the Company’s liabilities.

Status of Sponsored Plans, Reassessed at the Balance Sheet Date

The status of the defined benefit private pension plans is as follows:

	FBrTPREV – BrTPREV, Alternativo and Fundador		Fundação 14 – TCSPREV
	2007	2008	2007	2008
RECONCILIATION OF ASSETS AND LIABILITIES
Actuarial liabilities on vested benefits	1,377,917	1,529,300	248,428	271,700
Actuarial liabilities on unvested benefits	121,125	79,779	216,011	140,493
(=) Total present value of actuarial liabilities	1,499,042	1,609,079	464,439	412,193
Fair value of plan assets	(813,374)	(855,792)	(791,362)	(822,778)

(=) Net actuarial liabilities (assets)	685,668	753,287	(326,923)	(410,585)

Unrecorded amount due to the limit on defined benefit	—	—	252,447	286,647

(=) Net actuarial liabilities (assets) recognized(1)	685,668	753,287	(74,476)	(123,938)

(1)	The Company determines the amount available for offsetting future contributions in accordance with legal provisions and the regulations of the benefit plan. The amount of the assets linked to the TCSPREV plan, recognized in the Company’s financial statements, in the amount of R$123,938 (R$74,476 as of 31/12/07) does not exceed the present value of future contributions.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

CHANGES IN NET ACTUARIAL LIABILITIES (ASSETS)
Present value of actuarial liabilities at beginning of year	1,405,601	1,499,042	420,206	464,439
Cost of interest	152,349	154,905	46,226	48,577
Cost of current service	5,017	6,110	3,424	3,894
Benefits paid, net	(113,102)	(119,343)	(19,887)	(22,787)
Losses (gains) on actuarial liabilities	49,177	68,365	14,470	(81,930)

Present value of actuarial liabilities at end of year	1,499,042	1,609,079	464,439	412,193

Fair value of plan assets at beginning of year	757,034	813,374	717,764	791,362
Return on plan assets	53,544	61,415	92,228	53,716
Regular contributions received by the plan	3,081	2,838	1,257	487
Sponsor	3,081	2,655	772	16
Participants	—	183	485	471
Amortizing contributions from the sponsor	112,817	97,508	—	—
Benefits paid	(113,102)	(119,343)	(19,887)	(22,787)

Fair value of plan assets at end of year	813,374	855,792	791,362	822,778

(=) Net actuarial liabilities (assets)	685,668	753,287	(326,923)	(410,585)

Unrecorded amount due to the limit on defined benefit	—	—	252,447	286,647

(=) Net actuarial liabilities (assets) recognized	685,668	753,287	(74,476)	(123,938)

	FBrTPREV – BrTPREV, Alternativo and Fundador		Fundação 14 – TCSPREV
	2007	2008	2007	2008
EXPENSE RECOGNIZED IN THE STATEMENT OF INCOME OF BRASIL TELECOM(1)
Cost of current service	5,017	6,110	3,424	3,894
Participants’ contributions	—	(183)	(485)	(471)
Cost of interest	152,349	154,905	—	—
Return on plan assets	(53,544)	(61,415)	—	—
Recognized actuarial losses (gains)	49,177	68,365	—	—

Total expense recognized	152,999	167,782	2,939	3,423

(1)    As regards the surplus of the TCSPREV plan, recorded in assets, the Company recognized revenues of R$67,096, R$61,104 of which under “Other operating income” and R$5,992 under “Financial income”. In 2007, revenues in the amount of R$83,392 were recognized, R$81,209 of which under “Other operating income” and R$2,183 under “Financial income”.

	FBrTPREV – BrTPREV, Alternativo and Fundador		Fundação 14 – TCSPREV
	2007	2008	2007	2008
MAIN ACTUARIAL ASSUMPTIONS USED
Discount rate on actuarial liabilities (6% + inflation)	10.77%	10.77%	10.77%	10.77%
Estimated inflation rate	4.50%	4.50%	4.50%	4.50%
Estimated rate of increase in salaries	2.00%	2.00%	2.00%	2.00%
Estimated rate of increase in benefits	4.50%	4.50%	4.50%	4.50%
Total expected rate of return on plan assets	10.70%	12.58%	10.53%	12.83%
General mortality biometric table	UP94	AT83	UP94	AT83
Disability biometric table	Mercer Disability		Mercer Disability
Disability mortality table	IAPB-57		IAPB-57
Turnover rate	Null		Null

SUPPLEMENTAL INFORMATION – 2008

a)	The plans’ assets and liabilities are stated as of December 31, 2008.

b)	The registry data used refer to 09/30/08, projected for December 31, 2008.

c)	The total expected rate of return on the plans’ assets was determined based on the result of profit projections for the asset segments which comprise the plan’s portfolio, taking into consideration the geometric mean for the next five years.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

	SISTEL – PBS-A		PAMEC
	2007	2008	2007	2008
RECONCILIATION OF ASSETS AND LIABILITIES
Actuarial liabilities on vested benefits	604,572	667,702	2,077	2,504
(=) Total present value of actuarial liabilities	604,572	667,702	2,077	2,504
Fair value of plan assets	(1,006,475)	(1,005,682)	—	—

(=) Net actuarial liabilities (assets)(1)	(401,903)	(337,980)	2,077	2,504

Unrecorded amount due to the limit on defined benefit	401,903	337,980	—	—

(=) Actuarial liabilities recognized	—	—	2,077	2,504

(1)	As regards the net actuarial liabilities of the PBS-A plan, no accounting records are made by the Sponsor. Such plan is entirely comprised of assisted participants, and, therefore, there are no future contributions that could be offset against the existing surplus.

CHANGES IN NET ACTUARIAL LIABILITIES (ASSETS)
Present value of actuarial liabilities at beginning of year	580,506	604,572	1,529	2,077
Cost of interest	62,984	62,400	170	219
Cost of current service	—	—	7	—
Benefits paid, net	(50,072)	(57,620)	(52)	(110)
Loss (gain) on actuarial liabilities	11,154	58,350	423	318

Present value of actuarial liabilities at end of year	604,572	667,702	2,077	2,504

Fair value of plan assets at beginning of year	895,205	1,006,475	883	—
Return (loss) on plan assets	161,342	56,827	36	—
Sponsor’s contributions	—	—	—	110
Benefits paid	(50,072)	(57,620)	(52)	(110)
Plan assets transferred to the Sponsor	—	—	(867)	—

Fair value of plan assets at end of year	1,006,475	1,005,682	—	—

(=) Net actuarial liabilities (assets)	(401,903)	(337,980)	2,077	2,504

Unrecorded amount due to the limit on defined benefit	401,903	337,980	—	—

(=) Actuarial liabilities recognized	—	—	2,077	2,504

	SISTEL – PBS-A		PAMEC
	2007	2008	2007	2008
EXPENSE RECOGNIZED IN THE STATEMENT OF INCOME OF BRASIL TELECOM
Cost of current service	—	—	7	—
Cost of interest	—	—	170	219
Return (loss) on plan assets	—	—	(36)	—
Recognized actuarial losses (gains)	—	—	423	318

Total expense recognized	—	—	564	537

MAIN ACTUARIAL ASSUMPTIONS USED
Discount rate on actuarial liabilities (6% + Inflation)	10.77%	10.77%	10.77%	10.77%
Estimated inflation rate	4.50%	4.50%	4.50%	4.50%
Estimated rate of increase in benefits	4.50%	4.50%	N/A
Rate of increase in health care costs	N/A		7.64%	7.64%
Total expected rate of return on plan assets	10.82%	11.30%	N/A
General mortality biometric table	UP94	AT83	UP94	AT83
Disability biometric table	N/A		N/A
Initial age of benefits	N/A		N/A

N/A = Not Applicable.

SUPPLEMENTAL INFORMATION – 2008

a)	The plans’ assets and liabilities are stated as of 12/31/08.

b)	The registry data used refer to 09/30/08, projected for December 31, 2008.

c)	The total expected rate of return on the plans’ assets was determined based on the result of profit projections for the asset segments which comprise the plan’s portfolio, taking into consideration the geometric mean for the next five years.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The investment strategy of the pension plans is described in their investment policy, which is annually approved by the Executive Boards of the sponsored funds. It establishes that investment decisions should take into consideration: (i) capital preservation (ii) the diversification of investments; (iii) the risk appetite based on conservative assumptions; (iv) the expected rate of return as a result of the actuarial liabilities; (v) compatibility between the investment’s liquidity and the plans’ cash flows; and (vi) reasonable management costs. It also defines the volume ranges for the different types of investments allowed for the pension funds, as follows: national fixed income, national variable income, loans to participants and real estate investments. In the fixed income portfolio, only securities subject to low credit risk are allowed. Derivatives are only allowed for hedging purposes. Loans are restricted to certain credit limits. Tactical allocation is the responsibility of the investment committee, made up of pension plan officers, the investment manager and a member appointed by the Executive Board. The finance department is in charge of performance.

The limits established for the different types of investments allowed for pension funds are as follows:

ASSET SEGMENT	FBrTPREV – BrTPREV, Alternativo and Fundador	Fundação 14 – TCSPREV	SISTEL – PBS-A
Fixed income	90%	100%	95%
Variable income	20%	20%	40%
Real estate properties	8%	N/A	9%
Loans to participants	3%	3%	3%

The plans’ assets as of December 31, 2008 were allocated as follows:

ASSET SEGMENT	FBrTPREV – BrTPREV Plans, Alternativo and Fundador	Fundação 14 – TCSPREV	SISTEL – PBS-A
Fixed income	84,2%	85,3%	75,4%
Variable income	11,7%	13,2%	18,7%
Real estate properties	2,8%	1,5%	5,5%
Loans to participants	1,3%	—	0,4%
Total	100%	100%	100%

b.	Stock options plan for management and employees

An Extraordinary Shareholders’ Meeting held on November 6, 2007, approved a new general plan for granting stock options for management and employees of the Company and its subsidiaries, and, at the balance sheet date, the following plans were in effect, in accordance with their related approval dates.

Plan Approved on April 28, 2000

The rights vested through stock option grant documents in effect under this previously approved plan remain valid and effective, pursuant to the related terms and conditions agreed, and no new grants are allowed under this plan. At the balance sheet date, there were outstanding exercisable options, as described in the program below:

Program B

The options guaranteed by this plan are options settled in shares.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The exercise price was established by the managing committee based on the market price as of the grant date and will be adjusted by the IGP-M between the agreement execution date and payment date.

The changes in the balance of the stock options of this plan are summarized as follows:

	2007		2008
	Preferred share options	Average exercise price - R$	Preferred share options	Average exercise price - R$
Balance of outstanding options at beginning of year	270,802	13.00	256,855	16.88
Exercised options	—	—	(162,084)	17.01
Cancelled options	(13,947)	17.30	(15,259)	17.60
Balance of outstanding options at end of year	256,855	16.88	79,512	19.04

Balance of exercisable options at end of year	256,855	16.88	79,512	19.04

The 162.084 options exercised were settled through the delivery of preferred shares held in treasury by the Company, at the total exercise price of R$1.012 and a fair value of R$1.156.

The right to exercise the option is vested in accordance with the terms and conditions below:

Grant					Adjusted exercise price (in Reais)	Options (in shares)
Grant		Lot	Exercisable as from	Exercise deadline
		33%	12/22/05	12/31/11	19,04	26.504
3ª	22/12/04	33%	12/22/06	12/31/11	19,04	26.504
		34%	12/22/07	12/21/11	19,04	26.504

The balance of the stock options represents 0,01% (0,05% as of December 31, 2007) of the total outstanding shares.

Assuming that the options will be fully exercised, the premiums on the related options, calculated under the Black&Scholes method on the grant date, payable to the Company, would total R$219 (R$1.761 as of December 31, 2007).

The fair value of the options granted was estimated on the grant date under the Black&Scholes options pricing model, based on the following assumptions:

	12/21/04	12/19/03	12/17/02
Backing asset	13,64	13,64	13,64
Exercise price	17,30	15,89	15,69
Expected volatility	38,2%	44,8%	3,0%
Risk-free interest rate	8,4%	8,6%	23,0%
Expected life (in years)	2	3	3
Dividend yield	3,10%	3,20%	5,10%
Fair value on the grant date	2,76	5,56	4,09

Plan approved on November 6, 2007

The new plan authorizes the grant of stock options, allowing participants, under certain conditions, to purchase or subscribe, in the future, at a pre-defined amount, shares that are part of a stock option scheme called UP (Performance Unit), comprising preferred shares of the Company and common and preferred shares of its Parent Company. The amount of the UPs granted cannot exceed a maximum limit of 10% of the book value of each type of share of the Company.

The shares derived from the exercise of options entitle their holders to the same rights granted to the other shareholders of the Company and Parent Company.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The Board of Directors is responsible for managing this plan and is vested with full powers for establishing the stock option programs, which can be delegated to a compensation committee made up of up to three Board members.

At a Meeting held on December 14, 2007, the Company’s Board of Directors of ratified the approval of the two programs related to the new stock option plan, with retroactive effects to July 1, 2007, which consist of the following:

Program 1

Options are granted on a one-time basis and no new grants are allowed for a period of up to four years. The exercise price of the UP has been set by the Board of Directors, pursuant to the terms and conditions of the plan, is adjusted by the IGP-M, plus 6% per year, and discounted from the amounts paid as dividends and/or interest on capital in the year.

Program 2

This program provides for the grant of options on an annual basis, on July 1 of each year, and there were grants on July 1, 2007 and 2008. The exercise price of the UP has been set by the Board of Directors, pursuant to the terms and conditions of the plan, and will be discounted from the amounts paid as dividends and/or interest on capital in the year.

The right to exercise the options under Programs 1 and 2 is vested in accordance with the terms and conditions below:

Program	Grant				Adjusted exercise price (in Reais)	Options (in UPs)
	Grant	Lot	Exercisable from	Exercise deadline
1	07/01/07	25%	07/01/08	06/30/11	32,22	704.331
		25%	07/01/09	06/30/12	32,22	704.331
		25%	07/01/10	06/30/13	32,22	704.331
		25%	07/01/11	06/30/14	32,22	704.331
2	07/01/07	25%	07/01/08	06/30/11	24,93	47.153
		25%	07/01/09	06/30/12	24,93	199.811
		25%	07/01/10	06/30/13	24,93	199.811
		25%	07/01/11	06/30/14	24,93	199.810
	07/01/08	25%	07/01/09	06/30/12	32,39	175.338
		25%	07/01/10	06/30/13	32,39	175.421
		25%	07/01/11	06/30/14	32,39	175.421
		25%	07/01/12	06/30/15	32,39	175.421

The vesting periods established in Programs 1 and 2 can be accelerated as a result of special events or conditions provided for in the option grant agreement, particularly as a result of changes in the direct and indirect control of the Company and Brasil Telecom Participações S.A. A minimum bonus is assured in the event of a reduction in the fair value of the shares on the exercise date, under the terms and conditions defined in the agreement.

On July 15, 2008, the terms and conditions of the plan were changed, and the requirement for the Company to repurchase the shares that comprise the stock option scheme was eliminated. Accordingly, the stock options which include shares of the Company started to be recorded as options settled in shares and the stock options which include shares of the Parent Company continued to be recorded as shares settled in cash.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The changes in the balance of the stock options are summarized as follows:

	2007		2008
	Options (in UPs)	Average exercise price of UPs - R$	Options (in UPs)	Average exercise price of UPs - R$
Balance of outstanding options at beginning of year	—	—	4,036,440	28.37
Granted options	4,036,440	26.70	724,955	32.39
Exercised options	—	—	(171,971)	24.93
Cancelled options	—	—	(423,914)	27.81
Balance of outstanding options at end of year	4,036,440	28.37	4,165,510	31.12
Balance of exercisable options at end of year	—	—	751,484	31.12

During the year, 171.971 options were exercised under Program 2, settled as follows: (i) delivery of preferred shares held in treasury by the Company, at a total exercise price of R$4.287 and acquisition cost of R$661; and (ii) delivery of common and preferred shares of the Parent Company, at a total exercise price of R$3.653 and fair value of R$4.321.

The shares under the stock option scheme (UPs) represent 1,30% (0,79% as of December 31, 2007) of the book value of the preferred shares issued by the Company, and 5,65% and 3,26% (6,44% and 3,71% as of December 31, 2007) of the Parent Company’s common and preferred shares, respectively.

The fair value of the options granted was estimated on the grant date under the binomial option pricing model, based on the assumptions below, which were calculated by using market quotations:

Grant date: July 1, 2007

Program: 1

Program 1:	Lot 1	Lot 2	Lot 3	Lot 4
Backing asset	31,06	31,06	31,06	31,06
Exercise price	32,22	32,22	32,22	32,22
Expected volatility	42,02%	42,02%	42,02%	42,02%
Risk-free interest rate (1)	1,79%	2,05%	2,06%	2,15%
Expected life	2,49	3,51	4,54	5,57
Dividend yield	—	—	—	—
Fair value on grant date	8,16	9,89	11,32	12,61

(1)	Considers the risk-free interest rate less the variation of the General Market Price Index (IGP-M) + 6% per year.

Grant date: July 1, 2007

Program: 2

Program 2:	Lot 1	Lot 2	Lot 3	Lot 4
Backing asset	31,06	31,06	31,06	31,06
Exercise price	24,93	24,93	24,93	24,93
Expected volatility	42,02%	42,02%	42,02%	42,02%
Risk-free interest rate	12,29%	12,55%	12,56%	12,65%
Expected life	2,49	3,51	4,54	5,57
Dividend yield	—	—	—	—
Fair value on grant date	14,57	16,89	18,80	20,44

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Grant date: July 1, 2008

Program: 2

Program 2:	Lot 1	Lot 2	Lot 3	Lot 4
Backing asset	31,06	31,06	31,06	31,06
Exercise price	32,39	32,39	32,39	32,39
Expected volatility	42,02%	42,02%	42,02%	42,02%
Risk-free interest rate	12,29%	12,55%	12,56%	12,65%
Expected life	2,49	3,51	4,54	5,57
Dividend yield	—	—	—	—
Fair value on grant date	11,27	13,98	16,22	18,17

The expense recognized by the Company in the statement of income for the year, covering all the stock option plans offered, was R$16.743 (R$13.179 in 2007). The balances recorded under liabilities and shareholders’ equity at the balance sheet date are represented by R$23.893 and R$5.803, respectively (R$13.179 and R$872 as of December 31, 2007).

c.	Other Employee Benefits

Other benefits are granted to employees, such as: health/dental care, meal tickets, group life insurance, occupational accident allowance, sick pay, transportation allowance, among other benefits.

30.	Shareholders’ equity

a.	Capital

The issued and paid up capital stock is comprised of preferred shares and common shares, as shown in the table below:

	Common	Preferred	Subtotal	Treasury shares	Total
Number of shares as of December 31, 2005 (a)	249,597,050	305,701,231	555,298,281	(13,679,382)	541,618,899
Issuance of shares	—	5,652,010	5,652,010	1,282	5,653,292

Number of shares as of December 31, 2006 (a)	249,597,050	311,353,241	560,950,291	(13,678,100)	547,272,191
Reverse split of shares	(1)	(1)	(2)	—	(2)

Number of shares as of December 31, 2007 (b)	249,597,049	311,353,240	560,950,289	(13,678,100)	547,272,189
Shares sold				226,700	226,700

Number of shares as of December 31, 2008 (b)	249,597,049	311,353,240	560,950,289	(13,451,400)	547,498,889

(a)	In thousands of shares

(b)	In shares

The Shareholders’ Meeting held on April 10, 2007 approved a reverse stock split. The reverse stock split ratio was 1000 to 1, and capital started to be represented by 249.597.049 common shares and 311.353.240 preferred shares, totaling 560.950.289 shares issued. Of the total amount of shares, 13.451.400 preferred shares are held in treasury.

The Company is authorized to increase its capital, according to a resolution of the Board of Directors, up to the total limit of 800.000.000 common or preferred shares, in compliance with the legal limit of two thirds (2/3) for the issue of new preferred shares without voting rights.

By resolution of the Shareholders’ Meeting or Board of Directors’ Meeting, the Company’s capital can be increased through capitalization of retained earnings or reserves previously allocated for this purpose by the Shareholders’ Meeting. Under these conditions, the capitalization may be performed without changing the amount of shares.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Capital is represented by common and preferred shares, with no par value, and the Company is not required to maintain the current proportion of these types of share on capital increases.

By resolution of the Shareholders’ Meeting or Board of Directors’ Meeting, the preemptive right on issuance of shares, warrants or debentures convertible into shares can be cancelled in the cases provided for in article 172 of the Brazilian Corporate Law.

Preferred shares do not have voting rights, except in the cases specified in sole paragraphs of articles 11 and 14 of the By-laws, but are assured priority in the receipt of a minimum noncumulative dividend equivalent to the higher of 6% per year, calculated on the amount obtained after dividing capital by the total number of shares, and 3% per year, calculated on the amount obtained after dividing the accounting shareholders’ equity by the total number of shares.

Subscribed and paid-up capital at the balance sheet date is R$3.470.758 (R$3.470.758 as of December 31, 2007), represented by the following shares with no par value:

b.	Treasury shares

The treasury shares derive from Stock Repurchase Programs carried out from 2002 to 2004. On September 13, 2004, a material event notice was disclosed on the last proposal approved by the Company’s Board of Directors for repurchase of preferred and common shares issued by the Company to be held in treasury, cancelled, or subsequently sold.

The number of treasury shares is as follows:

	2007		2008
	Preferred shares (in thousands)	Historical cost	Preferred shares	Historical cost
Balance at beginning of the year	13,678,100	154,692	13,678,100	154,692
Shares sold	—	—	(226.700)	(2.563	)(1)

Balance at end of the year	13,678,100	154,692	13,451,400	152,129

(1)	Equals the cost of the shares sold.

History cost of the purchase of treasury shares in (R$ per share)	2007	2008
Weighted average cost	11,31	11,31
Minimum	10,31	10,31
Maximum	13,80	13,80

Unit cost considers all stock repurchase programs.

Shares were sold in the year to comply with (i) a Management and Employee Stock Option Program, whose amount was R$3.391 and represented a net gain of R$897, which was recorded in a capital reserve; and (ii) an agreement for settlement of a lawsuit in the amount of R$69.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Market Value of Treasury Shares

The market value of the treasury shares at the balance sheet date was as follows:

	2007	2008
Number of common shares in treasury	13,678,100	13,451,400
Quotation per share on BOVESPA (R$)	18,25	13,64
Market value	249,625	183,477

c.	Capital reserves

Capital reserves are recognized pursuant to the following practices:

Reserve for Share Subscription Premium: results from the difference between the amount paid on subscription and the amount allocated to capital.

Other Capital Reserves: consist of the contra entry of interest on works in progress incurred up to December 31, 1998 and the funds invested in income tax incentives prior to the beginning of 2008.

d.	Profit reserves

Profit reserves are recognized pursuant to the following practices:

Legal Reserve: allocation of five percent of the annual net income up to the limit of twenty percent of paid-up capital or thirty percent of capital plus the capital reserves. This reserve is only used for increasing capital or offsetting losses.

Investment Reserve: comprises the remaining balances of net income for the year, adjusted pursuant to article 202 of Law 6404/76 and allocated after the payment of dividends. The net income allocated to this reserve was fully allocated as retained earnings by the related Shareholders’ Meetings, in view of the Company’s investment budget and pursuant to article 196 of the Brazilian Corporate Law.

Until the end of 2007, the net income retained for investments remained in the retained earnings line account, pursuant to article 8 of CVM Resolution 59/86. After Law 11638/37 came into effect, determining that no balances should remain under the retained earnings line account at the balance sheet date, said net income was transferred to this investment reserve.

e.	Dividends and Interest on Shareholders’ Equity

Dividends are calculated pursuant to the Company’s By-laws and the Brazilian Corporate Law. Mandatory minimum dividends are calculated in accordance with article 202 of Law 6404/76, and preferred or priority dividends are calculated pursuant to the Company’s By-laws.

By deliberation of the Board of Directors, the Company can pay or credit, as dividends, interest on shareholders´equity pursuant to article 9, paragraph 7, Law 9249, of December 26, 1995. The interest paid or credited will be offset against the annual mandatory minimum dividend, pursuant to article 43 of the By-laws

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Mandatory minimum dividends calculated in accordance with article 202 of Law No. 6404/76.

The calculation of Adjusted Net Income and the determination of the mandatory minimum dividends in accordance with Brazilian Corporate Law and the Company Bylaws are shown in the table below:

	2007(1)	2008
Net income for the year	797,287	1,029,816
Allocation to legal reserve	(39,864)	(51,491)

Adjusted net income	757,423	978,325

Mandatory dividends (25% of adjusted net income)	189,356	244,581

(1)	The data referring to 2007 are reported at the original amounts calculated in that year, without considering the adjustments arising from Law 11638/07.

Dividends and Interest on Shareholders´ Equity Credited

The Company credited Interest on Shareholders’ Equity to its shareholders during the year, according to the share position on the date of each credit was made. At the balance sheet date, interest on capital credited, net of withholding income tax, was attributed to dividends.

	2007	2008
Interest on Shareholder’s Equity – JSCP – Credited	350,400	324,300
IRRF (withholding income tax)	(52,560)	(48,645)

Net JSCP	297,840	275,655
Dividends Provisioned, supplementing JSCP	407,023	—

Total shareholders’ compensation	704,863	275,655

Common shares	321,470	125,688
Preferred shares	383,393	149,967

Total compensation per share (in Brazilian reais) (1)	2007	2008
Common	1,287957	0,503565
Preferred	1,287957	0,503410
Total shares	1,287957	0,503480

(1)	The calculation of the dividends/ interest on capital per share considers the total outstanding shares at the balance sheet date. Different payments in 2008 are due to different types of shares outstanding when interest on capital was paid. However, interest on capital per type of share is equitable on the credit date.

Shareholders’ compensation exceeds the value of mandatory dividends and it is also higher than the value of priority dividends and dividends for common shares, calculated under the same conditions.

f.	Remaining Net Income

The remaining net income for 2008, adjusted under the terms of article 202 of Law 6404/76, in the amount of R$654.025, is recorded under the “Investment reserve” caption and included in the proposal for allocation of net income to be submitted for approval at the Annual Shareholders’ Meeting, as profit retention, pursuant to article 196 of said Law, in view of the Company’s capital budget to be approved at the Annual Shareholders’ Meeting.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

31.	Expansion plan contributions

The expansion plans (self-financing) were the means by which the telecommunications companies financed part of the network investments. With the issue of Administrative Rule No. 261/97 by the Ministry of Communications, this fund raising mechanism was discontinued and the existing amount of R$7,974 (R$7,974 as of December 31, 2006) derives from plans sold prior to the issue of said Administrative Rule, the corresponding assets to which are already incorporated to the Company’s fixed assets through the PCT (Community Telephony Plant). For reimbursement in shares, it is necessary to await a court decision on the suits filed by the interested parties. The balances related to expansion plan contributions as of December 31, 2007 and 2006, are classified as other liabilities in non-current liabilities.

32.	Related-parties transaction

Management

Management Compensation

The compensation of the managers responsible for planning, managing and controlling the Company’s activities, including that of the members of the Board of Directors and Executive Board, is as follows:

	2008	2007
Salaries and other short-term benefits	49,579	23,920
Postemployment benefits	184	172
Employment termination benefits	6,875	1,949
Share-based compensation	16,743	13,179

Total	73,381	39,220

33.	Insurance (unaudited)

The Company has an insurance policy program for covering returnable assets, loss of profits and contractual guarantees, as established in the Concession Agreement entered into with the government, and civil liability for telephony service operations.

The assets, liabilities and interests covered by insurance are as follows:

Type	Coverage	Insured amount
		2007	2008
Operating risks	Buildings, machinery and equipment, premises, call centers, towers, infrastructure and IT equipment	12,705,368	15,090,068
Loss of profits	Fixed expenses and net income	8,669,400	8,955,588
Contractual guarantees	Compliance with contractual obligations	89,405	94,601
Civil liability	Telephony service operations	12,000	12,000

There is also insurance coverage related to civil liability of management, supported by a policy of Brasil Telecom Participações S.A., related to the Parent Company and the Company, whose total amount is equivalent to US$90 million.

There is no insurance coverage for the optional civil liability, related to casualties with Company vehicles involving third parties.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

34.	RISK ANALYSIS

Financial Risk Management

The activities of the Company expose it to several financial risks, such as: market risk (including currency risk, interest rate risk on fair value, interest rate risk on cash flows and price risk), credit risk and liquidity risk. The global risk management program focuses on the unpredictability of financial markets and seeks to mitigate potential adverse impacts on financial performance. The Company uses derivatives for certain risk exposures.

Risk management is carried out by the Company’s treasury officer, in accordance with the policies approved by management. The treasury officer identifies, evaluates and covers financial risks together with the other business units of the Company. Management provides written guidelines for global risk management, as well as policies addressing specific areas, such as foreign exchange rate and interest risk, credit risk, the use of derivatives and non-derivatives, and immediately liquid investments.

According to their nature, financial instruments may involve known or unknown risks, and the potential of these risks is important, in the best judgment. Therefore, there may be risks with or without guarantees depending on circumstantial or legal aspects.

a.	Fair Value of Financial Assets and Liabilities

The Company has evaluated the active market for or effective realizable values (fair values) of financial assets and liabilities by using available information and evaluation methodologies appropriate for each situation. The interpretation of market data as regards the choice of methodologies requires considerable judgment and the establishment of estimates to reach an amount considered appropriate to each situation. Therefore, the estimates presented many not necessarily indicate the amounts that could be obtained in the active market. The use of different hypotheses for fair value calculation may have a material impact on the amounts obtained.

The fair value of swap derivatives was calculated based on the future cash flows associated to each contract, discounted to the market rates in effect at the balance sheet date. The method used to calculate the fair value of derivatives related to US dollar call options, adopted for recognizing the premium, was Black&Scholes, adapted by Garman-Kohlhagen, to consider specific characteristics of foreign currency options.

For securities traded in an active market, the fair value is equivalent to the amount of the last quotation available at the balance sheet date multiplied by the number of outstanding securities. For contracts whose current terms and conditions are similar to those originally contracted or which do not present quotation benchmarks, the fair values equal the carrying amounts.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The classes of assets and liabilities presented in this note were selected based on their materiality.

	2007		2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Cash and cash equivalents	583,992	583,992	1,478,558	1,478,558
Cash investments	1,846,595	1,846,595	561,867	561,867
Trade accounts receivable	2,189,701	2,189,701	2,210,090	2,210,090
Loans and financing	7,973	7,973	6,868	6,868
Derivatives	6,218	6,218	29,179	29,179
Other assets	210,471	210,471	236,075	236,075
Liabilities
Accounts payable and accrued expenses	1,627,888	1,627,888	2,060,414	2,060,414
Loans and financing	2,912,908	2,961,226	3,571,999	3,597,016
Debentures	1,088,956	1,088,956	1,091,906	1,058,712
Derivatives	406,514	406,514	222,073	222,073
Dividends/ interest on shareholders’ equity	846,169	846,169	424,022	424,022
Treasury shares	(154,692)	(249,625)	(152,129)	(183,477)
Other liabilities	338,140	338,140	894,594	894,594

b.	Financial Instruments per Category

The book balances of financial instruments per category are as follows:

	2008
	Receivables, loans and liabilities at amortized cost	At fair value with gains and losses recognized in income (loss)	Total
Assets
Cash and cash equivalents	—	1,478,558	1,478,558
Cash investments	—	561,867	561,867
Trade accounts receivable	2,210,090	—	2,210,090
Loans and financing	6,868	—	6,868
Derivatives	—	29,179	29,179
Other assets	236,075	—	236,075
Total	2,453,033	2,069,604	4,522,637
Liabilities
Accounts payable and accrued expenses	2,060,414	—	2,060,414
Loans and financing	3,571,999	—	3,571,999
Debentures	1,091,906	—	1,091,906
Derivatives	—	222,073	222,073
Dividends/ interest on shareholders’ equity	424,022	—	424,022
Treasury shares	(152,129)	—	(152,129)
Other liabilities	894,594	—	894,594
Total	7,890,806	222,073	8,112,879

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

	2007
	Receivables, loans and liabilities at amortized cost	At fair value with gains and losses recognized in income (loss)	Total
Assets
Cash and cash equivalents	—	583,992	583,992
Cash investments	—	1,846,595	1,846,595
Trade accounts receivable	2,189,701	—	2,189,701
Loans and financing	7,973	—	7,973
Derivatives	—	6,218	6,218
Other assets	210,471	—	210,471
Total	2,408,145	2,436,805	4,844,950
Liabilities
Accounts payable and accrued expenses	1,627,888	—	1,627,888
Loans and financing	2,912,908	—	2,912,908
Debentures	1,088,956	—	1,088,956
Derivatives	—	406,514	406,514
Dividends/ interest on shareholders’ equity	846,169	—	846,169
Treasury shares	(154,692)	—	(154,692)
Other liabilities	338,140	—	338,140
Total	6,659,369	406,514	7,065,883

The Company had no financial instruments classified as held to maturity and available for sale at the balance sheet date.

c.	Capital Risk Management

The Company’s objective when managing capital is to safeguard its continuity, ensuring returns to shareholders and conformity to their strategy.

The risk of capital management arises from the Company’s strategy to use operating cash flows to finance a significant portion of its investments. Equity structure management is based on the annual budget approved by the Board of Directors, which establishes a net debt (loans and financing plus derivatives, less cash and cash equivalents and cash investments) to EBITDA ratio of less than one (1), which aims at ensuring a financing capacity to meet the high investments which characterize the Brazilian telecommunications industry. Additionally, the projects which require capital investments are approved by an investment committee under the EVA (Economic Value Added) methodology.

The Company can change the monitoring criteria, in accordance with economic and financial conditions, in order to optimize its financial leverage and debt management.

d.	Credit risk

Most of the services provided by the Company are linked to the Concession Agreement and a portion of these services is subject to determination of tariffs by the regulatory agency. The credit policy, in turn, as regards public telecommunications services, is subject to the legal standards established by the Concession Grantor. This risk arises from the possibility that the Company may incur losses resulting from difficulty in collecting amounts invoiced to its

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

customers. Default for the year was 2,10% (1,96% in 2007), considering the total losses on trade accounts receivable in relation to gross revenue. Consolidated default was 2,18% (2,18% in 2007). By means of internal controls, the Company permanently monitors the level of its accounts receivable, thus limiting the risk of default, and cuts off access to the service (outbound phone traffic) if the bill is overdue for more than thirty days. Exceptions are made for telephone services which should be maintained for national security or defense reasons.

The Company has co-billing operations related to long distance calls with the use of its CSP (Operator Selection Code) originated by subscribers of other fixed and mobile telephony operators. Co-billing receivables are invoiced and collected by these operators, based on the operational agreements entered into with the latter and according to the rules set forth by the Brazilian Telecommunications Agency (ANATEL). The blocking rules set forth by the regulatory agency are the same for the fixed and mobile telephony companies which are co-billing suppliers. The Company controls this type of receivables separately and maintains an allowance for potential losses, due to the risks of not receiving such amounts.

As regards mobile telephony, the credit risk in cell phones sales and services provided under the post-paid modality is minimized by a previous credit rating. Also regarding post-paid services, whose customer base at the end of the year represented 17,5% of the total portfolio (20,1% as of December 31, 2007), accounts receivable are also monitored in order to limit the default rate and service is blocked (outbound phone traffic) when the bill is overdue for over 15 days.

There are no credit risk concentrations at the balance sheet date.

e.	Exchange rate risk

The Company has loans and financing denominated in foreign currency. The risk associated with these liabilities is related to the possibility of fluctuations in exchange rates that could increase their balances. The loans subject to this risk represent approximately 16,7% (16,0% as of December 31, 2007) of the total loan and financing liabilities, less the foreign exchange hedging transactions contracted. In order to minimize this type of risk, the Company has been entering into foreign exchange hedging contracts with financial institutions. Of the debt portion in foreign currency, 60,5% (92,6% as of 12/31/07) is hedged by exchange rate swap and US dollar options, and foreign currency-denominated cash investments. The unrealized positive or adverse effects on hedging transactions, under exchange rate swaps and US dollar options, are recorded in the statement of income as earnings or losses, according to the status of each contract.

Exchange rate exposure at the balance sheet date, at carrying amount and fair value, was as follows:

	2007		2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Derivatives	6,218	6,218	29,179	29,179
Total	6,218	6,218	29,179	29,179
Current assets	—	—	29,179	29,179
Long-term assets	6,218	6,218	—	—

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

	2007		2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Liabilities
Loans and financing	622,114	655,533	779,932	763,571
Derivatives	406,514	406,514	222,073	222,073
Total	1,028,628	1,062,047	1,002,005	985,644
Current liabilities	215,787	213,528	230,773	230,150
Long-term liabilities	812,841	848,519	771,232	755,494

Derivatives

In accordance with investment policies approved by the Board of Directors in May 2007, the Company is allowed to enter into derivative transactions, without leverage, with prime financial institutions, in order to implement investment strategies and to hedge debts. The investment limits in derivative transactions cannot exceed 10% of the higher of Company’s total investments and total foreign-currency denominated debt exposed to exchange rate changes. Transactions of this type can only be entered into after being approved by management, in accordance with formally established procedures.

Internal controls are maintained to ensure timely monitoring of foreign exchange risks. Since the Company has derivative investments for debt hedge, the management and evaluation of the results from these transactions only consider the reduction or elimination of the effects of fluctuations in exchange rates on its debt.

The amounts of the derivatives are summarized as follows:

	Maturity	Notional amount		Fair Value		Accumulated effect – current period
						Amount receivable	Amount payable
		2007	2008	2007	2008	2008	2008
Swap contracts
Asset position
Foreign currency - yen (i)	Mar/09 to Mar/11	400,359	280,703	239,106	277,774	—	277,774
Liability position
Interest rate - Interbank Certificate of Deposit (CDI) (i)	Mar/09 to Mar/11	(400,359)	(280,703)	(636,936)	(499,428)	—	(499,428)
Net amount		—	—	(397,830)	(221,654)	—	(221,654)
Options contracts
Holder position - Call
Foreign currency - dollar (i)	Feb/09	US$80,000	US$80,000	6,218	29,179	29,179	—
Writer position - Put
Foreign currency - dollar (ii)	Feb/09	(US$64,000)	(US$64,000)	(8,684)	(419)	—	(419)

(i)	Yen to CDI Swap (Plain Vanilla)

In 2004, the Company entered into foreign exchange swap transactions (plain vanilla) in order to hedge cash flows related to its yen-denominated liabilities with final maturity in March 2011. Under these contracts, the Company has an asset position in yens, plus fixed interest rate, and a liability position tied to a percentage of a one-day interest rate (CDI), thus hedging against the foreign exchange fluctuation risk of the yen against the Brazilian real, which in effect represented a swap of yen cost of +1,92% per year with an average weighted rate of 95,91% at the balance sheet date. Such contracts were entered into with the following prime financial

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

institutions: Citibank N.A. – Brazilian branch, Citibank DTVM S.A., Banco Citibank S.A., Banco JP Morgan S.A. and Banco Santander Brasil S.A. These transactions were duly registered at the Clearinghouse for the Custody and Financial Settlement of Securities (CETIP S.A.) and there is no required guarantee margin on these contracts.

As the asset flows of swap contracts will be fully offset against the liability flows of the yen-denominated debt, the Company considers that the risk of being in default with a one-day interest rate (CDI) is an increase in the CDI.

(ii)	US Dollar Options

The Company contracted US dollar options to partially hedge cash flows from its foreign currency-denominated debts (Notes issued in February 2004). These transactions involve the purchase of call options fully financed by the sale of put options, and an identical exercise price for both transactions. Such contracts were entered into with the following prime financial institutions: Banco Santander Brasil S.A., Banco JP Morgan S.A., Banco Citibank S.A., HSBC Bank Brasil S.A. – Banco Múltiplo and Banco Alfa de Investimentos S.A. These transactions were duly registered at the Clearinghouse for the Custody and Financial Settlement of Securities (CETIP S.A.) and mature in February 2009. There is no required guarantee margin on these contracts.

As a result of its strategy for options transactions, the Company has a long position in US dollars at an average price of R$1,9925/ US$. The notional value is US$80.000 for call options and US$64.000 for put options.

Sensitivity Analysis of Exchange Rate Changes (unaudited)

At the balance sheet date, management estimated the probable scenario of depreciation of the Brazilian real against other currencies based on the closing dollar exchange rate (sell PTAX) and the quotation of the Commodities & Futures Exchange (BM&F) for the US dollar futures contract maturing in January 2010. The probable rate was then depreciated by 25% and 50%, serving as a parameter for the possible and remote scenarios, respectively.

Exchange Rate Scenarios
Probable scenario		Possible scenario		Remote scenario
Benchmark dollar rate	Depreciation	Benchmark dollar rate	Depreciation	Benchmark dollar rate	Depreciation
2,50	6,9%	3,12	33,6%	3,75	60,3%

As of December 31, 2008, the hypothetical depreciation of the real against other currencies would have the following impact:

Impacts on Exchange Rate Scenarios
Transaction	Risk	Scenario
		Probable	Possible	Remote
Cash and cash equivalents	Dollar depreciation	8,129	39,671	71,212
Cash investments	Dollar depreciation	—	—	—
Dollar-denominated debts	Dollar appreciation	(35,089)	(171,233)	(307,378)
Dollar options	Dollar depreciation	12,907	62,633	112,307
Net effect of depreciation of the real		(22,181)	(108,600)	(195,071)
Yen-denominated debts	Yen appreciation	(19,421)	(94,774)	(170,127)
Swaps (Asset Position - Yen)	Yen depreciation	19,130	93,356	167,582
Net effect of depreciation of the real		(291)	(1,418)	(2,545)
Debts denominated in a basket of currencies	Appreciation of the basket of currencies	(6,263)	(30,566)	(54,868)

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

f.	Interest rate risk

Assets

Cash equivalents and financial investments in local currency are kept in financial investment funds (FIFs) exclusively managed for the Company and investments in its own portfolio of private securities (floating rate bank certificates of deposit - CDBs) issued by prime financial institutions.

The Company has also granted a loan to the company that manufactures telephone directories, which earns interest based on the IGP-DI (General Price Index - Domestic Supply). The Company also has fixed income securities (CDBs) invested in Banco de Brasília S.A., related to the guarantee for the credit incentive granted by the government of the Federal District, under the “Program for Economic Sustainable Development in the Federal District” (PRO-DF), which earn interest from 94% to 97% of the SELIC interest rate.

The interest rate risk linked to such assets arises from the possibility of fluctuations in these rates.

These assets are presented in the balance sheet as follows:

	Carrying amount and fair value
	2007	2008
Assets
Cash equivalents	269,662	1,310,720
Cash investments	1,846,595	561,867
Loans and financing	7,973	6,868
Total	2,124,230	1,879,455
Current	2,118,054	1,874,345
Long-term	6,176	5,110

Liabilities

The Company has loans and financing in local currency subject to the following indexes: Long-term Interest Rate (TJLP), Monetary Unit of the National Bank for Economic and Social Development (UMBNDES), Interbank Certificate of Deposit (CDI) and General Price Index - Domestic Supply (IGP-DI), as well as financing in foreign currency subject to the YEN LIBOR and LIBOR indexes. It also has a CDI exposure arising from swap contracts, the purpose of which is to hedge its yen-denominated liabilities, as mentioned in note 34.e. There are no other derivative transactions to hedge the liabilities against the interest rate risk.

Furthermore, the Company issued public debentures, not convertible into or exchangeable for shares. These liabilities were contracted at an interest rate pegged to the CDI.

The risk inherent to these liabilities arises from the possibility of fluctuations in those rates. However, the Company continuously monitors the market rates to evaluate the possibility of entering into derivative contracts to hedge against the risk of fluctuations in these rates.

Sensitivity Analysis of Interest Rate Changes

The Company understands that the most significant risk related to interest rate changes arises from its liabilities subject to the CDI and TJLP. The risk is associated to an increase in those rates.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

At the balance sheet date, management estimated a probable scenario of changes in interbank deposit rates (DIs) based on underlying rates from the closing quotations of future DI contracts traded on the BM&F. As there is no benchmark market for the future TJLP rates, management estimated a probable TJLP scenario of 6,25% per year, i.e., the TJLP in effect at the balance sheet date. Such rates were increased by 25% and 50%, serving as a benchmark for the possible and remote scenarios, respectively. The table below summarizes the scenarios estimated by management:

Interest rate scenarios(1)	2009	2010	2011	2012	2013	2014	2015	2016	2017
Probable scenario
Interbank deposit rates (DIs) (p.a.)	12,16%	12,23%	12,48%	13,32%	12,61%	—	—	—	—
Long-term Interest Rate (TJLP) (p.a.)	6,25%	6,25%	6,25%	6,25%	6,25%	6,25%	6,25%	6,25%	6,25%
Possible scenario
DIs (p.a.)	15,20%	15,29%	15,60%	16,64%	15,76%	—	—	—	—
TJLP (p.a.)	7,81%	7,81%	7,81%	7,81%	7,81%	7,81%	7,81%	7,81%	7,81%
Remote scenario
DIs (p.a.)	18,24%	18,34%	18,72%	19,97%	18,92%	—	—	—	—
TJLP (p.a.)	9,38%	9,38%	9,38%	9,38%	9,38%	9,38%	9,38%	9,38%	9,38%

(1)	Rates per year in the reference period.

Based on the interest curves expected in each scenario, management estimated the future amounts of interest payments on its liabilities subject to the CDI and TJLP. The table below shows the nominal sum of the future interest payment flows in each year, as well as the difference between the interest paid in the possible and remote scenarios in comparison to the probable scenario, which represents the impact of the theoretical increase in the interest rates estimated in the possible and remote scenarios. It is worth mentioning this the sensitivity analysis considers payment flows on different future dates. Accordingly, the global sum of the amounts in each scenario is not equivalent to the fair value or present value of the liabilities. The fair value of these liabilities, should the Company’s credit risk remain unchanged, would not be impacted in the event of changes in interest rates, bearing in mind that the rates used to estimate future cash flows would be the same which adjust them to present value.

Impacts - Interest Rate Scenarios	2009	2010	2011	2012	2013	2014	2015	2016	2017
Probable scenario
Debt subject to CDI	133,458	131,613	113,952	72,766	23,460	—	—	—	—
Swap (only long position in CDI)	216,997	234,108	124,232	—	—	—	—	—	—
Debt subject to TJLP	254,882	184,201	129,250	89,684	49,651	15,199	7,993	4,530	1,097
Possible scenario
Debt subject to CDI	162,744	163,421	141,474	90,321	29,127	—	—	—	—
Impact vs Probable Scenario	29,286	31,809	27,522	17,556	5,667	—	—	—	—
Swap (only long position in CDI)	219,850	243,487	131,835	—	—	—	—	—	—
Impact vs Probable Scenario	2,853	9,379	7,602	—	—	—	—	—	—
Liabilities subject to TJLP	256,739	188,279	134,066	94,402	53,021	16,463	8,796	5,058	1,240
Impact vs Probable Scenario	1,857	4,078	4,816	4,718	3,370	1,264	803	527	143
Remote scenario
Debt subject to CDI	191,626	194,827	168,641	107,644	34,722	—	—	—	—
Impact vs Probable Scenario	58,167	63,214	54,689	34,878	11,262	—	—	—	—
Swap (only long position in CDI)	222,672	252,994	139,684	—	—	—	—	—	—
Impact vs Probable Scenario	5,675	18,886	15,452	—	—	—	—	—	—
Liabilities subject to TJLP	258,586	192,391	138,991	99,297	56,567	17,812	9,666	5,637	1,399
Impact vs Probable Scenario	3,704	8,190	9,741	9,613	6,916	2,613	1,673	1,107	302

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

g.	Risk of failure to tie loans and financing monetary adjustment indexes to accounts receivable

The loan and financing indexes contracted by the Company are not backed to the amounts of accounts receivable. Accordingly, there is a risk because the adjustments of telephone tariffs do not necessarily follow the increases in the interest rates which affect the Company’s debts.

h.	Risks Related to Investments

The Company has investments measured under the acquisition cost. The Company recognizes allowance for losses when the expected future cash flows from an investment create prospects of losses.

Investments measured at cost are immaterial in relation to total assets. The risks associated to them would not produce significant impacts for the Company in case of losses on these investments.

i.	Risks Related to Cash Equivalents and Cash Investments

Local currency cash equivalents and cash investments are kept in financial investment funds (FIFs) and investments in an own portfolio of private securities (floating-rate CDBs) issued by prime financial institutions. The FIF portfolios consist mainly of federal government securities (at floating rates) and CDBs issued by prime financial institutions (at floating rates). Funds may carry out non-leveraged derivative transactions to hedge their portfolios and comply with the goals established in their related investment policies. The exposure to market risks is monitored on a daily basis under the VaR (Value at Risk) methodology, which qualifies the loss risk on these investments. As for the amounts expressed in foreign currency, they are represented by overnight transactions, backed by securities issued by foreign financial institutions, with low credit risk.

Investments in CDBs and overnight transactions are subject to the credit risk of financial institutions and foreign currency-denominated investments are subject to exchange rate risk.

The balances of cash equivalents and cash investments are presented in notes 11 and 12, respectively.

j.	Liquidity Risk

The cash flows from operations and third-party financing are used by the Company to defray capital expenses on the expansion and modernization of the network, payment of dividends, prepayment of debts and investments in new businesses.

k.	Risk of Early Maturity of Loans and Financing

The obligations derived from financing, mentioned in note 25, related to BNDES agreements, public debentures and mainly to debts with financial institutions, have covenants that prescribe the accelerated maturity of obligations in cases where certain levels are not met for certain indicators, such as interest coverage indexes and leverage level (financial covenants), as well as in the event of a change in the Company’s shareholding control.

As regards the financing agreements with the BNDES, the Company must comply with a set of financial ratios and in the event of noncompliance with some of these ratios, the Bank is allowed to request the temporary blocking of values deposited in the collection accounts backed to the agreements.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

All indicators set forth in agreements are being complied with and thus no sanctions or penalties set forth in the agreement provisions entered into are being enforced upon the Company.

l.	Risks Related to Contingencies

Contingencies are assessed according to probable, possible or remote loss risk. The contingencies for which an unfavorable outcome is regarded as probable are recorded in liabilities. Details on these risks are presented in note 28.

m.	Regulatory risk

Regulatory risks are related to the STFC activity, which is the most important sector in which the Company operates.

Concession Agreements

The Company has entered into local and domestic long distance concession agreements with ANATEL, effective from January 1, 2006 to December 31, 2025. These agreements, which provide for revisions on a five-year basis, in general have a higher degree of intervention on management of the businesses and several provisions defending the consumer’s interests, as understood by the regulatory agency. The main highlights are:

(i)	The public concession fee is defined as 2% of income net of taxes, calculated every two years, starting 2006, and the first payment was made on April 30, 2007. This will occur successively until termination of the concession. This calculation method, as regards its accrual, corresponds to 1% for each fiscal year;

(ii)	The definition of new universal service goals, particularly the mandatory offer of the AICE (Special Class Individual Access), and the installation of network infrastructure for connection to high-capacity access networks;

(iii)	The Regulatory Agency can impose alternative mandatory offer plans;

(iv)	Introduction of the Regulatory Agency’s right to intervene in and change the concessionaire’s agreements with third parties;

(v)	Classification of the parent company’s, subsidiary’s, associate’s and third parties’ assets, indispensable for the concession, as returnable assets; and

(vi)	Establishment of a users’ council in each concession.

Interconnection tariffs are defined as a percentage of the public local and domestic long distance tariff until the effective implementation of a cost model by service/modality, which is scheduled for 2009, pursuant to the models defined by the Separation and Accounting Allocation Regulations (Resolution 396/05).

Approval of the New General Granting Plan

ANATEL published, on June 17, 2008, Public Consultation 23, addressing the Proposal for Revision of the General Granting Plan (“PGO”) of Services Provided under Public Concession. Society in general could express its views on the proposal up to August 1, 2008, the date on which the deadline for submitting said public consultation expired.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

On October 16, 2008, ANATEL’s Executive Board approved the final wording of the new General Granting Plan (“PGO”), which adopted the following main action lines:

(i)	Maintenance of the current PGO’s regions;

(ii)	Elimination of the operating restrictions on groups with concessionaries in more than one region of the PGO;

(iii)	Restriction to holding more than one concession of the same STFC type in the same Region of the PGO or in a portion of it by the same Group;

(iv)	Obligation that groups controlling concessions in more than one region operate in the other regions of the PGO, in the manner prescribed by the General Plan for Competition Targets (PGMC), and comply with other rules established by ANATEL, in order to ensure competition, prevent economic concentration and safeguard the performance of the concession agreements; and

(v)	Maintenance of the regional contiguity concept.

The General Plan for Telecommunications Regulation Updates (PGR) was also approved, establishing regulatory targets for increasing competition.

The Proposal for the Revision of the PGO was approved by ANATEL’s Executive Board and submitted to the Ministry of Communications (“MC”). The Ministry of Communications, in turn, after analyzing the content of the proposal, submitted it to the Civil Office in the form of a decree, which was approved by the president and subsequently enacted as Decree 6654, of November 20, 2008, published in the Federal Official Gazette on November 21, 2008.

Upon enactment of Decree 6654, which approved the new General Granting Plan (“PGO”), the acquisition of the control of a concessionaire engaged in the provision of switched telephony services by another concessionaire engaged in the same type of service, but operating in a different Region, is now permitted, but subject to prior approval by ANATEL.

On December 19, 2008, Act 7828 was issued by ANATEL, whereby the Executive Board granted prior approval for the subsequent corporate acts regarding the merger of the companies or the merger of the shares of the companies Invitel S.A., Solpart Participações S.A. and Brasil Telecom Participações S.A. into Telemar Norte Leste S.A. As disclosed by Telemar Norte Leste S.A. in a material event notice dated April 25, 2008, this corporate restructuring will comprise, among other acts, the downstream merger of BrT Part into the Company, pursuant to article 230 of the Brazilian Corporate Law, followed by the merger of shares of the Company, pursuant to article 252 of said law, into a subsidiary of Telemar, and its subsequent merger, pursuant to article 230, into Telemar. As part of said Law, Telemar and the providers of public utility telecommunications services included in its corporate group, as approved by this Law, should fully comply with the regulations established by ANATEL, under the terms and conditions provided for by the appendix to the Law. Among these regulations, the following are to be highlighted:

•

To increase, by 2010, the number of municipalities connected to the telecommunications infrastructure by optical fiber cables in Regions I and II of the General Concession Plan (“PGO”), by 100 municipalities, in addition to the municipalities connected on October 31, 2008, as well as to connect, by December 31, 2015, another 200 municipalities, fulfilling an average inclusion target of 40 municipalities per year.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

•

To commercially offer broadband Internet access in all the municipalities of Regions I and II of the PGO which start to rely on the backhaul facility, in compliance with Decree 6424, of April 7, 2008, providing a minimum transmission speed of 150 kbps.

•

To implement and make available switched Internet access, under the local STFC modality, in 56% of the 2995 municipalities of Region I of the PGO, in compliance with certain terms and conditions, by December 31, 2011.

•	To offer in Region II of the PGA-SMP the same conditions which are currently offered in Region I of PGA-SMP, by December 31, 2009.

•

To make, within the next ten years, investments in Research and Development (R&D) – at annual amounts corresponding to up to 100% of the total transferred to the Fund for Technical Development of Brazilian Telecommunications (FUNTTEL), complying with a minimum limit of 50%, and the remaining 50% is conditioned upon proportional release by the government.

•

To maintain or reduce the service percentage through Special Industrial Exploitation of Dedicated Lines (EILD) in relation to the total EILD requests in Region II, presented by Brasil Telecom S.A., prior to the performance of said transaction.

•

To maintain the consolidated number of jobs in the Company and its subsidiaries, including Brasil Telecom S.A. and its subsidiaries, until at least April 25, 2011, using as reference the number of jobs existing in said companies on February 1, 2008.

•

To conclude, within a maximum term of 12 months, in association with ANATEL, actions aimed at resolving the administrative proceedings of noncompliance with obligations relating to the standardization and quality of the services in progress at the Agency, in order to better serve the consumer.

The step subsequent to the Prior Approval is the filing of the proceeding by ANATEL with the Economic Defense Council (CADE) for analysis.

35.	Subsequent events

a)	Change in the Company’s Shareholding Control

On January 8, 2009, Telemar Norte Leste S.A. (“TMAR”) acquired, through its indirect subsidiary Copart 1 Participações S.A. (“Copart 1”), the shareholding control of BrT Part and the Company. After the acquisition, TMAR became the holder of 61.2% of the voting capital of BrT Part. The acquisition was disclosed through a Material Event Notice issued by the companies on the same date of the transaction, whose content is fully transcribed in this note.

The Agreement for Purchase of the Company’s Shares (the “Agreement”), entered into on April 25, 2008, was disclosed through a Material Event Notice of the companies issued on the same date, and supplemental material event notices were issued on events or facts inherent to the Agreement. All material event notices are available for consultation at the Website www.brasiltelecom.com.br/ri.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The transfer of the shareholding control of Brasil Telecom to TMAR consisted of the acquisition of 100% of the shares of Invitel S.A., holder of 99,99% of SOLPART’s shares, which, in turn, holds 51,41% of the voting capital of BrT Part.

The acquisition of the shareholding control of Brasil Telecom by TMAR was carried out with the Prior Approval of ANATEL, granted through Law 7828, issued on December 19, 2008, through which ANATEL’s Executive Board also approved the subsequent corporate acts referring to the merger of the companies or of the shares of the companies Invitel S.A., Solpart Participações S.A. and Brasil Telecom Participações S.A. into Telemar Norte Leste S.A.

The change in the shareholding control of BrT Part, and, consequently, in the Company’s, has the following impacts:

i)	Stock Option Plan

The stock option grant programs linked to the plan approved on November 6, 2007 (note 29.b) had provisions that established the accelerated maturity of the options in the event of a change in the Company’s direct or indirect shareholding control. Upon the change in shareholding control, on January 8, 2009, the stock options of said programs were fully exercised. Program 1, totaling 2.817.324 UPs was settled for a total amount of R$17.855. Program 2, referring to the grant on 07/01/08, comprising 701.601 UPs, was settled for a total amount of R$4.446.

Under Program 2, 646.585 UPs were exercised, referring to the grant on 07/01/07, settled as follows: (i) delivery of preferred shares held in treasury by the Company, at a total exercise price of R$2.386 and acquisition cost of R$2.979; and (ii) delivery of common and preferred shares of the Parent Company, at a total exercise price of R$13.733 and fair value of R$17.108, plus R$130.

ii)	Loans and Financing

The contractual obligations with financing creditors, relating to the agreements entered into with the BNDES and the swap contracts with Citibank have provisions that establish the accelerated maturity of these obligations in the event of a change in the Company’s shareholding control. After obtaining waivers from the creditors, these agreements were amended and the maturities originally established were maintained.

iii)	Debentures

As a result of the transfer of the shareholding control of the Company and BrT Part to TMAR (through its indirect subsidiary Copart 1), pursuant to the decisions of the General Debenture holders’ Meeting of the 5th Issue of Brasil Telecom S.A. (“AGD”, “Issue” and “Issuer”) held on December 17, 2008 and the Board of Directors’ Meeting of Brasil Telecom S.A. held on January 26, 2009, Brasil Telecom S.A. informed the debenture holders, through a notice issued on January 28, 2009 (“Notice to Debenture holders”) that it had decided to change the debentures’ yield from “104% of the Interbank Deposit Rate (DI Rate)” to the “DI Rate plus a spread of 3,5% per year”, and to purchase the debentures held by the debenture holders who disagreed with such decision.

The debenture holders had a five-business day term, ending February 4, 2009, to express their wish to redeem the debentures, but no such requests were made.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

b)	Private Debentures Issued by Telemar Norte Leste S.A. - TMAR

Subscription by the Company

On February 17, 2009, the Company subscribed to 11,648 nonconvertible debentures issued by the indirect controller, TMAR, for the nominal unit value of R$ 103, totaling R$ 1,200,000. The debentures are for a five-year term, maturing on December 11, 2013, and are remunerated at the Interbank Rate (DI) plus spread of 4.0% p.a., payable on the maturity date.

Subscription by Brasil Telecom Celular S.A.

On March 12, 2009, Brasil Telecom Celular S.A. subscribed to 2,885 nonconvertible debentures issued by TMAR, for the nominal unit value of R$ 104, totaling R$ 300,000. The debentures are for a five year term, maturing on December 11, 2013, and are remunerated at the Interbank Rate (DI) plus spread of 4.0% p.a., payable on the maturity date.

c)	Material Event Notice

Below is the material event notice disclosed after the balance sheet date regarding the change in the Company’s shareholding control:

Material Event Notice dated January 8, 2009

MATERIAL EVENT

In compliance with the provisions of CVM Resolution 358/02 and following Material Event Notices and Market Releases disclosed by Tele Norte Leste Participações S.A. (“TNL”) and Telemar Norte Leste S.A. (“TMAR”) on April 25, 2008, November 21, 2008, December 19, 2008 and December 22, 2008, we hereby inform our shareholders, the Brazilian Securities Commission (CVM) and the market that, as of the date hereof, pursuant to the Share Purchase Agreement entered into on April 25, 2008 (the “Agreement”), TMAR, through its indirect subsidiary Copart 1 Participações S.A. (“Copart 1”), acquired as of the date hereof, the shareholding control of Brasil Telecom Participações S.A. (“BrT Part”) and Brasil Telecom S.A. (“BrT”).

I - THE ACQUISITION:

As a result of said acquisition, TMAR became the indirect holder, as of the date hereof, of 81.092.986 common shares issued by BrT Part, representing 61,2% of the voting capital of BrT Part, by means of the payment of an aggregate amount of R$5.371.098.527,04 (five billion, three hundred seventy-one million, ninety-eight thousand, five hundred twenty-seven reais and four centavos), which is equivalent to a price of R$77,04 (seventy-seven reais and four centavos) per common share of BrT Part.

The amount paid is equivalent to (i) the price agreed pursuant to the Agreement of R$5.863.495.791,40 (five billion, eight hundred sixty-three million, four hundred ninety-five thousand, seven hundred ninety-one reais and forty centavos); (ii) adjusted by the fluctuation in the average daily rate of the Interbank Certificate of Deposit (CDI); (iii) less Invitel S.A.’s net debt of R$998.053.465,69 (nine hundred ninety-eight million, fifty-three thousand, four hundred sixty-five reais and sixty-nine centavos); and (iv) further adjusted by deducting the dividends and/or interest on shareholders’equity declared between January 1, 2008 and the Closing Date.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

II – MANDATORY TENDER OFFERS - ARTICLE 254-A

Pursuant to CVM Resolution 361/02, within 30 days from the date hereof, TMAR will file with the CVM, directly or through its subsidiary, the requests for Registration of a Public Offer for purchasing the Voting Shares held by the minority shareholders of BrT Part and BrT, in order to ensure a minimum price equivalent to 80% of the price paid for each control share, as prescribed by article 254-A of Law 6404/76 (“Mandatory Tender Offers”), reduced by the amount of any future dividends, interest on capital, or capital reduction that may be approved prior to the settlement of the Mandatory Tender Offer.

Mandatory Tender Offers must be previously registered with the CVM and disclosed through a tender notice with at least 30 days’ prior notice.

III – CORPORATE RESTRUCTURING:

After the Mandatory Tender Offers have been concluded, we intend to conduct a corporate restructuring of the companies involved in the transaction (the “Corporate Restructuring”), under the terms and conditions previously disclosed in the Material Event Notice dated April 25, 2008, for the purpose of simplifying our corporate structure, so that, after the Mandatory Tender Offers, the shareholders of BrT Part and BrT will receive shares of TMAR to replace the shares held by them, which we believe will significantly increase the liquidity of their shares on the Stock Exchanges, thereby benefiting the shareholders of the companies involved.

IV – SUPPLEMENTAL INFORMATION:

(i) The abovementioned transactions are subject to approval by, presentation to, or registration with certain regulatory agencies and will be submitted or communicated, as required, to the Brazilian National Telecommunications Agency (ANATEL); the Brazilian Securities Commission (CVM); the Economic Defense Council (CADE), the São Paulo Stock Exchange (BOVESPA); the U.S. Securities and Exchange Commission and the New York Stock Exchange (NYSE).

(ii) Additionally, as previously disclosed in the Material Event Notice dated April 25, 2008: (a) TMAR intends to create one, or more than one, American Depositary Receipt (“ADR”) program for its shares, in order to make it possible for the current holders of ADRs of BrT and BrT Part to trade their ADRs on the NYSE; (b) TMAR intends to file for their listing on the NYSE; and (c) the Corporate Restructuring will be submitted to certain creditors for analysis, despite not being contingent on their approval. The acquisition of BrT and its subsequent merger into TMAR’s operations will give rise to a telecommunications company fully held by Brazilian shareholders which operates nationwide and has the managerial, operating and financial capacity to expand its operations in Brazil and abroad.

Rio de Janeiro, January 8, 2009

TELE NORTE CELULAR PARTICIPAÇÕES S.A.

TELEMAR NORTE LESTE S.A.

COARI PARTICIPAÇÕES S.A.

BRASIL TELECOM PARTICIPAÇÕES S.A.

BRASIL TELECOM S.A.

INVITEL S.A.

Alex Waldemar Zornig

Investor Relations Officer”

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

d)	Provision for Contingencies

i)	Civil Contingencies:

As mentioned in Note 28, the Company is involved in certain lawsuits involving claims regarding Financial Interest Agreements with the former CRT in which, as a result of court decisions, including decisions of the Superior Court of Justice, which occurred during 2009, the Company changed its estimate regarding the risk of these lawsuits from possible to probable and recorded additional provisions amounting to R$1,153 million (R$761 million net of taxes) in May 2009.

ii)	Labor Contingencies:

After the acquisition of control of the Company by Telemar on January 8, 2009, the Company changed its criteria for estimating probable losses on labor contingencies in order to align these policies with those of Telemar, taking into account the merits debated in judicial proceedings. As a result of this change, the Company increased the provision for labor proceedings in the second quarter of 2009 by R$325 million (R$215 million net of taxes).

iii)	Tax Contingencies:

ICMS – After the acquisition of control of the Company by Telemar in January 2009, the Company re-evaluated certain tax assessments challenging the amount of tax credits recorded to offset the amounts of ICMS owed, in order to align the procedures for recognizing ICMS credits with those of Telemar. Based on this evaluation, the Company decided no longer offset such tax credits with the amounts payable during the fiscal year ending December 31, 2009. Based on the assessment of Management and the Company’s external legal counsel, this change in procedure resulted in a change in estimate of the risk of loss in connection with certain ICMS tax assessments from possible to probable. This change in the estimate resulted in an increase in the provisions for tax contingencies by approximately R$387 million (R$255 million net of taxes) in the first quarter of 2009.

e)	Covenants

Certain of our debt instruments require us to comply with financial covenants.

As a result of the adjustments to provisions for contingencies described in item (d) above, the Company expects that it will not comply with certain covenants set forth in its debt instruments with BNDES, JBIC and Debentures as of June 30, 2009. As of December 31, 2008, the aggregate principal amount outstanding under these debt instruments were R$2,655 million, R$282 million and R$1,092 million, respectively.

Under each of these debt instruments, the creditor has the right to accelerate the debt if, at the end of any fiscal quarter, we are not in compliance with the covenants containing these ratios.

The Company is currently seeking waivers in respect of the anticipated breach of these covenants from BNDES, JBIC and the Debentures.

Acceleration of any of these debt instruments may result in acceleration of our obligations under certain other debt agreements pursuant to cross-default clauses contained in the other debt agreements. Among these other debt agreements, the most significant is the indenture governing our Senior Notes. As of December 31, 2008, the aggregate principal amount outstanding under our Senior Notes was R$486 million.

The total amount of debt as of December 31, 2008 that would have been reclassified to current liabilities in the event that the Company was in default as of December 31, 2008 amounted to R$4,125 million.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

36.	Summary of the differences between Brazilian Corporate Law and US GAAP

The consolidated financial statements of the Company have been prepared in accordance with Brazilian Corporate Law, which differs in certain significant respects from US GAAP.

The set of practices and standards that governs accounting records and financial statement preparation in accordance with Brazilian Corporate Law changed as from the fiscal year ended December 31, 2007 (see note 2.a). As a result of these changes, the Company restated its financial statement for the years ended December 31, 2006 and 2007 (see note 2.f).

The reconciliation of net income and shareholders’ equity under Brazilian Corporate Law to US GAAP for the years ended on December 31, 2006 and 2007 were restated to reflect the changes made under Brazilian Corporate Law.

During the year ended December 31, 2006, the Company’s management identified certain errors relating to the U.S. GAAP adjustments for capitalized interest and the depreciation of the step-up in basis of companies under common control that are included in the reconciliation of shareholders’ equity and net income between Brazilian GAAP and U.S. GAAP as of December 31, 2006 and for the year then ended. At that time, the Company’s management evaluated the significance of these errors and concluded that the impact was not material to the financial statements taken as a whole and therefore, recorded the effect in the related U.S. GAAP adjustments as of December 31, 2006 and for the year then ended. During the year ended December 31, 2007, the Company’s management identified certain additional errors relating to the same U.S. GAAP adjustments that are included in the reconciliation of shareholders’ equity and net income between Brazilian GAAP and U.S. GAAP as of December 31, 2007 and for the year then ended. At that time, the Company’s management evaluated the significance of these errors and concluded that the impact was not material to the financial statements taken as a whole and therefore, recorded the effect in the related U.S. GAAP adjustments as of December 31, 2007 and for the year then ended. Subsequent to the issuance of the Company’s financial statements for the year ended December 31, 2007 and the acquisition of control of the Company by Telemar, the Company’s management revised its calculation of the amount of these previously identified errors, reassessed the related impact on the respective years, and concluded that these errors were material to the financial statements taken as a whole. As a result, the Company restated the presentation of the reconciliations of differences between Brazilian accounting practices and US GAAP of shareholders’ equity as of December 31, 2007 and net income for the two years period then ended (see Note 36.n.).

The following is a summary of the significant policies and adjustments to net income and shareholders’ equity required when reconciling such amounts recorded in the consolidated financial statements to the corresponding amounts in accordance with US GAAP, considering the significant differences between Brazilian Corporate Law and US GAAP:

a.	Different criteria for capitalizing and amortizing capitalized interest

Until December 31, 1993, capitalized interest was not added to the individual assets in property, plant and equipment; instead, it was capitalized separately and amortized over a period different from the estimated useful lives of the related assets. Under US GAAP, capitalized interest is added to the individual assets and is amortized over their estimated useful lives.

Also, under Brazilian Corporate Law, as applied to companies in the telecommunications industry, interest attributable to construction-in-progress was calculated, up to December 31, 1998, at the rate of 12% per annum of the balance of construction-in-progress and that part which related to interest on third party loans was credited to interest expense based on actual interest costs with the balance relating to self-funding being credited to capital reserves. Starting 1999, Brazilian Corporate Law required capitalization of interest on loans specifically related to financing of construction in progress, and interest on self-financing is no longer allowed.

Under US GAAP, in accordance with the provisions of Statements of Financial Accounting Standards (“SFAS”) 34, “Capitalization of Interest Cost”, interest incurred on borrowings is capitalized to the extent that borrowings do not exceed the balances of construction-in-progress. The credit is a reduction of interest expense and should not exceed the amount charged to the Statement of Operations. Under US GAAP, the amount of interest capitalized excludes the monetary gain associated with the borrowings and the foreign exchange gains and losses on foreign currency borrowings.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The effects of these different criteria for capitalizing and amortizing capitalized interest are as follows:

	Year ended December 31,
	2006	2007	2008
	(as restated)	(as restated)
Capitalized Interest difference
US GAAP Capitalized Interest:
Interest capitalized under US GAAP	40,207	29,017	61,323
Accumulated capitalized interest on disposals	(13,813)	(14,340)	(12,487)

	26,394	14,677	48,836

Less Brazilian Corporate Law Capitalized Interest:
Interest capitalized under Brazilian Corporate Law	(237)	(21,736)	(39,354)
Accumulated capitalized interest on disposals	18,645	18,910	16,348

Total capitalized interest under Brazilian Corporate Law	18,408	(2,826)	(23,006)

US GAAP Difference	44,802	11,851	25,830

Amortization of capitalized interest difference
Amortization under Brazilian Corporate Law	108,539	63,894	68,257
Less: Amortization under US GAAP	(147,397)	(152,342)	(158,794)
Accumulated amortization on disposals	(3,744)	(3,779)	(2,892)

US GAAP Difference	(42,602)	(92,227)	(93,429)

In preparing the reconciliation of financial statements to U.S. GAAP, the Company reconciles the amortization of capitalized interest using a global average depreciation rate calculated by dividing depreciation expense under Brazilian Corporate Law by the gross balance of fixed assets at the end of the relevant fiscal year under Brazilian Corporate Law. The Company applied this global average depreciation rate to the difference between the basis of the assets included in property, plant and equipment account as determined under Brazilian Corporate Law and as determined under US GAAP to calculate the reconciling adjustment. Because the Company did not exclude the effects of additions, disposals and fully depreciated assets in the calculation of the global average depreciation rate, this methodology produced errors in the calculation of the reconciling adjustment. During the year ended December 31, 2006, the Company’s management identified certain errors relating to the U.S. GAAP adjustments for capitalized interest in the reconciliation of shareholders’ equity and net income between Brazilian GAAP and U.S. GAAP as of December 31, 2006 and for the year then ended. At that time, the Company’s management evaluated the significance of these errors and concluded that the impact was not material to the financial statements taken as a whole and therefore, recorded the effect in the related U.S. GAAP adjustments as of December 31, 2006 and for the year then ended. During the year ended December 31, 2007, the Company’s management identified certain additional errors relating to the same U.S. GAAP adjustments that are included in the reconciliation of shareholders’ equity and net income between Brazilian GAAP and U.S. GAAP as of December 31, 2007 and for the year then ended. At that time, the Company’s management evaluated the significance of these errors and concluded that the impact was not material to the financial statements taken as a whole and therefore, recorded the effect in the related U.S. GAAP adjustments as of December 31, 2007 and for the year then ended. Subsequent to the issuance of the Company’s financial statements for the year ended December 31, 2007 and the acquisition of control of the Company by Telemar, the Company’s management revised its calculation of the amount of these previously identified errors, reassessed the related impact on the respective years, and concluded that these errors were material to the financial statements taken as a whole. As results of these adjustments the figures for the years ended December 31, 2006 and 2007 were restated (see note 36.n.).

b.	Dividends and interest on shareholders’ equity

Although under Brazilian Corporate Law proposed dividends require approval at a shareholders’ meeting, under Brazilian Corporate Law they are accounted for in the consolidated financial statements in anticipation of their approval by the shareholders’ meeting. Distributions characterized as interest on shareholders’ equity as well as minimum compulsory dividends are accrued for under both Brazilian Corporate Law and US GAAP. Any excess of proposed dividends over either the minimum compulsory dividend or distributions characterized as interest on shareholders’ equity would not be accounted for under US GAAP, if such proposed dividends are subject to approval at the annual Shareholders’ Meeting. In 2007 the proposed dividends in excess of the minimum compulsory dividends was reversed in the reconciliation of shareholders’ equity to US GAAP. In 2008 the proposed dividends did not exceed minimum compulsory dividends.

c.	Pensions and other post-retirement benefits

Refer to Note 37.a for a discussion of differences between Brazilian Corporate Law and US GAAP as they relate to pensions and other post-retirement benefits. For purposes of the US GAAP reconciliation, the provisions of SFAS 87, “Employers’ Accounting for Pensions” (“SFAS 87”) and SFAS 106, “Employers’ Accounting for Post-retirement Benefits Other than Pensions” (“SFAS 106”) have been applied. The provisions of SFAS 87 were applied with effect from January 1, 1992 because it was not feasible to apply them from the effective date specified in the standard.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Under Brazilian Corporate Law, the Company adopted CVM Deliberation 371 during the year ended December 31, 2001 and recorded an adjustment to opening shareholders’ equity amounting to R$328,381, net of R$162,362, which was recorded as deferred income tax on provision for pension. This adjustment was reversed for US GAAP purposes, since all effects of pensions and other post-retirement benefits have already been recognized after applying SFAS 87 and SFAS 106.

For US GAAP purposes, unrecognized net gain or losses are recognized following the “corridor” approach, i.e., the portion which exceeds 10% of the greater of the projected benefit obligation or the market-related value of plan assets is recognized, and the unrecognized prior service cost or benefit and unrecognized transition obligation are deferred according actuarial valuation. These approaches have not been applied for Brazilian Corporate Law purposes. Under Brazilian Corporate Law the Company recognizes an asset in case of express authorization for offsetting with future employer contribution. As such under the Complementary Law No. 109, only the portion that was not allocated to special reserves of participants beneficiaries and contingencies of the overfunded status was entitled to be recognized under Brazilian Corporate Law.

On December 31, 2006, the Company adopted SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132R (“SFAS 158”). This statement requires an employer to recognize the over- or under-funded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through other comprehensive income. The net effect of the adoption of SFAS No. 158 on accumulated other comprehensive income was R$148,404 as of December 31, 2006, net of taxes (see Note 37.a).

Additionally, as required by SFAS No. 158, all plan assets and benefit obligations are measured as of December 31, 2008.

d.	Earnings per share

Under Brazilian Corporate Law, net income per share is calculated based on the number of shares outstanding at the balance sheet date. Each American Depositary Share (“ADS”) is equivalent to 3 shares (3,000 in 2006).

As determined by SFAS 128, “Earnings per Share”, since the preferred and common stockholders have different dividend, voting and liquidation rights, basic and diluted earnings per share have been calculated using the “two-class” method. The “two-class” method is an earnings allocation formula that determines earnings per share for preferred and common stock according to the dividends to be paid as required by the Company’s By-laws.

Basic earnings per common share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Net income available to preferred shareholders is the sum of the preferred stock dividends (a minimum of 6% of preferred capital, or, as from 2002, 3% per annum calculated on the amount resulting from dividing the net book shareholders’ equity by the total number of the Company’s shares, whichever is greater, as defined in its By-laws) and the preferred shareholders’ portion of undistributed net income. Undistributed net income is computed by deducting total dividends (the sum of preferred and common stock dividends) from adjusted net income. Undistributed net income is shared equally by the preferred and common shareholders on a pro rata basis. Total dividends are calculated as described in Note 30.e. Diluted earnings per share is computed by increasing the number of shares, calculated by dividing such net income available to common and preferred shareholders by the monthly weighted-average number of common and preferred shares outstanding during the period.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The weighted-average number of common shares used in computing basic earnings per share for the year ended December 31, 2008 was 249,597,049 (249,597,049 in 2007 and 2006). The weighted-average number of preferred shares used in computing basic earnings per share for the year ended December 31, 2008 was 297,806,714 (297,675,140 in 2007 and 294,848,494 in 2006). The weighted-average number of common share and preferred share for 2006 was restated to conform with current presentation and to reflect the change in capital structure related to reverse split of shares occurred in 2007 (See Note 30.a). The Company has received certain contributions from customers or customers have independently paid suppliers of telecommunication equipment and services for the installation of fixed line services. These amounts are reflected as “funds for capitalization” within other non-current liabilities in the accompanying balance sheets. Once the installation is essentially complete and the contributions have been received, the funds will be converted into equity (see Note 30). These shares are treated as outstanding and included in the basic EPS calculation only when such funds are converted to equity and the shares issued. These shares are treated as outstanding for diluted EPS purposes when expansion plan contributions are received or when Community Expansion Plan agreements have been approved. Additionally, the 1,495,785 (256,855 thousand in 2007) preferred stock options granted under the stock option program approved on April 28, 2000 and November 6, 2007 for officers and employees mentioned in Note 29.b were considered in the calculation of the diluted earnings per share. The stock options granted under the program approved on November 6, 2007 was not computed in the calculation of diluted earning per share for 2007 since this program was considered antidilutive, since the settlement of the options would occur through treasury shares with grant of repurchase of the shares. On July 15, 2008 a modification in the plan eliminated the obligation to repurchase the shares.

If the Company is able to pay dividends in excess of the minimum requirement for preferred shareholders and the remainder of the net income is sufficient to provide equal dividends to both common and preferred shareholders, then the basic and the diluted earnings per share will be the same for both common and preferred shareholders.

The Company’s preferred shares are non-voting except under certain limited circumstances and are entitled to a preferential non-cumulative dividend and to priority over the common shares in the event of its liquidation. In 2006, 2007 and 2008, the amount of dividends paid to the preferred shareholders exceeded the minimum guaranteed dividends, and was equal to the amount per share paid to the common shareholders.

e.	Income taxes

The Company fully accrues for deferred income taxes on temporary differences between tax and reporting records. The existing policies for accounting for deferred taxes are substantially in accordance with SFAS 109, “Accounting for Income Taxes” (“SFAS 109”).

Under US GAAP, if a valuation allowance is recognized for a deferred tax asset at the acquisition date, recognized benefits for those tax deductions after this date should be applied first to reduce to zero any goodwill related to that acquisition, second to reduce to zero other non-current intangible assets related to that acquisition, and third to reduce income tax expense. As described in Note 9, iG Brasil recorded tax loss carryforwards amounting to R$50,330 in 2005. Under US GAAP, the recognition of this benefit is accounted for as a reduction of the valuation allowance against goodwill.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Deferred tax assets on tax losses in the amount of R$131,008 (R$137,066 in 2007) were not recognized as of December 31, 2008 (that means, for US GAAP purposes, a valuation allowance has been recorded in the same amount), due to the lack of fulfillment of the minimum requirements regarding historical and forecasted taxable income for direct/indirect subsidiaries.

f.	Interest expense, interest income and accrued interest

Brazilian Corporate Law requires interest expense and income, as well as other financial charges, to be shown as part of operating income (expense) and accrued interest as a part of loans and financing within liability balance. Under US GAAP, interest expense and income, as well as other financial charges, would be shown after operating income (expense) within statements of operations and accrued interest would be included in accounts payable within the balance sheet.

g.	Funds for capitalization

i. Resources for capital increase and expansion plan contributions

Under Brazilian Corporate Law, resources for capital increases and expansion plan contributions received are included in the balance sheet as non-current liabilities until the subscribers have paid for their telephone connection in full and a general meeting of shareholders approves the capital increases.

Effective January 1, 1996, indexation of the expansion plan contributions was no longer applied and, for contracts signed as from that date, Telebrás (the Company’s former controlling shareholder) was allowed the option of using a value per share equal to the market value, when this value was higher than book value. For US GAAP purposes, a portion of the resources for capital increase and expansion plan contributions would be allocated to shareholders’ equity based on the market value of the shares to be issued to subscribers. The remainder of the resources for capital increase and expansion plan contributions would be classified as a deferred credit and amortized to reduce depreciation expense from the time the related construction-in-progress is completed. As of December 31, 2007 all balance was fully amortized.

ii. Donations and subsidies for investments

Under Brazilian Corporate Law, those amounts which comprise principally the excess of the value of property, plant and equipment incorporated into the assets over the corresponding credits for expansion plan contributions received are recorded as a credit to other capital reserves. For US GAAP purposes, the credit to capital reserves would be classified as a deferred credit and amortized to reduce depreciation expense. As of December 31, 2007 all balance was fully amortized.

h.	Valuation of long-lived assets

SFAS 144 provides a single accounting model for the disposal of long-lived assets. SFAS 144 also changes the criteria for classifying an asset as held for sale; and broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations. The Company adopted SFAS 144 on January 1, 2002. The adoption of SFAS 144 did not affect the Company’s consolidated financial statements.

In accordance with SFAS 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Brazilian Corporate Law requires an assessment which is performed annually or whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be recoverable (see note 3.j). For all periods presented, no impairment losses were recognized under Brazilian Corporate Law and US GAAP.

i.	Stock options

Under US GAAP, the Company accounts for stock options in accordance with SFAS 123(R), “Accounting for Stock-Based Compensation”, which establishes a fair-value method of accounting for employee stock options or similar equity instruments. For US GAAP, the Black & Scholes option-pricing model was used to estimate the grant date fair value of its options granted.

The fair value of options is recognized over the expected vesting term of the option for US GAAP purposes, which is four years. An amount of R$9,696 was recognized for US GAAP purposes as stock option compensation expense in 2008(expenses of R$7,881 and R$100 in 2007 and 2006, respectively). In accordance with SFAS No. 123 (R) “Accounting for Stock-based Compensation”, since the options are adjusted for the Brazilian consumer price index, the Company accounts for its stock option plan by accruing a liability at fair value relating to the options issued under the plan at each period end. The cumulative effect of the adoption of SFAS No. 123 (R) at January 1, 2006 amounting to R$481 is reflected separately in the “Shareholders’ equity reconciliation” for the year ended December 2006. Under US GAAP the company opted to account for stock options using a straight-line basis over the life of the entire award.

Under Brazilian Corporate Law, the requirement to account for stock options at fair value (see note 3.u.(ii)) results in the stock option compensation expense amounting to R$17,410 in 2008 (expenses of R$13,258 and R$136 in 2007 and 2006, respectively). According to Brazilian Corporate Law each installment of a graded vesting award is treated as a separate grant, using a separate value for each installment, and equity settled award are classified as equity awards even if there is variability in the number of shares due to a fixed monetary value to be achieved.

See detailed disclosure relating to the options in Note 37.b.

j.	Revenue recognition

i)	Activation and installation fees

Under Brazilian Corporate Law, revenues from activation and installation fees are recognized upon activation of customer services. Under US GAAP, revenues and related taxes from activation and installation fees are deferred and amortized over five years, the estimated average customer life.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

ii)	Sales of public telephone cards

Under Brazilian Corporate Law, revenues from public telephone phone cards are recognized when the cards are sold. Under US GAAP, revenues generated from sales of public telephone cards are recognized as such services are provided. For US GAAP, deferred revenues at each consolidated balance sheet date are determined based upon estimates of sold but unused public telephone card credits outstanding as of each consolidated balance sheet date.

k.	Goodwill & other intangible assets and business combination

Goodwill & other intangible assets

Until December 31, 2008 under Brazilian Corporate Law goodwill represents the difference between historical book value of the assets acquired and liabilities assumed and the purchase price, and it is amortized over the estimated period over which the Company expects to benefit from the goodwill. This period is determined based on the reasons attributed by management for the payment of goodwill. A test for impairment is made at least annually or if there is an indication that the unit in which the goodwill was allocated may be impaired.

Under US GAAP, goodwill represents the excess of cost over the fair value of net assets of businesses acquired. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS 142 – Goodwill and Other Intangible Assets. SFAS 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS 142.

The amortization of the goodwill recognized under Brazilian Corporate Law has been reversed under US GAAP in connection with the adoption of SFAS 142.

Under SFAS 142, the company evaluates goodwill for impairment by determining the fair value of each reporting unit and comparing it to the carrying amount of the reporting unit on a yearly basis. To the extent the carrying amount of a reporting unit exceeds the respective fair value, the respective goodwill is considered to be impaired. Under this scenario, the Company would be required to perform the second step of the impairment test which involves the calculation of a hypothetical goodwill balance to measure the amount of impairment to be recorded.

Under the terms of the operating concessions granted by the Federal Government, the Company is obliged to provide a certain minimum level of services over the entire area covered by its fixed-line operating licenses. Also, the Company does not possess discrete financial information that could allow a determination of assets and liabilities (and goodwill) allocation in a level below the entire fixed-line business segment and neither does it manage different areas of the concession as if they were separate businesses and has thus considered the entire fixed-line business to be one reporting unit. In viewing all of fixed-line assets and liabilities of the Company as one reporting unit and performing an initial assessment on this reporting unit as to whether there was an indication that goodwill is impaired, the second step of the impairment test was not required. For the internet segment the Company applies separated assessment for each report unit. The Company was not required to recognize an impairment loss under US GAAP for any of the periods presented.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Prior to the adoption of SFAS 142 on January 1, 2002, for US GAAP purposes, goodwill was amortized on a straight-line basis over the expected periods to be benefited, and assessed for recoverability by determining whether the amortization of the goodwill balance over its remaining life could be recovered through undiscounted future operating cash flows of the acquired operation. All other intangible assets were amortized on a straight-line basis. The amount of goodwill and other intangible asset impairment, if any, was measured based on projected discounted future operating cash flows using a discount rate reflecting the Company’s average cost of funds.

Under Brazilian Corporate Law, goodwill amortization is classified in operating expenses. Under US GAAP, goodwill amortization was classified in operating expenses until December 31, 2001.

Business combinations

i)	Purchase of minority interests in the eight operating companies formerly held directly by the Company’s Parent.

On February 28, 2000, the Parent reorganized its investments in fixed-line telecommunication companies, by exchanging its shares in its eight smaller operating subsidiaries for newly issued shares of its main operating subsidiary, Telecomunicações do Paraná S.A. – TELEPAR. The minority shareholders of the smaller operating companies also exchanged their shares for newly issued shares of TELEPAR. These companies were then merged into TELEPAR. After the merger, the name of TELEPAR was changed to Brasil Telecom S.A.

At the same date, in connection with the combination of the eight operating companies under common control with Telepar, the Company made an offer to exchange Telepar shares for the shares held by minority shareholders in each of the operating companies. The exchange was made based on the book value of the shares of Telepar compared to the book value of the shares of the operating companies. The book value of the shares was calculated by dividing stockholders’ equity by the number of shares outstanding. In the exchange offer, Telepar acquired almost 100% of the minority shares.

Under US GAAP, the purchase price of these shares was calculated based on the traded market value of Telepar shares at the time of the exchange. The purchase price is then compared to the fair value of the assets and liabilities of each of the operating companies to determine the goodwill amounting to R$26,698.

Prior to adoption of SFAS 142, goodwill was amortized. The remaining amount of goodwill under US GAAP is R$16,464 as from January 1, 2002.

ii)	Purchase of controlling interest in CRT

On July 31, 2000, the Company and its Parent purchased all of the outstanding shares of TBS Participações S.A. (TBS), the holding company of Companhia Riograndense de Telecomunicações (CRT) for R$1,499,760.

In accordance with US GAAP, the Company registered goodwill in the amount of R$1,064,913 and an adjustment to reduce the fixed assets to their fair value in the amount of R$48,183.

The adjustment to record fixed assets at fair value is being depreciated over the remaining useful lives of the respective fixed assets.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Additionally, the amortization of the recomputed goodwill recognized in 2005 and 2006 under Brazilian Corporate Law, in the amount of R$102,716 and R$10,965, respectively, has been reversed under US GAAP in connection with the adoption of SFAS 142.

The remaining amount of goodwill under US GAAP purposes is R$869,257 as from January 1, 2002.

iii)	Purchase of minority interest in CRT

On December 28, 2000, the Company exchanged its shares for the remaining outstanding shares of CRT. The exchange ratio was based on the market value of CRT shares and the market value of the Company’s shares at December 1, 2000. The purchase was recorded under Brazilian Corporate Law based on the book value of the CRT shares as of December 1, 2000, so no goodwill arose for Brazilian Corporate Law purposes.

Under US GAAP, the purchase price of the minority interest in CRT was determined on December 28, 2000. The net effect of recording the purchase on the transaction’s closing date was R$6,453, which was recorded on shareholders’ equity. Additionally, the Company registered goodwill in the amount of R$162,133 and an adjustment to reduce the fixed assets to their fair value in the amount of R$113,898.

The adjustment to record fixed assets at fair value is being depreciated over the remaining useful lives of the respective fixed assets. The remaining amount of goodwill under US GAAP purposes is R$129,706 as from January 1, 2002.

iv)	Step up in basis of companies under common control

Under US GAAP, Emerging Issues Task Force 90-5, “Exchanges of Ownership Interests between Entities under Common Control”, when an exchange of shares between companies under common control takes place, the parent company’s basis in the subsidiaries should be reflected (or “pushed down”) as the basis in the financial statements of the surviving entity. The parent company, which originally acquired the nine operating companies in the privatization auction (Solpart) in August 1998, recorded significant goodwill in that purchase. This goodwill, along with the step up in the basis of the fixed assets to fair value at the time of the purchase, results in an increase in the combined assets, as well as in the Company’s shareholders’ equity of R$982,090 (R$589,630 of future profitability and R$392,460 of asset value).

The adjustment to record fixed assets at fair value is being depreciated over the remaining useful lives of the respective fixed assets. The remaining amount of goodwill under US GAAP is R$186,716 as from January 1, 2002.

In preparing the reconciliation of the financial statements to U.S. GAAP, the Company reconciles the depreciation of fair value using a global average amortization rate calculated by dividing amortization expense under Brazilian Corporate Law by the gross balance of goodwill at the end of the relevant fiscal year under Brazilian Corporate Law. The Company applied this global average depreciation rate to the difference between the fixed assets recognized under Brazilian Corporate Law and as determined under U.S. GAAP to calculate the reconciling adjustment. Because the Company did not exclude the effects of additions, disposals and fully depreciated assets in the calculation of the global average depreciation rate, this methodology produced errors in the calculation of the reconciling adjustment. During the year ended December 31, 2006, the Company’s management identified certain errors relating to the U.S. GAAP adjustments for the step-up in basis of companies under common control that are included in the reconciliation of shareholders’ equity and net income between Brazilian GAAP and U.S. GAAP as of December 31, 2006 and for the year then ended. At that time, the Company’s management evaluated the significance of these errors and concluded that the impact was not material to the financial statements taken as a whole and therefore, recorded the effect in the related U.S. GAAP adjustments as of December 31, 2006 and for the year then ended. During the year ended December 31, 2007, the Company’s management identified certain additional errors relating to the same U.S. GAAP adjustments that are included in the reconciliation of shareholders’ equity and net income between Brazilian GAAP and U.S. GAAP as of December 31, 2007 and for the year then ended. At that time, the Company’s management evaluated the significance of these errors and concluded that the impact was not material to the financial statements taken as a whole and therefore, recorded the effect in the related U.S. GAAP adjustments as of December 31, 2007 and for the year then ended. Subsequent to the issuance of the Company’s financial statements for the year ended December 31, 2007 and the acquisition of control of the Company by Telemar, the Company’s management revised its calculation of the amount of these previously identified errors, reassessed the related impact on the respective years, and concluded that these errors were material to the financial statements taken as a whole. As results of these adjustments the reconciliation items for the years ended December 31, 2006 and 2007 were restated (see note 36.n.).

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

v)	Purchase of controlling interest in iBest

On June 26, 2003, the Company purchased the remaining capital of 50.5% of iBest S/A for R$157,045 and became owner of 100% of its capital share. The results of iBest operations have been included in the consolidated financial statements as from such date.

Under US GAAP, the purchase price was allocated as intangible assets of R$78,615 and goodwill of R$65,322.

The intangible assets recorded under US GAAP consist of the Customer List R$11,572 and Trademark R$67,043. The valuation of the intangible assets followed the income approach. This method of estimating value has involved the discounting or capitalizing of an income stream. In the income approach, variables such as earnings or cash flows are utilized as a proxy for the expected benefits to the owners of the business.

The amortization related to the customer list is being calculated at the estimated churn rate and the future free cash flow generated by the customer list existing at the acquisition date. Trademark and goodwill recognized in a business purchase combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS 142. The amount of goodwill and intangible assets impairment, if any, was measured based on projected discounted future operating cash flows using a discount rate reflecting the Company’s average cost of funds.

vi)	Goodwill Group BrT Cabos Submarinos (GlobeNet)

During the second quarter of 2003, BrTI invested, as shareholder or quota holder, of the Group BrT Cabos Submarinos (formerly known as GlobeNet). This acquisition generated goodwill in an amount of R$6,324, which is being amortized under Brazilian Corporate Law in five years, and has been reversed under US GAAP in connection with the adoption of SFAS 142.

vii)	Purchase of controlling interest in BrT Multimídia

On May 13, 2004, the Company purchased the remaining capital of 80.1% of BrT Multimídia for R$226,408 and became owner of 100% of its capital stock. The results of BrT Multimídia operations have been included in the consolidated financial statements as from such date. Before the acquisition of the control the Company valuated the investment in BrT Multimídia by cost.

Under US GAAP, the purchase price was allocated as intangible assets R$48,678, fair value of fixed assets R$43,637 and goodwill R$58,797.

The adjustment to record fixed assets at fair value is being depreciated over the remaining useful lives of the respective fixed assets. Intangible assets consist of the customer list R$25,607, order backlog list R$18,810 and trademark value R$4,261. The amortization related to the customer list and order backlog list is being calculated at the estimated churn rate and the future free cash flow generated by the customer list and order backlog list existing at the acquisition date. The trademark was amortized over a period of 12 months, equivalent to the period which its use was contracted. After this period, the Company is not able to use the trademark “BrT Multimídia” anymore.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The valuation of the intangible assets followed the income approach. This method of estimating value involved the discounting the income stream associated with the related intangible asset. In the income approach, variables such as earnings or cash flows are utilized as a proxy for the expected benefits to the owners of the business

viii)	Purchase of controlling interest in iG Group

On April 02, 2004, the Company purchased an interest of 12.25% in iG Group capital for R$150,114. On November 24, 2004, the Company purchased an additional interest of 50.75% of iG Group capital for R$143,664 and became owner of 63.0% of its capital stock. The results of iG Group operations have been included in the consolidated financial statements as from such date. On July 31, 2005, the Company purchased an additional interest of 25.61% of iG Group capital stock for R$54,651.

Under US GAAP, the purchase price of these acquisitions was allocated as intangible assets of R$52,907 and goodwill of R$260,292.

Intangible assets consist of the customer list valued at R$5,983 and trademark value of R$46,924. The amortization related to the customer list is being calculated at the estimated churn rate and the future free cash flow generated by the customer list existing at the acquisition dates. Trademark and goodwill recognized in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS 142.

The remaining amount of the goodwill was R$209,962 at December 31, 2007.

Allocation of goodwill by segment

The Company has goodwill reportable by following segments: (i) fixed telephony and data transmission segment comprised of BrT, BrT Cabos Submarinos Companies and BrT Multimídia; (ii) internet segment comprised of iG Group and iBest Group.

Below are the changes in the carrying amount of goodwill under US GAAP by reportable segment:

	Fixed Telephony and data transmission	Internet	Total
Balance as of December 31, 2006, 2007 and 2008	1,267,264	275,285	1,542,549

The segments are tested for impairment in accordance to the SFAS 142 and the Company did not record any impairment losses for the periods presented.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Intangible assets by segment

The amount of intangible assets subject to amortization is as follows (also see Note 19 for disclosures on the Company’s other intangible assets):

	As of December 31, 2008
Amortized intangible assets	Gross Carrying Amount	Accumulated Amortization	Net book value
Fixed Telephony and data transmission	44,417	(40,585)	3,832
Customer List	25,607	(21,884)	3,723
Order Backlog List	18,810	(18,701)	109
Internet	5,983	(5,968)	14
Customer List	5,983	(5,968)	14

Total	50,400	(46,553)	3,846

	As of December 31, 2007
Amortized intangible assets	Gross Carrying Amount	Accumulated Amortization	Net book value
Fixed Telephony and data transmission	44,417	(37,627)	6,790
Customer List	25,607	(19,019)	6,588
Order Backlog List	18,810	(18,608)	202
Internet	17,555	(17,507)	48
Customer List	17,555	(17,507)	48

Total	61,972	(55,134)	6,838

For the year ended on December 31, 2006, 2007 and 2008 the aggregated amortizations expenses were:

	Fixed Telephony and data transmission	Internet
2006	8,444	1,197
2007	4,945	140
2008	2,958	34

The expected future annual amortization for these intangible assets as of December 31, 2008 is as follows:

Estimated Amortization Expense	Fixed Telephony and data transmition	Internet
2009	1,690	10
2010	968	3
2011	504	1
2012	286	—
2013	165	—

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The amount of intangible assets that are not subject to amortization, but are annually tested by impairment, under US GAAP, is as follows:

	As of December 31, 2007	As of December 31, 2008
Internet
Trademark	113,967	113,967

l.	Asset retirement obligations

Under US GAAP SFAS No. 143 “Accounting for Asset Retirement Obligations” the Company is required to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long lived assets that result from the acquisition, construction, development, and/or normal use of the assets. The Company also records a corresponding asset that is depreciated over the life of the related asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation is adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The Company has certain legal obligations related to infrastructure regarding remediation of leased land and buildings on which the Company’s network assets are located. These obligations are accounted for under SFAS 143 for US GAAP purposes. Under Brazilian Corporate Law, asset retirement obligations are not recorded.

The calculation of the provision is based on the amounts of the actual contracts with third parties for the removal of the infrastructure. As the contracts are readjusted annually, no discount rates were considered in the fair value calculation.

The reconciliation of the provision for asset retirement obligations is as follows:

	2006	2007	2008
Balance - Beginning of year	1,859	6,757	13,925
Accretion expense	4,898	7,168	4,491

Balance - End of year	6,757	13,925	18,416

Additionally, the depreciation of the asset retirement obligation recognized in 2006, 2007 and 2008 composed the reconciliation of net income (loss) in the amount of R$2,503, R$5,250 and R$2,571, respectively.

m.	Comprehensive income

Under US GAAP, SFAS No. 130, “Reporting Comprehensive Income”, requires the disclosure of comprehensive income. Comprehensive income is comprised of net income and “Other comprehensive income”, which include charges or credits directly to equity that are not the result of transactions with shareholders. The Company’s accumulated comprehensive income at December 31, 2008 and 2007 relates to the adoption of SFAS No. 158.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

n.	Restatement of Previously Issued Financial Statements

During the year ended December 31, 2006, the Company’s management identified certain errors relating to the U.S. GAAP adjustments for capitalized interest and the depreciation of the step-up in basis of companies under common control that are included in the reconciliation of shareholders’ equity and net income between Brazilian GAAP and U.S. GAAP as of December 31, 2006 and for the year then ended. At that time, the Company’s management evaluated the significance of these errors and concluded that the impact was not material to the financial statements taken as a whole and therefore, recorded the effect in the related U.S. GAAP adjustments as of December 31, 2006 and for the year then ended. During the year ended December 31, 2007, the Company’s management identified certain additional errors relating to the same U.S. GAAP adjustments that are included in the reconciliation of shareholders’ equity and net income between Brazilian GAAP and U.S. GAAP as of December 31, 2007 and for the year then ended. At that time, the Company’s management evaluated the significance of these errors and concluded that the impact was not material to the financial statements taken as a whole and therefore, recorded the effect in the related U.S. GAAP adjustments as of December 31, 2007 and for the year then ended. Subsequent to the issuance of the Company’s financial statements for the year ended December 31, 2007 and the acquisition of control of the Company by Telemar, the Company’s management revised its calculation of the amount of these previously identified errors, reassessed the related impact on the respective years, and concluded that these errors were material to the financial statements taken as a whole. These errors relate to the calculations used to determine the U.S. GAAP adjustments relating to (i) capitalized interest and (ii) the step-up in the basis of the fixed assets of certain entities under common control that were contributed to the Company, as described in Notes 36.a. and 36.k.(vi), respectively. The errors related to the U.S. GAAP adjustment for capitalized interest arose from miscalculations of (i) the rates used to depreciate capitalized interest and (ii) the inclusion of fully depreciated assets in the calculation. This resulted in a restatement to the components of the calculation for this difference included in Note 36.a. While the Brazilian Corporate Law numbers in this table have been restated, the financial statements prepared under Brazilian Corporate Law were not impacted as these amounts are estimates used solely for the purpose of the U.S. GAAP adjustment. The error relating to the U.S. GAAP adjustment for the step-up in basis of fixed assets arose from an error in the calculation of the rates used to calculate the depreciation for this item. As a result, the related adjustments in the reconciliation of shareholders’ equity and net income have been restated from the amounts previously reported. Following are the related impacts:

(i)	Net Income Reconciliation

The tables below set forth the items included in the “Net income reconciliation of the differences between Brazilian Corporate Law and U.S. GAAP” that are being restated:

	Year ended December 31,
	2006	2006	2007	2007
	(as previously reported)	(as restated)	(as previously reported)	(as restated)
Different criteria for:
Capitalized interest	43,879	44,802	11,967	11,851
Amortization of capitalized interest	67,018	(42,602)	(231,010)	(92,227)
Depreciation of Step-up in basis of companies under common control	(39,698)	(38,327)	(52,214)	(38,327)
Deferred tax effect on adjustments	(69,269)	(28,415)	56,209	10,680
US GAAP net income	687,299	616,463	766,874	867,561
Earnings per share - basic	1.26	1.13	1.40	1.59
Earnings per share - diluted	1.26	1.13	1.40	1.59

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

(ii)	Shareholder’s Equity Reconciliation

The tables below set forth the items included in the “Shareholders’ equity reconciliation of the differences between Brazilian Corporate Law and U.S. GAAP as of December 31, 2007” that are being restated:

	At December 31,
	2007	2007
	(as previously reported)	(as restated)
Add/(deduct):
Different criteria for:
Capitalized interest	(554,773)	(540,888)
Amortization of capitalized interest	803,542	774,399
Step-up in basis of companies under common control, net of amortization until 2001 and depreciation	198,430	198,428
Deferred tax effect on adjustments	(386,184)	(412,324)
Total shareholders’ equity under US GAAP	7,339,361	7,329,289

The tables below represent the items included in the table in note 36(a) that are being restated:

	Year ended December 31,
	2006	2006	2007	2007
	(as previously reported)	(as restated)	(as previously reported)	(as restated)
Capitalized Interest difference
US GAAP Capitalized Interest:
Interest capitalized under US GAAP	40,207	40,207	29,017	29,017
Accumulated capitalized interest on disposals	(11,051)	(13,813)	(14,512)	(14,340)

	29,156	26,394	14,505	14,677

Less Brazilian Corporate Law Capitalized Interest:
Interest capitalized under Brazilian Corporate Law	(237)	(237)	(21,736)	(21,736)
Accumulated capitalized interest on disposals	14,960	18,645	19,198	18,910

	14,723	18,408	(2,538)	(2,826)

US GAAP Difference	43,879	44,802	11,967	11,851

Amortization of capitalized interest difference
Amortization under Brazilian Corporate Law	290,478	108,539	67,773	63,894
Less: Amortization under US GAAP	(217,063)	(147,397)	(289,076)	(152,342)
Accumulated amortization on disposals	(6,397)	(3,744)	(9,707)	(3,779)

US GAAP Difference	67,018	(42,602)	(231,010)	(92,227)

o.	Presentation of noncontrolling interest

Under BRGAAP noncontrolling interest (“minority interest”) is reported in the consolidated balance sheet in the mezzanine section between liabilities and equity. Also, net income attributable to noncontrolling interest is reported as an expense in arriving at consolidated net income.

In December 2007, the FASB also issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB 51.” This statement clarifies that a noncontrolling (minority) interest in an operating subsidiary is an ownership interest in the entity that should be reported as equity in the consolidated financial statements. It also requires consolidated net income to include the amounts attributable to both the parent and non-controlling interest, with disclosure on the face of the consolidated income statement of the amounts attributed to the parent and to the non-controlling interest. This statement is effective prospectively for fiscal years beginning after December 15, 2008 (calendar year 2009), with presentation and disclosure requirements applied retrospectively to comparative financial statements.

The Company adopted the provisions of SFAS 160 as of January 1, 2009 and retrospectively adjusted the presentation and disclosures from the year ended 2008, 2007 and 2006.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Net income reconciliation of the differences between Brazilian Corporate Law and US GAAP

Years ended December 31, 2006, 2007 and 2008

	Note	2006	2007	2008
Net income as reported under Brazilian Corporate Law (as restated for 2006 and 2007)		444,455	800,051	1,029,816
Minority interest under Brazilian GAAP		(2,922)	(1,830)	(1,851)

Total net income (loss) as reported under Brazilian GAAP		441,533	798,221	1,027,965
Add/(deduct):
Different criteria for:
Capitalized interest (as restated for 2006 and 2007)	36(a)	44,802	11,851	25,830
Amortization of capitalized interest (as restated for 2006 and 2007)	36(a)	(42,602)	(92,227)	(93,429)
Pensions and other post-retirement benefits
FBrTPrev/PAMEC:	36(c)/37(a)	(29,549)	95,792	90,893
TCSPREV:	36(c)/37(a)	63,323	(23,403)	(12,436)
Amortization of deferred credit on contributions plan expansion	36(g)	102,197	(1)	—
Reversal of amortization of goodwill attributable to purchase of control and minority interests in CRT	36(k) (ii)/(iii)	10,965	—	—
Reduction of depreciation of Step-up in fair value related to purchase of control and minority interest in CRT	36(k) (ii)/(iii)	20,213	26,586	23,018
Depreciation of step-up in basis of companies under common control (as restated for 2006 and 2007)	36(k) (iv)	(38,327)	(38,327)	(11,712)
Amortization customer list of iBest	36(k) (v)	(31)	(4)	(1)
Amortization intangibles of BrT Multimídia	36(k) (vii)	(11,729)	(9,115)	(6,932)
Amortization intangibles of iG	36(k) (viii)	(1,166)	(136)	(33)
Reversal of amortization of goodwill GlobeNet	36(k) (vi)	1,881	1,881	941
Reversal of amortization of goodwill iBest	36(k) (v)	3,594	14,055	12,427
Reversal of amortization of goodwill BrT Multimídia	36(k) (vii)	23,269	23,268	23,269
Reversal of amortization of goodwill iG	36(k) (viii)	46,787	47,372	47,372
Deferred revenue, net of related costs - activation and installation fees	36(j) (i)	2,306	8,303	8,460
Deferred revenue - public telephone cards	36(j) (ii)	6,957	(9,192)	(7,335)
Asset retirement obligations	36(l)	(2,503)	(5,250)	(2,571)
Reversal of compensations cost of Stock Options under BRGAAP	36(i)/37(b)	136	13,258	17,410
Compensation cost of stock options	36(i)/37(b)	(100)	(7,881)	(11,039)
Deferred tax effect of above adjustments (as restated for 2006 and 2007)		(28,415)	10,680	(4,533)

US GAAP net income (as restated for 2006 and 2007)		613,541	865,731	1,127,564

Net income attributable to controlling shareholders		616,463	867,561	1,129,415
Net income attributable to noncontrolling shareholders		(2,922)	(1,830)	(1,851)

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

	2006	2007	2008
	(as restated)	(as restated)
Net income per thousand shares in accordance with US GAAP:
US GAAP net income – allocated to common shares – basic and diluted	282,613	395,673	514,974
US GAAP net income – allocated to preferred shares – basic and diluted	333,850	471,888	614,441
Weighted average shares outstanding:
Common shares – basic	249,597,049	249,597,049	249,597,049
Common shares – diluted	249,597,049	249,597,049	249,597,049
Preferred shares – basic	294,848,494	297,675,140	297,806,714
Preferred shares – diluted	294,849,493	297,675,834	297,808,795
US GAAP net income per share:
Common shares – basic	1.13	1.59	2.06
Common shares – diluted	1.13	1.59	2.06
Preferred shares – basic	1.13	1.59	2.06
Preferred shares – diluted	1.13	1.59	2.06

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Shareholders’ equity reconciliation of the differences between Brazilian Corporate Law and US GAAP

As of December 31, 2007 and 2008

	Note	2007	2008
Shareholders’ equity as reported under Brazilian Corporate Law (as restated for 2007)		5,505,462	6,240,952
Minority interest under Brazilian GAAP		8,510	(5,656)

Total shareholders’ equity as reported under Brazilian GAAP		5,513,972	6,235,296
Add/(deduct):
Different criteria for:
Capitalized interest (as restated for 2007)	36(a)	(540,888)	(515,058)
Amortization of capitalized interest (as restated for 2007)	36(a)	774,399	680,970
Reversal of accrued dividends	36(b)	407,023	—
Pension and other post-retirement benefits
TCSPREV	36(c)/37(a)	252,447	286,647
Contributions to plant expansion:
Amortization of deferred credit	36(g)	869,575	869,575
Subscribed capital stock	36(g)	(611,449)	(611,449)
Donations and subsidies for investment	36(g)	(258,126)	(258,126)
Goodwill attributable to purchase of minority interests in eight operating companies	36(k) (i)	16,464	16,464
Goodwill attributable to purchase of controlling and minority interest in CRT	36(k) (ii)/(iii)	998,963	998,963
Step-up in fair value related to purchase of control and minority interest in CRT net of reduction in depreciation	36(k) (ii)/(iii)	(35,572)	(12,554)
Net effect of recording purchase of minority interest in CRT on transaction closing date	36(k) (iii)	(6,453)	(6,453)
Step-up in basis of companies under common control, net of amortization until 2001 and depreciation (as restated for 2007)	36(k) (iv)	198,428	186,716
Amortization customer list of iBest	36(k) (v)	(11,571)	(11,572)
Amortization intangibles of BrT Multimídia	36(k) (vii)	(58,472)	(65,404)
Amortization intangibles of iG	36(k) (viii)	(5,936)	(5,969)
Reversal of amortization of goodwill GlobeNet	36(k) (vi)	5,592	6,533
Reversal of amortization of goodwill iBest	36(k) (v)	85,658	98,085
Reversal of amortization of goodwill BrT Multimídia	36(k) (vii)	85,318	108,587
Reversal of amortization of goodwill iG	36(k) (viii)	174,169	221,541
Reversal of provision for deferred tax asset - acquisition of iG	36(e)/(k)(viii)	(50,330)	(50,330)
Deferred revenue, net of related costs - activation and installation fees	36(j) (i)	(31,870)	(23,410)
Deferred–revenue - public telephone cards	36(j) (ii)	(18,153)	(25,488)
Asset retirement obligations	36(l)	(7,821)	(10,392)
Deferred tax effect of above adjustments (as restated for 2007)		(412,324)	(401,809)
Reversal of compensations cost of Stock Options under BRGAAP	36(i)/37(b)	14,090	31,500
Reversal of Paid in Capital and effects on Shareholders’ equity related to Stock Options under BR GAAP	36(i)/37(b)	(872)	(10,330)
Compensations cost of Stock Options	36(i)/37(b)	(7,981)	(19,020)
Paid in Capital and effects on Shareholders’ equity related to Stock Options	36(i)/37(b)	—	6,300
Cumulative effect of adoption of SFAS nº 123 (R)	36(i)/37(b)	(481)	(481)

Total shareholders’ equity under US GAAP (as restated for 2007)		7,337,799	7,719,332

Equity attributable to controlling shareholders		7,329,289	7,724,988
Equity attributable to noncontrolling shareholders		8,510	(5,656)
Accumulated other comprehensive income	36(m)/37(a)	70,854	41,645

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Statements of changes in shareholders’ equity in accordance with US GAAP

Years ended December 31, 2006, 2007 and 2008

	Note	Total
Balance as of January 1, 2006 (as restated)		6,534,915
Forfeiture of unclaimed dividends		10,068
Dividends and interest on Shareholders’ equity		(348,900)
Net income for the year (as restated)		613,541
Donations and subsidies for investments		7
Cumulative effect of adoption of SFAS No. 123 (R)	36(i)/37(b)	(481)
Accumulated other comprehensive income	36(m)/37(a)	148,404
Changes in noncontrolling interest		(1,340)

Balance as of December 31, 2006 (as restated)		6,956,214
Forfeiture of unclaimed dividends		7,726
Dividends and interest on Shareholders’ equity		(412,272)
Net income for the year (as restated)		865,731
Accumulated other comprehensive income	36(m)/37(a)	(77,550)
Changes in noncontrolling interest		(2,050)

Balance as of December 31, 2007 (as restated)		7,337,799
Forfeiture of unclaimed dividends		20,484
Dividends and interest on Shareholders’ equity		(731,323)
Net income for the year		1,127,564
Paid in Capital and effects on Shareholders’ equity related to Stock Options	36(i)/37(b)	6,332
Accumulated other comprehensive income	36(m)/37(a)	(29,209)
Changes in noncontrolling interest		(12,315)

Balance as of December 31, 2008		7,719,332

Disclosure of accumulated other comprehensive income balance

	Pension plan – SFAS Nº 158 –adjustment, net of tax	Accumulated other comprehensive income
Balance at December 31, 2006 of AOCI net of tax (R$76,451) attributable to parent company	148,404	148,404
Current period change, net of tax (R$39,950) attributable to parent company	(77,550)	(77,550)
Balance at December 31, 2007, net of tax (R$36,501) of AOCI attributable to parent company	70,854	70,854
Current period change, net of tax (R$15,047) attributable to parent company	(29,209)	(29,209)
Balance at December 31, 200, net of tax (R$21,453) of AOCI attributable to parent company	41,645	41,645

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

37.	Additional disclosures required by US GAAP

a.	Pension and other post-retirement benefits:

The Company sponsors various private pension plans designed to provide supplementary retirement benefits and medical assistance to employees and their dependents. These plans are managed by: (i) Fundação 14 de Previdência Privada (“Fundação 14”); (ii) Fundação BrTPREV (“FBrTPREV”), former Fundação dos Empregados da Companhia Riograndense de Telecomunicações (“FCRT”), which administered the benefit plans of CRT, acquired in 2000; and (iii) Fundação de Seguridade Social (“SISTEL”), which managed plans for pension and other post retirement benefits for most companies of the former Telebrás System.

The Company’s bylaws establish the approval of the supplementary pension plan policy and the joint liability attributed to the defined benefit plans is ruled by the agreements entered into with the foundations, with the agreement of the SPC (Secretaria de Previdência Complementar), as regards the specific plans.

The plans are valued annually by independent actuaries at the balance sheet date. For December 31, 2007 and 2008, the independent actuarial of the Company was Mercer Human Resource Consulting.

Summary of the plans:

Administration	Plan	Contribution	Sponsor	Status
SISTEL	PBS-A/PAMA	Defined benefit	Multiemployer	Overfunded
Fundação 14	TCSPREV	Defined contribution, settled benefit and defined benefit	Single employer	Overfunded
BrT	PAMEC-BrT	Defined benefit	Single employer	Underfunded
FBrTPREV	BrTPREV	Defined contribution and settled benefit	Single employer	Underfunded
	Founder and alternative plan	Defined benefit	Single employer	Underfunded

(i) Single employer - Defined benefit and settled benefit plans

•	Plans administered by Fundação 14

From the date of the split of the only pension plan managed by SISTEL, the PBS, in January 2000, the Company had already predicted a new trend in pension benefits. This new model would result in an independent management model for the TCSPREV pension plan, by means of a specific entity. This trend also occurred in other main SISTEL pension plan sponsoring companies, which each created their respective supplementary pension plan foundations. In this new model, Fundação 14 de Previdência Privada was created in 2004, with the purpose of taking over the management and operation of the TCSPREV pension plan. This process, which began in March 10, 2005, was backed by the specific legislation and properly approved by the Secretaria de Previdência Complementar – SPC (the Brazilian pension’s regulatory authority).

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

In accordance with the Transfer Agreement entered into between Fundação Sistel de Seguridade Social and Fundação 14 de Previdência Privada, SISTEL, by means of the Management Agreement, rendered management and operation services of TCSPREV and PAMEC-BrT plans to Fundação 14, after the transfer of these plans, which took place on March 10, 2005, up to September 30, 2006. Beginning on this date, Fundação 14 took over the management and operation services of its plans. As of October 31, 2007, Fundação 14 ceased to manage the assistance plan PAMEC-BrT because it is an entity engaged in the management of private pension plans. In November, 2007, the assets and liabilities of PAMEC-BrT were transferred to the Company which, in addition to sponsoring the plan, began to manage it.

A summary of changes in benefit obligation, plan assets and funded status for the years ended December 31, 2007 and 2008 for the Company’s active employees’ defined benefit pension plan was as follows:

	2007	2008
Change in benefit obligation
PBO at beginning of period	420,206	464,439
Service cost (with interest)	3,424	3,894
Interest cost	46,226	48,577
Actual benefit payment	(19,887)	(22,787)
(Gain)/loss on obligation	14,470	(93,081)
(Gain)/loss due to assumption changes	—	11,151

PBO at end of period	464,439	412,193

Change in plan assets
Plan assets at the beginning of period	717,764	791,362
Actual benefits paid	(19,887)	(22,787)
Actual participant contribution	485	471
Actual employer contribution	772	16
Actual return on plan assets	92,228	53,716

Plan assets at end of period	791,362	822,778

Funded status at end of year	(326,923)	(410,585)

The net periodic pension cost for 2006, 2007 and 2008 for the Fundação 14 administered plan was as follows:

	2006	2007	2008
Service cost	5,285	3,424	3,894
Interest cost	37,097	46,226	48,577
Expected return on assets	(78,604)	(90,960)	(82,015)
Amortization of gains (loss), prior service cost and transition obligation	(10,515)	(8,281)	(6,744)
Expected Participants Contributions	(537)	(710)	(722)

Net periodic pension cost (income)	(47,274)	(50,301)	(37,010)

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Amounts recognized in accumulated other comprehensive income- pre-tax at December 31:

	2007	2008
Transition obligation (asset) not yet recognized in NPPC at beginning of period	3,830	2,529
Transition obligation recognized in NPPC during period	(1,301)	(1,301)
Prior service cost (credit) not yet recognized in NPPC at beginning of period	(102,513)	(96,877)
Prior service cost recognized in NPPC during period	5,636	5,636
(Gain)/loss not yet recognized in NPCC at beginning of period	(135,552)	(118,179)
(Gain)/loss recognized in NPCC during period	3,946	2,409
Total net actuarial (gain)/loss arising during period	13,426	(53,381)

Total recognized in accumulated other comprehensive loss/(income) at year end	(212,528)	(259,164)

The amounts for the TCSPREV plan expected to be recognized in the next period benefit cost are as follows:

TCSPREV
Service cost (with interest)	2,973
Interest cost	43,024
Expected return of plan assets	(104,025)
Amortization of (gain)/loss	(5,183)
Amortization of prior service cost	(5,636)
Amortization of transition obligation	1,228
Expected participation contribution	(545)

Net periodic cost	(68,164)

The changes in the accrued pension cost for the Fundação 14 administered plan for the year ended December 31, 2007 and 2008 were as follows:

	2007	2008
Prepaid pension cost at the beginning of the year	(63,322)	(114,395)
Net periodic cost for the year	(50,301)	(37,010)
Company contributions during the year	(772)	(16)

Prepaid pension cost at the end of the year	(114,395)	(151,421)

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The actuarial assumptions used in 2006, 2007 and 2008 were as follows:

	2006	2007	2008
Discount rate for determining projected benefit obligations	6.00%	6.00%	6.00%
Rate of increase in compensation levels	2.00%	2.00%	2.00%
Expected long-term rate of return on plan assets	7.48%	5.77%	7.97%

The rates are real rates and exclude inflation.

The weighted-average asset allocation of the Fundação 14 administered plan at December 31, 2007 and 2008 was as follows:

	Asset Allocation
Asset Category	2007	2008
Equity securities	21.06%	20.00%
Debt securities	77.85%	78.00%
Loans	0.84%	2.00%
Other	0.25%	0.00%

Grand Total	100.00%	100.00%

The pension funds’ investment strategy is described in its investment policy, which is approved annually by the pension fund’s board. It states that the investment decisions should consider: (i) capital preservation; (ii) diversification; (iii) risk tolerance; (iv) expected returns versus benefit plans’ interest rates; (v) compatibility between investments liquidity and pensions’ cash flows and (vi) reasonable costs. It also defines volume ranges for the different types of investment allowed for pension funds, which are: domestic fixed income, domestic equity, loans to pension fund’s members and real estate. In the fixed income portfolio, only low credit risk securities are allowed. Derivative instruments are only permitted for hedging purposes. Loans are restricted to certain credit limits. Tactical allocation is decided by the Investment Committee, consisted of the pension fund’s officers, investment manager and one member designated by the Board. Execution is performed by the Finance Department.

The Company expects to contribute to the Fundação 14 administered plan in 2009 in the following amounts:

TCSPREV
Defined benefit	846
Defined contribution	17,198

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

TCSPrev
2009	26,098
2010	28,412
2011	31,046
2012	33,977
2013	36,536
2014-2018	219,411

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The funded status of the pension and post retirement plans under Brazilian Corporate Law and US GAAP differ. Benefit obligations differ because they have been prepared using different actuarial assumptions permitted under Brazilian Corporate Law and US GAAP.

•	Plan administered by Fundação BrTPREV (FBrTPREV)

On July 31, 2000, the Company acquired a controlling interest in CRT, and in December 2001, acquired the remaining minority interest. At the acquisition dates, the liability for defined benefit plans of CRT were recorded under US GAAP as part of the fair value.

In October 2002, the Company offered to its employees the option to transfer to a new defined contribution settled benefits plan, BrTPREV. The benefit obligation relating to each employee that opted to migrate was transferred to an individual account at 100% of the obligation under the previous plan in the amount of R$362,469. The employees that did not opt to migrate to BrTPREV remained in their previous plans.

A summary of the changes in benefit obligation, plan assets and funded status for the years ended December 31, 2007 and 2008 (Alternative, Founder and BrTPREV are presented consolidated) for the CRT employees’ benefit plans was as follows:

	2007	2008
Change in benefit obligation
PBO at beginning of period	1,405,601	1,499,042
Service cost (with interest)	5,017	6,110
Interest cost	152,349	154,904
Actual benefit payment	(113,102)	(119,342)
(Gain)/loss on obligation	49,177	31,589
(Gain)/loss due to assumption changes	—	36,776

PBO at end of period	1,499,042	1,609,079

Change in plan assets
Plan assets at the beginning of period	757,034	813,374
Actual benefits paid	(113,102)	(119,343)
Actual participant contribution	—	183
Actual employer contribution	115,898	100,163
Actual return on plan assets	53,544	61,415

Plan assets at end of period	813,374	855,792

Funded status	685,668	753,287

The net periodic pension cost for FBrTPREV for the year ended December 31, 2006, 2007 and 2008 (Alternative, Founder and BrTPREV are presented consolidated) was as follows:

	2006	2007	2008
Service cost	8,030	5,017	6,110
Interest cost	147,861	152,349	154,904
Expected return on assets	(79,158)	(99,893)	(85,325)
Amortization of (gains) losses	1,552	1,217	1,552
Expected Participants Contributions	(146)	(120)	(109)

Net periodic pension cost	78,139	58,570	77,132

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

Amounts recognized in accumulated other comprehensive income- pre-tax at December 31:

	2007	2008
Prior service cost (credit) not yet recognized in NPPC at beginning of period	19,332	17,781
Prior service cost (credit) recognized in NPPC during period	(1,552)	(1,552)
(Gain)/loss not yet recognized in NPCC at beginning of period	(10,292)	85,688
(Gain)/loss recognized in NPCC during period	335	—
Total net actuarial (gain)/loss arising during period	95,646	92,201

Total recognized in accumulated other comprehensive loss/(income) at year end	103,469	194,118

The amounts expected to be recognized in the next period benefit cost are as follows:

BrTPREV
Service cost (with interest)	4,121
Interest cost	166,307
Expected return of plan assets	(105,686)
Amortization of (gain)/loss	1,394
Amortization of prior service cost	1,552
Expected participation contribution	(101)

Net periodic cost	67,587

The changes in the accrued pension cost for the plans administered by FBrTPREV for the year ended December 31, 2007 and 2008 (Alternative, Founder and BrTPREV are presented consolidated) were as follows:

	2007	2008
Accrued pension cost at the beginning of the year	639,527	582,199
Net periodic cost for the year	58,570	77,132
Company contributions during the year	(115,898)	(100,162)

Accrued pension cost at the end of the year	582,199	559,169

The actuarial assumptions used in 2007 and 2008 were follows:

	2007	2008
Discount rate for determining projected benefit obligations	6.00%	6.00%
Rate of increase in compensation levels	2.00%	2.00%
Expected long-term rate of return on plan assets	5.93%	7.73%

The above are real rates and exclude inflation.

The weighted-average asset allocation of the FBrTPrev administered plans at December 31, 2007 and 2008 were as follows:

	Asset Allocation
Asset Category	2007	2008
Equity securities	16.06%	18.00%
Debt securities	79.57%	77.00%
Real estate	3.10%	3.00%
Loans	0.99%	2.00%
Other	0.28%	0.00%

Grand Total	100.00%	100.00%

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The pension funds’ investment strategy is described in its Investment Policy, which is approved annually by the pension fund’s board. It states that the investment decisions should consider: (i) capital preservation; (ii) diversification; (iii) risk tolerance; (iv) expected returns versus benefit plan’s interest rates; (v) compatibility between investments liquidity and pensions’ cash flows and (vi) reasonable costs. It also defines volume ranges for the different types of investment allowed for pension funds, which are: domestic fixed income, domestic equity, loans to pension fund’s members and real estate. In the fixed income portfolio, only low credit risk securities are allowed. Derivative instruments are only permitted for hedging purposes. Loans are restricted to certain credit limits. Tactical allocation is decided by the investment committee, consisted of the pension fund’s officers, investment manager and one member designated by the Board. Execution is performed by the Finance Department.

The Company expects to contribute to the FBrTPREV administered plans in 2009 in the following amounts:

Defined benefit	100,816
Defined contribution	6,054
Administrative expense	6,800

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

2009	133,233
2010	139,051
2011	145,429
2012	151,310
2013	157,407
2014-2018	877,589

•	Assistance plans administered by the Company

The PAMEC-BrT plan is an assistance plan which intends to provide health care to retirees and pensioners linked to the PBT-BrT Group, which belongs to TCSPREV plan administered by Fundação 14.

After the transfer of management of the plan by Fundação 14 to the Company, there are no assets recognized to cover current expenses, and the actuarial obligation is fully recognized in the Company’s liabilities.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

A summary of the changes in benefit obligation, plan assets and funded status for the years endedDecember 31, 2007 and 2008 for PAMEC assistance plan was as follows:

	2007	2008
Change in benefit obligation
PBO at beginning of period	1,529	2,077
Service cost (with interest)	7	—
Interest cost	170	219
Actual benefit payment	(52)	(110)
(Gain)/loss on obligation	423	156
(Gain)/loss due to assumption changes	—	162

PBO at end of period	2,077	2,504

Change in plan assets
Plan assets at the beginning of period	883	—
Actual benefits paid	(52)	(110)
Actual employer contribution	—	110
Actual return on plan assets	36	—
Transfered asset	(867)	—

Plan assets at end of period	—	—

Funded status at end of year	2,077	2,504

The net periodic pension cost for 2006, 2007 and 2008 for PAMEC assistance plan was as follows:

	2006	2007	2008
Service cost	5	7	—
Interest cost	122	170	219
Expected return on assets	(104)	(118)	—
Amortization of gains (loss), prior service cost and transition obligation	—	9	73

Net periodic pension cost (income)	23	68	292

Amounts recognized in accumulated other comprehensive income- pre-tax at December 31:

	2007	2008
(Gain)/loss not yet recognized in NPCC at beginning of period	340	1,703
(Gain)/loss recognized in NPCC during period	(9)	(73)
Total net actuarial (gain)/loss arising during period	1,372	317

Total recognized in accumulated other comprehensive loss/(income) at ended year	1,703	1,947

The amounts of PAMEC plan expected to be recognized in the next period benefit cost are as follows:

PAMEC
Interest cost	264
Amortization of (gain)/loss	81

Net periodic cost	345

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The changes in the accrued pension cost for the PAMEC assistance plan for the year ended December 31, 2007 and 2008 were as follows:

	2007	2008
Accrued pension cost at the beginning of the year	306	374
Net periodic cost for the year	68	292
Company contributions during the year	—	(110)

Accrued pension cost at the end of the year	374	556

The actuarial assumptions used in 2006, 2007 and 2008 were as follows:

	2006	2007	2008
Discount rate for determining projected benefit obligations	6.00%	6.00%	6.00%
Rate of increase in compensation levels	2.00%	N/A	N/A
Expected long-term rate of return on plan assets	8.33%	N/A	8.90%

The rates are real rates and exclude inflation.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

PAMEC
2009	96
2010	107
2011	119
2012	133
2013	147
2014-2018	1,013

(ii) Multiemployer

•	Plans administered by SISTEL

The Company, together with other former companies in the Telebrás group, sponsored multi-employer defined benefit pension and other post-retirement benefit plans, through the end of 1999, each of which are operated and administered by SISTEL. In December 1999, the Company and the other companies that participate in the SISTEL plan reached an agreement to withdraw the active participants to the pension plan and establish a new plan for each of the New Holding Companies. The parties agreed to allocate the plan assets based on the liabilities in accordance with Brazilian Corporate Law. The allocation of the initial transition obligation and unamortized gains and losses was based on the projected benefit obligation (PBO) of each individual sponsor divided by the total PBO of SISTEL at December 31, 1999. The inactive employees of all of the New Holding Companies that participated in the SISTEL defined benefit pension plan will remain as part of the multiemployer plan in SISTEL. The post-retirement benefit plans will also remain as a multiemployer plan; however, SISTEL no longer subsidizes life insurance premiums for inactive (retired) employees after December 31, 1999.

The Company remains jointly and severally liable for the multiemployer portion of the plan. Therefore, no amounts were recorded under those plans.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

A summary of the SISTEL pension plan as of December 31, 2007 and 2008 for the multiemployer portion (inactive employees pension plan) is as follows:

	2007	2008
Projected benefit obligation (100% vested)	5,265,363	5,872,589
Fair value of the plan assets	(7,414,699)	(7,382,786)

Deficiency (excess) of assets over projected obligation	(2,149,336)	(1,510,197)

In March 2000, the Company offered a new defined contribution plan, to which approximately 80% of its active employees migrated. The accumulated benefit of each employee who migrated was transferred to an individual account for each employee, with 100% vesting in this amount. The effect of settlement and curtailment of this portion of the defined benefit plan under SFAS 88 was a gain of R$176,607, which was reflected in the reconciliation of net income to US GAAP.

The Company maintains jointly with other companies a post-retirement benefit plan (PAMA) for the participants already covered on January 31, 2000.Based on legal and actuarial opinions, the Company’s liability is exclusively limited to 1.5% of the payroll of the active participants.

The pension funds’ investment strategy is described in its investment policy, which is approved annually by the pension fund’s board. It states that the investment decisions should consider: (i) capital preservation; (ii) diversification; (iii) risk tolerance; (iv) expected returns versus benefit plan’s interest rates; (v) compatibility between investments liquidity and pensions’ cash flows and (vi) reasonable costs. It also defines volume ranges for the different types of investment allowed for pension funds, which are: domestic fixed income, domestic equity, loans to pension fund’s members and real estate. In the fixed income portfolio, only low credit risk securities are allowed. Derivative instruments are only permitted for hedging purposes. Loans are restricted to certain credit limits. Tactical allocation is decided by the Investment Committee, consisted of the pension fund’s officers, investment manager and one member designated by the Board. Execution is performed by the Finance Department.

The Company contributed to the SISTEL administered plans in the following amounts:

2006	2007	2008
304	242	238

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	PBS-A	PAMA
2009	386,519	55,232
2010	399,192	60,829
2011	411,948	66,960
2012	424,800	73,605
2013	437,713	80,819
2014-2018	2,377,283	532,924

b.	Stock options

The Extraordinary Shareholders’ Meeting held on November 6, 2007, approved a new general plan for granting stock options to officers and employees of the Company and its subsidiaries. Therefore, the Company has two share-based compensation plans which were in effect at the balance sheet date, in accordance with the respective approval dates, and are described below.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The compensation cost recognized in net income for those plans was R$9,696 in 2008 (R$7,881 and R$100 in 2007 and 2006). Since the active plans have only service conditions and a grated vesting schedule, the compensation cost is accounted for on a straight-line basis over the requisite service period for entire award.

On January 1, 2006 the Company adopted SFAS No. 123 (R) “Accounting for Stock-based Compensation”. In accordance with SFAS No. 123 (R), since part of the options are adjusted for the Brazilian consumer price index, the Company accounts for its two stock option plans by accruing a liability at fair value relating to the options issued under the plan at each reporting date end until the date of settlement.

Plan Approved on April 28, 2000

The rights vested through stock options agreements while this previously approved plan was effective remain valid and effective according to the respective terms agreed. The plan is divided into two separate programs:

Program A

This program prescribed that stock options were granted as the performance goals of the Company, established by the Board of Directors for a five-year period, were attained. No option was granted for this program.

Program B

The exercise price is established by the managing committee based on the market price of one thousand shares on option granting date and will be monetarily adjusted based on the IGP-M variation between the agreement execution date and payment date.

The stock options are vested as follows:

Granting					Adjusted exercise price (In Brazilian reais)	Options (in shares)
Grant date		Lot	Exercise as from	Exercise deadline
3rd	12/22/04	33%	12/22/05	12/31/11	19.04	26.504
		33%	12/22/06	12/31/11	19.04	26.504
		34%	12/22/07	12/31/11	19.04	26.504

These vesting periods can be anticipated as a result of special events or conditions established in the option granting agreement.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

A summary of option activity under the stock option plan as of December 31, 2008, and changes during the year then ended is presented below:

Options	Shares	Weighted - Average Exercise Price		Weighted - Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2008	256,855	R$	16.88
Exercised	(162,084)	R$	17.01
Forfeited or expired	(15,259)	R$	17.99

Outstanding at December 31, 2008	79,512	R$	19.04	3.0	(429)

Exercisable at December 31, 2008	79,512	R$	19.04	3.0	(429)

The fair value of this option plan was measured as of December 31, 2008 using Black&Scholes method. There was not unrecognized compensation cost for this plan.

The fair value of the options granted had been estimated at the grant-date using the “Black&Scholes” option-pricing model with the following assumptions:

December 21, 2004
Expected volatility	38.2%
Risk-free interest rate	8.4%
Grant-date fair value	R$2.76
Expected life	2 years
Dividend yield	3.10%

The weighted-average grant-date fair value of options granted during 2004 was R$2.76. The fair value of options at December 2008 and 2007 was R$322 and R$1,761.

The assumptions applied on December 31, 2008 are as following:

December 31, 2008
Expected volatility	71.97%
Risk-free interest rate	12.29%
Expected life	3 years
Dividend yield	9.80%
Fair Value	R$4.05

Plan approved on November 6, 2007

The new plan authorizes granting stock options, allowing plan participants, under certain conditions, to purchase or subscribe, in the future, shares that are part of a basket of shares defined as UP’s (Performance Unity), at a preestablished price. The amount corresponding to the number of UP’s granted cannot exceed the maximum amount of 10% of the book value of the shares of each type of share of the Company.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

In connection with the plan, until July 15, 2008 the Company was required to repurchase the shares acquired by employees under this plan at the weighted-averaged market price computed on the last thirty days. After this date, a modification in the plan eliminated this condition.

At the Meeting held on December 14, 2007, the Company’s Board of Directors ratified the approval of two programs related to the new stock options plan, which is effective as of July 1, 2007 and consist of the following:

Program 1

Options are granted as a one-time concession and do not allow new grants for a period of up to four years. The exercise price of the UP has been set up by the Board of Directors, under the terms defined in the plan and it is subject to indexation by the IGP-M, plus 6% p.a., to be discounted from the amounts paid as dividends and/or interest on shareholders’ equity in the period.

Program 2

Stock options under this program are granted annually, on July 1 of every year. Stock options for Program 2 were granted on July 1, 2007 and July 1, 2008 and the exercise price of the UP has been set up by the Board of Directors, under the terms defined in the plan, to be discounted from the amounts paid as dividends and/or interest on shareholders’ equity in the period.

The stock options for programs 1 and 2 are vested as follows:

Program	Granting				Adjusted exercise price (in Reais)	Options (in UPs)
	Grant date	Lot	Exercise as from	Exercise deadline
1	07/01/07	25%	07/01/08	06/30/11	32,22	704.331
		25%	07/01/09	06/30/12	32,22	704.331
		25%	07/01/10	06/30/13	32,22	704.331
		25%	07/01/11	06/30/14	32,22	704.331
2	07/01/07	25%	07/01/08	06/30/11	24,93	47.153
		25%	07/01/09	06/30/12	24,93	199.811
		25%	07/01/10	06/30/13	24,93	199.811
		25%	07/01/11	06/30/14	24,93	199.810
	07/01/08	25%	07/01/09	06/30/12	32,39	175.338
		25%	07/01/10	06/30/13	32,39	175.421
		25%	07/01/11	06/30/14	32,39	175.421
		25%	07/01/12	06/30/15	32,39	175.421

The vesting periods set out in programs 1 and 2 can be anticipated as a result of special events or conditions established in the option granting agreement, especially related to the direct or indirect change of the control of the Company or Brasil Telecom Participações S.A. The plan, under certain conditions, grants a minimum bonus in case of reduction in the market value of the shares on the exercise date of the options.

The Company’s preferred shares included in the stock options balance (UP’s) as of December 31, 2008 represents 1,3% of the Company’s preferred shares balance and the preferred shares and ordinary shares of Brasil Telecom Participações S.A represents 5,65% and 3,26% of the total shares for each classe.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

On July 15, 2008, as the modification in the plan eliminated the obligation of repurchasing the shares by the Company, the stock option program comprising Company’s share, which are not subject to indexation price, were considered as equity settled from this date. The stock option comprising shares of Brasil Telecom Participações S.A. and shares of the Company, where the indexation price is present, are considered as cash settled.

A summary of option activity under the stock option plans as of December 31, 2008, and changes during the year then ended is presented below:

Program 1

Options	UP’s	Weighted - Average Exercise Price		Weighted - Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2008	3,165,035	R$	28.91
Forfeited or expired	(347,711)	R$	30.33
Outstanding at December 31, 2008	2,817,324	R$	32.22	4.5	(3,250)

Exercisable at December 31, 2008	704,331	R$	32.22	3.0	(812)

Program 2 - Granted on July 1, 2007

Options	UP’s	Weighted - Average Exercise Price		Weighted - Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2008	871,405	R$	26.41
Exercised	(171,971)	R$	24.93
Forfeited or expired	(52,849)	R$	25.35

Outstanding at December 31, 2008	646,585	R$	24.93	4.9	3,967

Exercisable at December 31, 2008	47,153	R$	24.93	3.0	289

Program 2 - Granted on July 1, 2008

Options	UP’s	Weighted - Average Exercise Price		Weighted - Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2008	—		—
Granted	724,955	R$	32.39
Forfeited or expired	(23,354)	R$	32.39

Outstanding at December 31, 2008	701,601	R$	32.39	5.5	(930)

Exercisable at December 31, 2008	—		—	—	—

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The status of the nonvested shares as of December 31, 2008 and changes during the year ended December 31, 2008 is presented below:

Program 1

Nonvested	Shares	Weighted - Average Exercise Price
Nonvested at January 1, 2008	2,768,322	R$	28.91
Vested	(878,183)	R$	32.22
Forfeited	(282,456)	R$	30.33

Nonvested at December 31, 2008	1,607,683	R$	32.22

Program 2 - Granted on July 1, 2007

Nonvested	Shares	Weighted - Average Exercise Price
Nonvested at January 1, 2008	762,181	R$	26.41
Vested	(215,756)	R$	24.93
Forfeited	(35,668)	R$	25.35

Nonvested at December 31, 2008	510,757	R$	24.93

Program 2 - Granted on July 1, 2008

Nonvested	Shares	Weighted - Average Exercise Price
Nonvested at January 1, 2008	—		—
Granted	724,955	R$	32.39
Vested	(89,396)	R$	32.39
Forfeited	(21,898)	R$	32.39

Nonvested at December 31, 2008	613,661	R$	32.39

The fair value of programs 1 and 2 of this option plan was measured as of December 31, 2008 using Binomial pricing model and the unrecognized compensation cost at this date was R$17,265 and R$16,968, respectively, that will be recognized over next 4.7 years.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The fair value of the options granted had been estimated at the grant-date using the “Black&Scholes” option-pricing model with the following assumptions:

Plan approved on November 6, 2007:

	July 1, 2007
	Program 1
	Lot 1	Lot 2	Lot 3	Lot 4
Expected volatility	40.9%	40.9%	40.9%	40.9%
Risk-free interest rate	0.2%	0.2%	0.2%	0.2%
Expected life	4	5	6	7

	July 1, 2007
	Program 2
	Lot 1	Lot 2	Lot 3	Lot 4
Expected volatility	40.9%	40.9%	40.9%	40.9%
Risk-free interest rate	10.7%	10.7%	10.7%	10.7%
Expected life	4	5	6	7

	July 1, 2008
	Program 2
	Lot 1	Lot 2	Lot 3	Lot 4
Expected volatility	37.1%	37.1%	37.1%	37.1%
Risk-free interest rate	15.2%	15.2%	15.2%	15.2%
Expected life	3	4	5	6

The weighted-average grant-date fair value of options granted is as follows:

	Lot 1		Lot 2		Lot 3		Lot 4
Program 1 - Granted on July 1, 2007	R$	11.75	R$	12.74	R$	13.64	R$	14.46
Program 2 - Granted on July 1, 2007	R$	16.41	R$	18.10	R$	19.57	R$	20.86
Program 2 - Granted on July 1, 2008	R$	13.21	R$	15.77	R$	17.97	R$	19.84

The fair value of options at December 2008 was R$53,467.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

The assumptions applied on December 31, 2008 are as following:

Plan approved on November 6, 2007:

	Granted on July 1, 2007
	Program 1
	Lot 1	Lot 2	Lot 3	Lot 4
Expected volatility	42.02%	42.02%	42.02%	42.02%
Risk-free interest rate	1.79%	2.05%	2.06%	2.15%
Expected life	2.49	3.51	4.54	5.57

	Granted on July 1, 2007
	Program 2
	Lot 1	Lot 2	Lot 3	Lot 4
Expected volatility	42.02%	42.02%	42.02%	42.02%
Risk-free interest rate	12.29%	12.55%	12.56%	12.65%
Expected life	2.49	3.51	4.54	5.57

	Granted on July 1, 2008
	Program 2
	Lot 1	Lot 2	Lot 3	Lot 4
Expected volatility	42.02%	42.02%	42.02%	42.02%
Risk-free interest rate	12.29%	12.55%	12.56%	12.65%
Expected life	2.49	3.51	4.54	5.57

The fair value of the options on December 31, 2008 is as following:

	Lot 1		Lot 2		Lot 3		Lot 4
Program 1 - Granted on July 1, 2007	R$	8.16	R$	9.89	R$	11.32	R$	12.61
Program 2 - Granted on July 1, 2007	R$	14.57	R$	16.89	R$	18.80	R$	20.44
Program 2 - Granted on July 1, 2008	R$	11.27	R$	13.98	R$	16.22	R$	18.17

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

c.	Segment Reporting

Segment information is presented in respect of the Company and its subsidiaries business that was identified based on its management structure and on internal management reporting, according to SFAS 131 and are described as follows:

•	Fixed telephony and data transmission: refers to the services rendered by BrT, BrT Multimídia, Vant and BrT Cabos Submarines Companies, using the wire line network.

•	Mobile telephony: refers to the services rendered by BrT Celular beginning on the last quarter of 2004.

•	Internet: refers to the services rendered by BrTI, iBest Group and iG Group in connection with the provision of internet services and related activities.

•	Call Center refers to the services rendered by BrT Call Center

Inter-segment pricing is determined on an arm’s length basis.

The information presented is derived from the Brazilian Corporate Law financial statements, which is the primary basis for management decisions and assessments.

Segment results, assets and liabilities include items directly attributable to a segment as well as those that can be allocated on a reasonable basis.

	2008
	Fixed telephony and data communication	Mobile telephony	Internet	Call Center	Eliminations between segments	Consolidated
Net operating revenue	9,886,561	1,881,751	392,175	230,598	(1,094,250)	11,296,835
Cost of goods and sold	(5,186,658)	(1,512,338)	(54,572)	(211,563)	755,713	(6,209,418)
Gross profit	4,699,903	369,413	337,603	19,035	(338,537)	5,087,417
Operating expenses, net	(2,545,651)	(617,927)	(382,074)	(27,590)	338,817	(3,234,425)
Selling expenses	(951,810)	(525,005)	(264,848)	(7,705)	385,145	(1,364,223)
General and administrative expenses	(1,210,315)	(135,721)	(75,936)	(18,226)	38,849	(1,401,349)
Other operating income (expenses)	(383,526)	42,799	(41,290)	(1,659)	(85,177)	(468,853)
Operating income (loss) before financial income (expenses)	2,154,252	(248,514)	(44,471)	(8,555)	280	1,852,992
Property, plant and equipment and intangible assets, net	5,268,918	2,122,081	143,343	—	—	7,534,342
Capital Expenditures	1,500,813	1,144,597	32,495	—	—	2,677,905

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

	2007
	Fixed telephony and data communication	Mobile telephony	Internet	Call Center	Eliminations between segments	Consolidated
Net operating revenue	9,733,145	1,745,934	379,515	20,899	(820,947)	11,058,546
Cost of goods and sold	(5,487,894)	(1,531,692)	(55,203)	(20,517)	712,223	(6,383,083)
Gross profit	4,245,251	214,242	324,312	382	(108,724)	4,675,463
Operating expenses, net	(2,497,866)	(510,012)	(398,503)	(10,207)	108,821	(3,307,767)
Selling expenses	(898,192)	(453,909)	(274,212)	—	140,961	(1,485,352)
General and administrative expenses	(1,173,466)	(89,987)	(69,056)	(10,207)	24,215	(1,318,501)
Other operating income (expenses)	(426,208)	33,884	(55,235)	—	(56,355)	(503,914)
Operating income (loss) before financial income (expenses)	1,747,385	(295,770)	(74,191)	(9,825)	97	1,367,696
Property, plant and equipment and intangible assets, net	5,337,567	1,400,786	188,758	—	—	6,927,111
Capital Expenditures	1,093,209	278,797	26,784	—	—	1,398,790

	2006
	Fixed telephony and data communication	Mobile telephony	Internet	Call Center	Eliminations between segments	Consolidated
Net operating revenue	9,419,264	1,247,377	299,542	—	(669,524)	10,296,659
Cost of goods and sold	(5,769,434)	(1,176,082)	(145,564)	—	625,859	(6,465,221)
Gross profit	3,649,830	71,295	153,978	—	(43,665)	3,831,438
Operating expenses, net	(2,271,777)	(507,787)	(240,196)	—	43,741	(2,976,019)
Selling expenses	(986,625)	(432,446)	(135,685)	—	84,124	(1,470,632)
General and administrative expenses	(1,131,726)	(84,677)	(76,644)	—	18,929	(1,274,118)
Other operating income (expenses)	(153,426)	9,336	(27,867)	—	(59,312)	(231,269)
Operating income (loss) before financial income (expenses)	1,378,053	(436,492)	(86,218)	—	76	855,419
Property, plant and equipment and intangible assets, net	6,371,055	1,545,134	96,399	—	—	8,012,588
Capital Expenditures	1,114,375	281,526	55,086	—	—	1,450,987

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

d.	Reconciliation of operating income

	2006	2007	2008
Operating income as reported under Brazilian Corporate Law (as restated for 2006 and 2007)	542,963	1,092,948	1,579,433
Net financial expenses	312,456	274,748	273,559
Different criteria for net income reconciliation (as restated for 2006 and 2007)	154,251	52,659	80,907

Operating income under US GAAP	1,009,670	1,420,355	1,933,899

	2006	2007	2008
Different criteria for net income reconciliation
Amortization of capitalized interest (as restated for 2006 and 2007)	(42,602)	(92,227)	(93,429)
Pension and other post retirement benefits:
FBrTPrev/PAMEC	(29,549)	95,792	90,893
TCSPrev	63,323	(23,403)	(12,436)
Amortization of deferred credit on contributions plant expansion	102,197	(1)	—
Reversal of amortization of goodwill attributable to purchase of control and minority interests in CRT	10,965	—	—
Reduction of depreciation of step-up in fair value related to purchase of control and minority interest in CRT	20,213	26,586	23,018
Amortization until 2001 and depreciation of step-up in basis of companies under common control (as restated for 2006 and 2007)	(38,327)	(38,327)	(11,712)
Amortization customer list of iBest	(31)	(4)	(1)
Amortization Intangibles of BrT Multimídia	(11,729)	(9,115)	(6,932)
Amortization Intangibles of iG	(1,166)	(136)	(33)
Reversal of amortization of goodwill Globenet	1,881	1,881	941
Reversal of amortization of goodwill iBest	3,594	14,055	12,427
Reversal of amortization of goodwill BrT Multimídia	23,269	23,268	23,269
Reversal of amortization of goodwill iG	46,787	47,372	47,372
Deferred revenue, net of related costs - activation and installation services	2,306	8,303	8,460
Deferred revenue - public telephone cards	6,957	(9,192)	(7,335)
Asset retirement obligations	(2,503)	(5,250)	(2,571)
Reversal of compensation cost of Stock Options under BRGAAP	136	13,258	17,410
Compensation costs of stock options	(100)	(7,881)	(11,039)
Interest on unrecognized taxes benefits	(1,370)	7,680	2,605

Total	154,251	52,659	80,907

e.	Uncertainty in income taxes:

The Company adopted the provision of FASB Interpretation N. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes, and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company did not recognize any increase in the liability for unrecognized tax benefits, which was accounted for under Brazilian Corporate Law as provisions for contingencies as of January 1, 2007.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at January 1, 2007	10,463

Balance at December 31, 2007	10,463
Additions for tax positions of prior years	5,220

Balance at December 31, 2008	15,683

The balance of unrecognized taxes benefits refers to Federal Taxes (Income Tax and Social Contribution) related to tax deficiency assessments that require the payment of federal taxes on events qualified in a allegedly inadequate way by the Company or on differences in the calculation of these taxes.

The Company recognizes interest accrued and penalties related to unrecognized tax benefits in operating expenses as provisions for contingencies under Brazilian Corporate Law. Under US GAAP, in order to comply with FIN 48 the Company reclassified the accrued interest expense related to unrecognized tax benefits to financial expenses. During the years ended December 31, 2008, 2007, and 2006, the Company recognized interests expenses of approximately R$2,605, expense of R$7,680 and reversion of R$(1,370), respectively, and penalties in the year ended December 31, 2008 in the amount of R$432 and R$1,172 in 2007. Accrued interests and penalties were approximately R$11,889 as of December 31, 2008 (R$8,852 in 2007).

The Company and its subsidiaries file income tax returns in Brazil and others foreign jurisdictions (EUA, Bermudas, Cayman and Venezuela). With few exceptions, the Company is no longer subject to examination by tax authorities for years before 2002.

The Company also does not believe it is reasonably possible that it will have significant increases or decreases to the liability for unrecognized tax benefits during the next twelve months on the Company’s current uncertain tax positions.

f.	Fair value measurements (SFAS 157)

On January 1, 2008, we adopted SFAS 157, which provides a definition of fair value, establishes a framework for measuring fair value, and requires expanded disclosures about fair value measurements. The standard applies when GAAP requires or allows assets or liabilities to be measured at fair value; therefore, it does not expand the use of fair value in any new circumstance.

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 clarifies that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices available in active markets (i.e., observable inputs) and the lowest priority to data lacking transparency (i.e., unobservable inputs). Additionally, SFAS 157 requires an entity to consider all aspects of nonperformance risk, including the entity’s own credit standing, when measuring the fair value of a liability.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

SFAS 157 establishes a three-level hierarchy to be used when measuring and disclosing fair value. An instrument’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. Following is a description of the three hierarchy levels:

Level 1 - Inputs are quoted prices in active markets for identical asset or liabilities as of the measurement date. Additionally, the entity must have the ability to access the active market, and the quoted prices cannot be adjusted by the entity.

Level 2 - Inputs are other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices in active markets for similar assets or liabilities; quoted prices in inactive markets for identical or similar assets or liabilities; or inputs that are observable or can be corroborated by observable market data by correlation or other means for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs are supported by little or no market activity. The unobservable inputs represent management’s best assumptions of how market participants would price the assets or liabilities. Generally, Level 3 assets and liabilities are valued using pricing models, discounted cash flow methodologies, or similar techniques that require significant judgment or estimation.

In accordance with SFAS 157, we measure our cash equivalents, cash investments and derivative instruments at fair value. Our cash equivalents and cash investments is classified within Level 1, because it is valued using quoted market prices. Our derivative instruments are classified within Level 2 as the valuation inputs are based on quoted prices and market observable data of similar instruments.

The following table summarizes our financial assets and liabilities recorded at fair value as of December 31, 2008:

Description	December 31, 2008	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Cash and cash equivalents	1,478,558	1,478,558	—	—
Cash investments	561,867	561,867	—	—
Derivatives	29,179	—	29,179	—
Total Assets	2,078,604	2,040,425	29,179	—
Liabilities				—
Derivatives	222,073		222,073	—
Total Liabilities	222,073	—	222,073	—

The valuation method used for the calculation of fair value of derivative instruments was (i) for swap transactions, discounted cash flow analyses considering the expected settlements and realization of such financial liabilities at effective market rate as of reporting date and (ii) for currency options, the Black and Scholes formula, as adapted by Garman-Kohlhagen to reflect specific characteristics of currency options, using market inputs as of the reporting date. For derivative instruments, the method used for the calculation of fair value is presented in more details in Note 34.e.

For the year ended December 31, 2008, cash and cash equivalents and cash investments generated a gain of R$207,990, which was included as financial expense, net. The cash and cash equivalents and cash investments refer mainly highly liquid to fixed income transactions, indexed to the Interbank Deposit Certificates (“CDI”).

Also, during the year ended December 31, 2008, our derivative instruments generated a gain of R$54,391, which has been included as financial expense.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

g.	New accounting pronouncements

(i)	SFAS 141 (Revised)

In December 2007, the Financial Accounting Standards Board issued FAS 141R – Business Combinations. This statement applies to all transactions or events in which an entity obtains control of one or more businesses, except for joint ventures, assets that not constitute a business, combination of businesses under common control and not-for-profit organizations. This Statement shall be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier application is prohibited. The objective of this statement is to improve relevance, representational faithfulness and comparability of information that a reporting entity provides in its financial reports about a business combination and its effects. The Company is currently studying the impact of this standard and will apply it as of the fiscal year beginning January 1, 2009.

(ii)	SFAS 157

In September 2006, the Financial Accounting Standards Board issued SFAS No. 157, “Fair Value Measurements”. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. According to the Board, a single definition of fair value, together with a framework for measuring fair value, should result in increased consistency and comparability. This standard is effective for fiscal years ending on or after November 15, 2007. The Company applied this standard as of January 1, 2008.

(iii)	SFAS 159

In February 2007, the Financial Accounting Standards Board issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. The fair value option established by this Statement permits all entities to choose to measure eligible items at fair value at specified election dates. This standard is effective for fiscal years ending on or after November 15, 2007. The Company did not apply SFAS 159.

(iv)	SFAS 160

In December 2007, the Financial Accounting Standards Board issued FAS 160 – Non-controlling Interests in Consolidated Financial Statements, which applies to all entities that prepare consolidated financial statements, except not-for-profit organizations.

This Statement amends ARB 51 to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary.

This Statement shall be effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. This Statement shall be applied prospectively as of the beginning of the fiscal year in which this Statement is initially adopted, except for the presentation and disclosure requirements. The objective of this statement is to improve the relevance, comparability and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require more extensive disclosure that clearly identifies and distinguishes between the interests of the Parent Company and the interests of the non-controlling owners.

The Company has retrospectively applied the provisions of this standard in the preparation of the accompanying consolidated financial statements. The effects of the retrospective application of this standard were as follows:

•	Noncontrolling interests of R$8,510 as of December 31, 2007 are included in Total equity in the accompanying consolidated balance sheet.

Net earnings attributable to noncontrolling interests of R$1,830 and R$2,922 for the year ended 2007 and 2006, respectively, are presented separately in the accompanying consolidated statement of operations.

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

(v)	SFAS 161

In March 2008, the Financial Accounting Standards Board issued SFAS No. 161 Disclosures about derivative instruments and hedging activities – an amendment to SFAS No. 133. The use and complexity of derivative instruments and hedging activities have increased significantly over the past several years. Constituents have expressed concerns that the existing disclosure requirements in FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, do not provide adequate information about how derivative and hedging activities affect an entity’s financial position, financial performance, and cash flows. Accordingly, this Statement requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company is currently studying the impact of this standard and will apply it as of the fiscal year beginning January 1, 2009.

(vi)	SFAS 165

In May 2009, the Financial Accounting Standards Board issued SFAS No. 165 Subsequent events. The objective of this Statement is to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, this Statement sets forth:

1.	The period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements

2.	The circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements

3.	The disclosures that an entity should make about events or transactions that occurred after the balance sheet date.

In accordance with this Statement, an entity should apply the requirements to interim or annual financial periods ending after June 15, 2009. The Company is currently studying the impact of this standard and will apply it as of the fiscal year beginning January 1, 2010

(vii)	EITF 08-01

In November 2008, the Emerging Issues Task Force issued EITF No. 08-01 Revenue arrangements with multiple deliverables, which supersedes EITF 00-21. Entities often enter into revenue arrangements that provide for multiple payment streams. If delivery of a single unit of accounting spans multiple accounting periods or deliverables, an entity needs to determine how to allocate the multiple payment streams (arrangement consideration) attributable to that unit of accounting to those accounting periods. In accordance with this EITF, an entity should apply the requirements to annual financial periods ending after December 15, 2009. The Company is currently studying the impact of this standard and will apply it as of the fiscal year beginning January 1, 2010.

(viii)	EITF 08-07

In November 2008, the Emerging Issues Task Force issued EITF No. 08-01 Accounting for defensive intangible assets. An intangible asset acquired in a business combination or an asset acquisition that an entity does not intend to actively use but does intend to prevent others from

BRASIL TELECOM S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of Brazilian reais)

using, has been commonly referred to as a “defensive asset” or a “locked-up asset” because while the asset is not being actively used, it is likely contributing to an increase in the value of other assets owned by the entity. A defensive intangible asset should be accounted for as a separate unit of accounting. It should not be included as part of the cost of an entity’s existing intangible asset(s) because the defensive intangible asset is separately identifiable. The defensive intangible asset shall be assigned a useful life that reflects the entity’s consumption of the expected benefits related to that asset and in accordance with paragraph 11 of Statement 142. In accordance with this EITF, an entity should apply it to annual financial periods ending after December 15, 2008. The Company is currently studying the impact of this standard and will apply it as of the fiscal year beginning January 1, 2009.

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